Exhibit 10.29

JOSTENS, INC.

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

dated as of December 13, 2002

Senior Secured Credit Facility

DEUTSCHE BANK SECURITIES INC.,
as Syndication Agent,

JPMORGAN CHASE BANK,
as Administrative Agent,

and

DEUTSCHE BANK SECURITIES INC. and
J.P. MORGAN SECURITIES INC.,
as Co-Lead Arrangers and Co-Bookrunners

TABLE OF CONTENTS

SECTION 1. DEFINITIONS

1.1 Defined Terms
1.2 Other Definitional Provisions

SECTION 2. TERM LOANS

2.1 Term Loans
2.2 Repayment of Term Loans
2.3 Use of Proceeds

SECTION 3. AMOUNT AND TERMS OF REVOLVING CREDIT COMMITMENTS

3.1 Revolving Credit Commitments
3.2 Commitment Fee
3.3 Proceeds of Revolving Credit Loans
3.4 Swing Line Commitment
3.5 Issuance of Letters of Credit
3.6 Participating Interests
3.7 Procedure for Opening Letters of Credit
3.8 Payments in Respect of Letters of Credit
3.9 Letter of Credit Fees
3.10 Letter of Credit Reserves
3.11 Further Assurances
3.12 Obligations Absolute
3.13 Assignments
3.14 Participations

SECTION 4. AMOUNT AND TERMS OF LOCAL LOAN SUB-FACILITY

4.1 The Local Loan Commitment
4.2 Procedure for C$Prime Loan Borrowing
4.3 Bankers’ Acceptances
4.4 Conversion Option
4.5 Circumstances Making Bankers’ Acceptances Unavailable
4.6 Currency Conversion and Contingent Funding Agreement
4.7 Reports
4.8 Use of Proceeds of C$Loans
4.9 Withholding Taxes
4.10 Resignation or Removal of the Canadian Fronting Lender

SECTION 5. GENERAL PROVISIONS APPLICABLE TO LOANS

5.1 Procedure for Borrowing
5.2 Conversion and Continuation Options
5.3 Changes of Commitment Amounts
5.4 Optional and Mandatory Prepayments; Repayments of Term Loans

5.5 Interest Rates and Payment Dates
5.6 Computation of Interest and Fees
5.7 Certain Fees
5.8 Inability to Determine Interest Rate
5.9 Pro Rata Treatment and Payments
5.10 Illegality
5.11 Requirements of Law
5.12 Indemnity
5.13 Repayment of Loans; Evidence of Debt
5.14 Replacement of Lenders
5.15 Reliance on Representation of the Borrower

SECTION 6. REPRESENTATIONS AND WARRANTIES

6.1 Financial Condition
6.2 No Change
6.3 Existence; Compliance with Law
6.4 Power; Authorization
6.5 Enforceable Obligations
6.6 No Legal Bar
6.7 No Material Litigation
6.8 Investment Company Act
6.9 Federal Regulation
6.10 No Default
6.11 Taxes
6.12 Subsidiaries
6.13 Ownership of Property; Liens
6.14 ERISA
6.15 Collateral Documents
6.16 Copyrights, Patents, Permits, Trademarks and Licenses
6.17 Environmental Matters
6.18 Accuracy and Completeness of Information

SECTION 7. CONDITIONS PRECEDENT

7.1 Conditions to Initial Loans and Letters of Credit
7.2 Conditions to All Loans and Letters of Credit
7.3 Conditions to Effectiveness of Second Amended and Restated Credit Agreement

SECTION 8. AFFIRMATIVE COVENANTS

8.1 Financial Statements
8.2 Certificates; Other Information
8.3 Payment of Obligations
8.4 Conduct of Business and Maintenance of Existence
8.5 Maintenance of Property; Insurance
8.6 Inspection of Property; Books and Records; Discussions
8.7 Notices
8.8 Environmental Laws
8.9 Additional Collateral
8.10 Pledge of Certain Subsidiaries

SECTION 9. NEGATIVE COVENANTS

9.1 Indebtedness
9.2 Limitation on Liens
9.3 Limitation on Contingent Obligations
9.4 Prohibition of Fundamental Changes
9.5 Prohibition on Sale of Assets
9.6 Limitation on Investments, Loans and Advances
9.7 Capital Expenditures
9.8 Interest Rate Agreements
9.9 Debt to EBITDA
9.10 Interest Coverage
9.11 Limitation on Dividends
9.12 Transactions with Affiliates
9.13 Limitation on Changes in Fiscal Year
9.14 Limitation on Lines of Business
9.15 Amendments to Certain Documents
9.16 Limitation on Prepayments and Amendments of Certain Debt

SECTION 10. EVENTS OF DEFAULT

SECTION 11. THE ADMINISTRATIVE AGENT; THE CANADIAN FRONTING LENDER; THE SYNDICATION AGENT AND THE ISSUING LENDER

11.1 Appointment
11.2 Delegation of Duties
11.3 Exculpatory Provisions
11.4 Reliance by Administrative Agent and Canadian Fronting Lender
11.5 Notice of Default
11.6 Non-Reliance on Administrative Agent, Syndication Agent and Other Lenders
11.7 Indemnification
11.8 The Administrative Agent in its Individual Capacity
11.9 Successor Administrative Agent
11.10 Issuing Lender as Issuer of Letters of Credit
11.11 Administrative Agent as Joint and Several Creditor

SECTION 12. MISCELLANEOUS

12.1 Amendments and Waivers
12.2 Notices
12.3 No Waiver; Cumulative Remedies
12.4 Survival of Representations and Warranties
12.5 Payment of Expenses and Taxes
12.6 Successors and Assigns; Participations and Assignments
12.7 Adjustments; Set-off
12.8 Counterparts
12.9 Governing Law; No Third Party Rights
12.10 Submission to Jurisdiction; Waivers
12.11 Releases
12.12 Interest
12.13 Special Indemnification
12.14 Permitted Payments and Transactions

SCHEDULES

Schedule I	List of Addresses for Notices; Lending Offices; Commitment Amounts
Schedule II	Pricing Grid
Schedule 6.7	Litigation
Schedule 6.12	Subsidiaries
Schedule 6.13	Fee and Leased Properties
Schedule 6.15(b)	UCC Filing Offices
Schedule 6.16	Trademarks and Copyrights
Schedule 9.1(a)	Existing Indebtedness
Schedule 9.2(h)	Existing Liens
Schedule 9.3(d)	Existing Contingent Obligations

EXHIBITS

EXHIBIT A	Form of Revolving Credit Note
EXHIBIT B-1	Form of Tranche A Term Note
EXHIBIT B-2	Form of Tranche C Term Note
EXHIBIT C	Form of Swing Line Note
EXHIBIT D	Form of Assignment and Acceptance
EXHIBIT E	Form of Collateral Agreement
EXHIBIT F	Form of Subsidiary Guarantee
EXHIBIT G	Form of L/C Participation Certificate
EXHIBIT H	Form of Swing Line Loan Participation Certificate
EXHIBIT I	Form of Subsection 5.11(d)(2) Certificate
EXHIBIT J-1	Form of Opinion of Gibson, Dunn & Crutcher LLP
EXHIBIT J-2	Form of Opinion of General Counsel to the Borrower
EXHIBIT J-3	Form of Opinion of Aikens, MacAulay & Thorvaldson
EXHIBIT K-1	Form of Borrower Closing Certificate
EXHIBIT K-2	Form of Credit Parties Closing Certificate
EXHIBIT L	Form of Borrower Guarantee
EXHIBIT M	Form of Canadian Collateral Agreement
EXHIBIT N	Form of Canadian Fronting Lender Joinder Agreement
EXHIBIT O	Form of Draft
EXHIBIT P	Form of Local Loan Participation Certificate
EXHIBIT Q	Form of Report

v

SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of December 13, 2002, among JOSTENS, INC., a Minnesota corporation (the “Borrower”), JOSTENS CANADA LTD., a Manitoba corporation (the “Canadian Borrower”) the several lenders from time to time parties hereto (the “Lenders”), DEUTSCHE BANK SECURITIES INC., as syndication agent (in such capacity, the “Syndication Agent”), JPMORGAN CHASE BANK, formerly known as THE CHASE MANHATTAN BANK, a New York banking corporation, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and DEUTSCHE BANK SECURITIES INC. and J.P. MORGAN SECURITIES INC., as Co-Lead Arrangers and Co-Bookrunners (in such capacities, the “Co-Lead Arrangers” and “Co-Bookrunners”).

W I T N E S S E T H :

WHEREAS, the Borrower, the lenders party thereto, the Syndication Agent and the Administrative Agent are parties to a Credit Agreement dated as of May 10, 2000 (the “Original Credit Agreement”) as amended and restated by an Amended and Restated Credit Agreement dated as of July 31, 2002 (the Original Credit Agreement as so amended, the “Existing Credit Agreement”), as in effect immediately prior to the Second Restatement Effective Date (as defined herein); and

WHEREAS, the Borrower has requested that the Existing Credit Agreement be amended and restated as provided herein;

NOW, THEREFORE, the Borrower, the Canadian Borrower, the Syndication Agent, the Administrative Agent, the Co-Lead Arrangers, the Co-Bookrunners, and the Lenders agree that, subject to the conditions to effectiveness hereof, the Existing Credit Agreement is amended and restated in its entirety as follows:

SECTION 1.  DEFINITIONS

1.1  Defined Terms.  As used in this Agreement, the terms defined in the caption hereto shall have the meanings set forth therein, and the following terms have the following meanings:

“1995 Credit Agreement”:  the Credit Agreement, dated as of December 20, 1995, among the Borrower, the lenders named therein and The First National Bank of Chicago, as amended.

“Acceptance Fee”:  the fee payable by the Canadian Borrower to the Canadian Fronting Lender with respect to any Bankers’ Acceptance pursuant to subsection 4.3(e).

“Accepting Tranche C Lenders”:  as defined in subsection 5.4(e).

“Adjustment Date”:  as defined in the definition of Applicable Margin.

“Administrative Agent”:  as defined in the Preamble hereto.

“Affiliate”:  of any Person (a) any Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above.  For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 25% or more of the securities having ordinary voting power for the election of directors of such Person, whether by ownership of securities, contract, proxy or otherwise, or (y) to direct or cause the direction of the management and policies of such Person, whether by ownership of securities, contract, proxy or otherwise.

“Agents”:  the collective reference to the Syndication Agent and the Administrative Agent.

“Agreement”:  this Credit Agreement, as amended, supplemented or modified from time to time.

“Alternate Base Rate”:  for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus ½ of 1%.  For purposes hereof:  “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to debtors); “Base CD Rate” shall mean the sum of (a) the product of (i) the Three-Month Secondary CD Rate and (ii) a fraction, the numerator of which is one and the denominator of which is one minus the CD Reserve Percentage and (b) the CD Assessment Rate; “Three-Month Secondary CD Rate” shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 A.M., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the Administrative Agent from three New York City negotiable certificate of deposit dealers of recognized standing selected by it; and “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate, respectively.

“Alternate Base Rate Loans”:  Loans at such time as they are made and/or being maintained at a rate of interest based upon the Alternate Base Rate.

“Amendment Fee”:  with respect to any Lender, a fee in an amount equal to 0.05% of the aggregate principal amount of such Lender’s total Commitment in effect as of the Second Restatement Effective Date.

“Applicable BA Discount Rate”: as applicable to a Bankers’ Acceptance being purchased by the Canadian Fronting Lender on any day, the percentage discount rate (expressed to two decimal places and rounded upward, if necessary, to the nearest 1/100th of 1%) quoted to the Administrative Agent by Canadian Fronting Lender as the percentage discount rate at which the Canadian Fronting Lender would, in accordance with its normal practices, at or about 10:00 A.M. (Winnipeg time) on such day, be prepared to purchase bankers’ acceptances accepted by the

Canadian Fronting Lender having a term and face amount comparable to the term and face amount of such Bankers’ Acceptance.

“Applicable Margin”:  for Term Loans, Revolving Credit Loans and Swing Line Loans of the Types set forth below, the rate per annum set forth under the relevant column heading opposite such Loans below:

	Alternate Base Rate Loans	Eurodollar Loans

Tranche A Term Loans	2.00%	3.00%
Tranche C Term Loans	1.75%	2.75%
Revolving Credit Loans:	2.00%	3.00%
Swing Line Loans:	2.00%	Not applicable

; provided that, (a) from and after the first anniversary of the Closing Date, the Applicable Margin with respect to Tranche A Term Loans, Revolving Credit Loans and Swing Line Loans will be adjusted on each Adjustment Date (as defined below) to the applicable rate per annum set forth in the pricing grid attached hereto as Schedule II based on the Leverage Ratio as determined from the relevant financial statements delivered pursuant to subsection 8.1 and (b) from and after the date on which financial statements for the fiscal quarter ending September 30, 2002 are delivered pursuant to subsection 8.1, the Applicable Margin with respect to Tranche C Term Loans  will be adjusted on each Adjustment Date to the applicable rate per annum set forth in the pricing grid attached hereto as Schedule II based on the Leverage Ratio as determined from the relevant financial statements most recently delivered pursuant to subsection 8.1.  Changes in the Applicable Margin resulting from changes in the Leverage Ratio shall become effective on the date (the “Adjustment Date”) on which such financial statements are delivered to the Lenders (but in any event not later than the 50th day after the end of each of the first three quarterly periods of each fiscal year or the 95th day after the end of each fiscal year as the case may be) and shall remain in effect until the next change to be effected pursuant to this definition; provided that (a) the Applicable Margin shall be initially the rate per annum set forth under the relevant column heading above; (b) if for any reason the financial statements required by subsection 8.1 are not timely delivered to the Lenders, (i) during the period from the date upon which such financial statements were required to be delivered until the date upon which they actually are delivered, the Applicable Margin shall be the Applicable Margin in effect immediately prior to the date such financial statements were due, and (ii) if such financial statements, when actually delivered, would have required an increase in the Applicable Margin over the Applicable Margin in effect immediately prior to the date such financial statements were due, the Borrower shall promptly following the delivery of such financial statements pay to the Lenders and the Administrative Agent any additional amounts of interest or fees which would have been payable on any previous Interest Payment Date had such higher Applicable Margin been in effect from the date such financial statements were required to be delivered; (c) any change in the Applicable Margin as a result of a change in the Leverage Ratio shall apply to all Loans for each day during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change in the Applicable Margin; and (d) if an Event of Default exists on any Adjustment Date or other date upon which the Applicable Margin would otherwise be adjusted hereunder, the Applicable Margin shall in no event be reduced on such Adjustment Date or other date from the Applicable Margin in effect immediately prior to such Adjustment Date or other date until such Event of Default is cured or waived.

“Asset Sale”:  any sale, sale-leaseback, or other disposition by the Borrower or any of its Subsidiaries restricted by subsection 9.5 of any of its property or assets, including the stock of any Subsidiary, except sales and dispositions permitted by subsections 9.5(a), (b), (c), (f), (g) and (j).

“Assignee”:  as defined in subsection 12.6(c).

“Assignment and Acceptance”:  an assignment and acceptance substantially in the form of Exhibit D.

“Available Revolving Credit Commitment”:  as to any Lender, at a particular time, an amount equal to (a) the amount of such Lender’s Revolving Credit Commitment at such time less (b) the sum of (i) the aggregate unpaid principal amount at such time of all Revolving Credit Loans made by such Lender pursuant to subsection 3.1, (ii) such Lender’s Revolving Credit Commitment Percentage of the aggregate unpaid principal amount at such time of all Swing Line Loans; provided that for purposes of calculating the Available Revolving Credit Commitments pursuant to subsection 3.2 the amount referred to in this clause (ii) shall be zero, (iii) such Lender’s L/C Participating Interest in the aggregate amount available to be drawn at such time under all outstanding Letters of Credit issued by the Issuing Lender, (iv) such Lender’s Revolving Credit Commitment Percentage of the aggregate outstanding amount of L/C Obligations, (v) such Lender’s Revolving Credit Commitment Percentage of the aggregate unpaid principal amount at such time of C$ Prime Loans and (vi) such Lender’s Revolving Credit Commitment Percentage of the aggregate undiscounted face amount at such time of any Bankers’ Acceptances; collectively, as to all the Lenders, the “Available Revolving Credit Commitments.”

“BA Discount Proceeds”: in respect of any Bankers’ Acceptance to be purchased by the Canadian Fronting Lender on any day under subsection 4.3, an amount (rounded to the nearest whole Canadian cent, and with one-half of one Canadian cent being rounded up) calculated on such day by dividing:

(a)                                  the face amount of such Bankers’ Acceptance; by

(b)                                 the sum of one plus the product of:

(i)                                     the Applicable BA Discount Rate (expressed as a decimal) applicable to such Bankers’ Acceptance; and

(ii)                                  a fraction, the numerator of which is the number of days remaining in the term of such Bankers’ Acceptance and the denominator of which is 365;

with such product being rounded up or down to the fifth decimal place and .000005 being rounded up.

“Bankers’ Acceptance”: a bill of exchange or a depository bill governed by the Depository Bills and Notes Act (Canada) denominated in C$ drawn by the Canadian Borrower and accepted by the Canadian Fronting Lender pursuant to subsection 4.3.

“Bankers Trust”:  Bankers Trust Company, a New York banking corporation, and its successors.

“Bankruptcy Code”:  Title I of the Bankruptcy Reform Act of 1978, as amended and codified at Title 11 of the United States Code.

“Base Amount”:  as defined in subsection 9.7 hereof.

“Board”:  the Board of Governors of the Federal Reserve System, together with any successor.

“Borrower”: as defined in the Preamble hereto.

“Borrower Capital Stock”:  as defined in paragraph (e) of subsection 9.11.

“Borrower Guarantee”:  the Borrower Guarantee, substantially in the form of Exhibit L, to be made by the Borrower in favor of the Administrative Agent for the ratable benefit of the Lenders, in respect of the obligations of the Canadian Borrower hereunder, as the same may be amended, modified or supplemented from time to time.

“Borrowing Date”:  any Business Day specified in a notice pursuant to (a) subsection 3.4 or 5.1 as a date on which the Borrower requests the Swing Line Lender or the Lenders to make Loans hereunder or (b) subsection 3.5 as a date on which the Borrower requests the Issuing Lender to issue a Letter of Credit hereunder.

“Borrowing Date (Canada)”: any Business Day (Canada) specified in a notice pursuant to subsection 4.2 as a date on which the Canadian Borrower requests the Canadian Fronting Lender to make C$ Loans under this Agreement.

“Bridge Commitment Letter”:  the Commitment Letter and term sheet relating thereto dated as of December 24, 1999 by and between Investcorp Investment Equity Limited, on its behalf and on behalf of certain of its affiliates and other investors and Bankers Trust, UBS AG Stanford Branch, JPMorgan Chase and Goldman.

“Bridge Loan Agreement”:  the Bridge Loan Agreement that may be entered into pursuant to the Bridge Commitment Letter, as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms and the terms of this Agreement.

“Bridge Subordinated Debt”:  the subordinated bridge loans or exchange notes of the Borrower outstanding from time to time pursuant to the Bridge Loan Agreement or the indenture contemplated thereby.

“Business Day”:  a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Business Day (Canada)”: a day (i) on which banks are open for business in Toronto, Ontario, Canada, but excluding Saturday, Sunday and any other day which is a legal holiday in Toronto, Ontario, Canada and (ii) that is a Business Day.

“Canadian Borrower”: as defined in the preamble hereto.

“Canadian Collateral Agreement”:  the Canadian Collateral Agreement, substantially in the form of Exhibit M, to be made by the Canadian Borrower in favor of the Administrative

Agent for the ratable benefit of the Lenders, as the same may be amended, modified or supplemented from time to time.

“Canadian Dollars” or “C$”: dollars in lawful currency of Canada.

“Canadian Exchange Rate”: on a particular date, the rate at which C$ may be exchanged into US$, which shall be the actual exchange rate at which the Canadian Fronting Lender, using its reasonable best efforts to obtain the most favorable rate available to it, is able to obtain US$ on such date.

“Canadian Fronting Lender”: The Bank of Nova Scotia or such other Lender acceptable to the Borrower and the Administrative Agent as may be designated from time to time, in its capacity as the lender of C$ Loans hereunder.

“Canadian Fronting Lender Joinder Agreement”: a Canadian Fronting Lender Joinder Agreement substantially in the form of Exhibit N.

“Canadian Lending Office”: such lending office of the Canadian Fronting Lender (or of an affiliate thereof) as the Canadian Fronting Lender may from time to time specify to the Administrative Agent and the Canadian Borrower as the office by which C$ Loans of each type are to be made and maintained.

“Canadian Participant”: any Revolving Credit Lender that has notified the Canadian Fronting Lender and the Administrative Agent of its election to receive any amounts payable to it pursuant to subsections 4.3(e) and 5.5(g) at a Canadian location or address.

“Canadian Portion”: the portion of the Acceptance Fee (net of the Retained Amount) with respect to any Bankers’ Acceptance or the Applicable Margin (net of the Retained Amount) with respect to any interest payment on any C$ Prime Loan, as the case may be, that is equal to the combined ratable shares of such Acceptance Fee or such Applicable Margin, as the case may be, of each Canadian Participant.

“Capital Expenditures”:  for any period, all amounts which would, in accordance with GAAP, be set forth as capital expenditures (exclusive of any amount attributable to capitalized interest) on the consolidated statement of cash flows or other similar statement of the Borrower and its Subsidiaries for such period but shall exclude (a) any expenditures made with the proceeds of condemnation or eminent domain proceedings affecting real property or with insurance proceeds and (b) any expenditures made in connection with subsection 9.5(g) or (h); provided that any Capital Expenditures financed with the proceeds of any Indebtedness permitted hereunder (other than Indebtedness incurred hereunder) shall be deemed to be a Capital Expenditure only in the period in which, and by the amount which, any principal of such Indebtedness is repaid.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Cash Equivalents”:  (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (b) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any Lender or with any domestic (in the case of any investments, acquisitions or holdings by the Borrower or its Domestic Subsidiaries) commercial bank or trust company having capital and surplus in excess of $300,000,000, (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a) and (b) entered into with any financial institution meeting the qualifications specified in clause (b) above, (d) commercial paper having the highest rating obtainable from S&P or Moody’s and in each case maturing within one year after date of acquisition; (e) investment funds investing 95% of their assets in securities of the type described in clauses (a) through (d) above, (f) readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either S&P or Moody’s and (g) indebtedness with a rating of “A” or higher from S&P or “A2” or higher from Moody’s.

“CD Assessment Rate”:  for any day the net annual assessment rate (rounded upwards, if necessary, to the next 1/100 of 1%) determined by the Administrative Agent to be payable on such day to the Federal Deposit Insurance Corporation or any successor (“FDIC”) for FDIC’s insuring time deposits made in Dollars at offices of the Administrative Agent in the United States.

“C$ Loans”: the collective reference to C$ Prime Loans and Bankers’ Acceptances; for the purposes of this Agreement, the principal amount of any C$ Loan constituting a Bankers’ Acceptance shall be deemed to be the undiscounted face amount of such Bankers’ Acceptance; provided that for purposes of the definitions of “Available Revolving Credit Commitments”, “Required Lenders” and “Supermajority Lenders” and for purposes of subsection 5.3, the principal amount of any C$ Loan at any time shall be the equivalent in Dollars at such time of the principal amount of such C$ Loan (with such equivalent amount to be determined based upon the Canadian Exchange Rate at such time).

“C$ Note”: as defined in subsection 5.13(f) hereof.

“C$ Prime Loans”: advances denominated in Canadian Dollars that bear interest at a rate based upon the C$ Prime Rate.

“C$ Prime Rate”: with respect to a C$ Prime Loan, on any day, the greater of (a) the annual rate of interest announced from time to time by the Canadian Fronting Lender as its reference rate then in effect for determining interest rates on C$ denominated commercial loans in Canada and (b) the annual rate of interest equal to the sum of (i) the CDOR Rate and (ii) 0.50% per annum.

“CDOR Rate”: on any date, the per annum rate of interest which is the rate based on the rate applicable to C$ bankers’ acceptances for a term of 30 days appearing at 10:00 A.M., Winnipeg time, on the “Reuters Screen CDOR Page” (as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time) on such date, or if such date is not a Business Day (Canada), then on the immediately preceding Business Day (Canada); provided, however, that if no such rate appears on the Reuters Screen CDOR Page as contemplated, then the CDOR Rate on any date shall be the rate for the term and amount referred to above applicable to C$ bankers’ acceptances quoted by the Canadian Fronting Lender as of 10:00 A.M., Winnipeg time, on such date or, if such date is not a Business Day (Canada), then on the immediately preceding Business Day (Canada).

“CD Reserve Percentage”:  for any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board for determining maximum reserve requirement for a Depositary Institution (as defined in Regulation D of the Board) in respect of new non-personal time deposits in Dollars having a maturity of 30 days or more.

“Certificate of Designation”:  the Certificate of Designation of the redeemable, payment-in-kind preferred stock of Jostens, Inc. to be filed upon consummation of the Merger.

“Change in Law”:  with respect to any Lender, the adoption of, or change in, any law, rule, regulation, policy, guideline or directive (whether or not having the force of law) or any change in the interpretation or application thereof by any Governmental Authority having jurisdiction over such Lender, in each case after the Closing Date.

“Change of Control”:  shall be considered to have occurred if (i) at any time prior to an IPO by the Borrower: Investcorp or any of its Affiliates (provided that, for purposes of this definition only, the reference to 25% in the definition of Affiliate contained in subsection 1.1 shall be deemed to be 51%) or Subsidiaries, any member of the Investor Group, any Person that is a member of the senior management of the Borrower, or any entity the majority of the equity ownership interests of which is owned by such senior management of the Borrower, shall cease to own, directly or indirectly, in the aggregate, at least 51% of the issued and outstanding voting stock of the Borrower, free and clear of all Liens, (ii) at any time after an IPO by the Borrower: if any Person (other than Investcorp, any of its Affiliates or Subsidiaries, any member of the Investor Group, any Person that is a member of the senior management of the Borrower, any entity the majority of the equity ownership interests of which is owned by such senior management of the Borrower or any Person acting in the capacity of an underwriter), whether singly or in concert with one or more Persons, shall, directly or indirectly, have acquired, or acquire the power (x) to vote or direct the voting of 30% or more, on a fully diluted basis, of the outstanding common stock of the Borrower or (y) to elect or designate for election a majority of the Board of Directors of the Borrower by voting power, contract or otherwise, or (iii) a Specified Change of Control shall have occurred.

“Closing Date”:  May 10, 2000.

“Co-Bookrunners”:  as defined in the Preamble hereto.

“Co-Lead Arrangers”:  as defined in the Preamble hereto.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”:  all assets of the Credit Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agreement”:  the Collateral Agreement, substantially in the form of Exhibit E, to be made by the Borrower and its Domestic Subsidiaries from time to time parties thereto in favor of the Administrative Agent, for the ratable benefit of the Lenders, as the same may be amended, modified or supplemented from time to time.

“Commercial L/C”:  a commercial documentary Letter of Credit under which the Issuing Lender agrees to make payments in Dollars for the account of the Borrower, on behalf of the Borrower or a Subsidiary of the Borrower, in respect of obligations of the Borrower or such

Subsidiary in connection with the purchase of goods or services in the ordinary course of business.

“Commitment”:  as to any Lender at any time, such Lender’s Swing Line Commitment, Tranche A Term Loan Commitment, Tranche C Term Loan Commitment  and/or Revolving Credit Commitment; collectively, as to all the Lenders, the “Commitments.”

“Commitment Fee Rate”:  ½ of 1% per annum; provided, that from and after the first anniversary of the Closing Date and so long as no Event of Default has occurred and is continuing, the Commitment Fee Rate will be determined pursuant to the pricing grid attached hereto as Schedule II based upon the Leverage Ratio as determined from the relevant financial statements delivered pursuant to subsection 8.1.

“Commitment Percentage”:  as to any Lender at any time, its Term Loan Commitment Percentage or its Revolving Credit Commitment Percentage, as the context may require.

“Commodity Hedging Agreements”:  any futures contract or other similar agreement or arrangement designed to protect the Borrower against fluctuations in commodities prices and not for purposes of speculation.

“Commonly Controlled Entity”:  an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414(b) or (c) of the Code.

“Consolidated Current Assets”:  at a particular date, all amounts which would, in conformity with GAAP, be included under current assets on a consolidated balance sheet of the Borrower and its Subsidiaries as at such date.

“Consolidated Current Liabilities”:  at a particular date, all amounts which would, in conformity with GAAP, be included under current liabilities on a consolidated balance sheet of the Borrower and its Subsidiaries as at such date, excluding the current portion of long-term debt and the entire outstanding principal amount of the Revolving Credit Loans.

“Consolidated EBITDA”:  for any period, the Consolidated Net Income of the Borrower and its Subsidiaries for such period, plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) total income tax expense, (b) interest expense, amortization or write-off of debt discount, debt issuance, warrant and other equity issuance costs and commissions, discounts, redemption premium and other fees and charges associated with the Loans, letters of credit permitted hereunder, Financing Leases (excluding any precious metals leases) or the acquisition or repayment of any debt securities of the Borrower or its Subsidiaries permitted hereunder, and net costs associated with Interest Rate Agreements to which the Borrower is a party in respect of the Loans (including commitment fees and other periodic bank charges), (c) costs of surety bonds, (d) depreciation and amortization expense, (e) amortization of inventory write-up under APB 16, amortization of intangibles (including, but not limited to, goodwill and costs of interest-rate caps and the cost of non-competition agreements) and organization costs, (f) non-cash amortization of Financing Leases, (g) franchise taxes, (h) management fees paid as contemplated by subsection 12.14 and charges related to management fees prepaid in connection with the Transactions, (i) all cash dividend payments (and non-cash dividend expenses) on any series of preferred stock, (j) any expenses incurred in connection with any merger, any acquisition or joint venture permitted herein, including, without limitation, the Transactions (including any payments of success/transition bonuses to management of the Borrower in connection therewith), (k) any other write-downs, write-offs, minority interests and other non-cash charges or expenses, (l) any non-cash restructuring or other type of non-cash special charge or reserve, (m) expenses and charges related to any equity offering, (n) expenses consisting of internal software development costs that are expensed during the period but could have been capitalized in accordance with GAAP, (o) securitization expense and (p) nonrecurring litigation or claim settlement charges or expenses; provided that (i) the cumulative effect of a change in accounting principles (effected either through cumulative effect adjustment or a retroactive application) shall be excluded, (ii) the net income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iii) the impact of foreign currency and hedging translations and transactions shall be excluded, (iv) all other extraordinary or non-recurring gains, losses and charges shall be excluded and (v) up to $5,000,000 of the amount of expenditures made in any fiscal year of the Borrower in respect of subsection 9.6(h) shall be excluded.

“Consolidated Indebtedness”:  at a particular date, all Indebtedness other than Indebtedness described in clauses (b) or (c) of the definition of “Indebtedness” included in this subsection 1.1 of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP at such date.

“Consolidated Net Income”:  for any period, net income of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that: (i) the net income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the Borrower or a wholly owned Subsidiary and (ii) the net income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that net income is prohibited or not permitted at the date of determination.

“Contingent Obligation”:  as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount (based on the maximum reasonably anticipated net liability in respect thereof as determined by the Borrower in good faith) of the primary obligation or portion thereof in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated net liability in respect thereof (assuming such Person is required to perform thereunder) as determined by the Borrower in good faith.

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of the property owned by it is bound.

“Credit Documents”:  the collective reference to this Agreement, the Notes, the Security Agreements, the Mortgages and the Guarantees.

“Credit Parties”:  the collective reference to (i) the Borrower and each of its direct and indirect Subsidiaries other than any Foreign Subsidiaries of the Borrower (or any other United States Person) and (ii) the Canadian Borrower.

“Default”:  any of the events specified in Section 10, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Dollars” and “$”:  refers to lawful money of the United States.

“Domestic Subsidiary”:  as to any Person, any Subsidiary of such Person other than a Foreign Subsidiary of such Person.

“Draft”: a blank bill of exchange, within the meaning of the Bills of Exchange Act (Canada), in substantially the form set forth in Exhibit O, drawn by the Canadian Borrower on the Canadian Fronting Lender, denominated in C$ and bearing such distinguishing letters and numbers as such Lender may determine, but which at such time, except as otherwise provided herein, has not been completed or accepted by such Lender.

“Drawing”: the creation and purchase of Bankers’ Acceptances and/or the purchase of completed Drafts, by the Canadian Fronting Lender pursuant to subsection 4.3.

“Environmental Laws”:  any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority or requirements of law (including, without limitation, common law) regulating or imposing liability or standards of conduct concerning environmental or public health protection matters, including, without limitation, Hazardous Materials, as now or may at any time hereafter be in effect.

“Environmental Permits”:  any and all permits, licenses, registrations, notifications, exemptions and any other authorizations required under any Environmental Law.

“Equity Contribution”: as defined in subsection 7.1(c).

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements”:  for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by a member bank of such System.

“Eurodollar Base Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Dow Jones Markets screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period.  In the event that such rate does not appear on Page 3750 of the Dow Jones Markets screen (or otherwise on such screen), the “Eurodollar Base Rate” for purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Lending Office”:  as to any Lender the office of such Lender which shall be making or maintaining Eurodollar Loans.

“Eurodollar Loans”:  Loans at such time as they are made and/or being maintained at a rate of interest based upon a Eurodollar Rate.

“Eurodollar Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 – Eurocurrency Reserve Requirements

“Event of Default”:  any of the events specified in Section 10; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”:  for any fiscal year of the Borrower, commencing with the fiscal year ending on December 29, 2001, the excess of (a) Consolidated EBITDA for such fiscal year over (b) the sum, without duplication, of (i) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such fiscal year on account of capital expenditures or acquisitions (other than capital expenditures made with the proceeds of eminent domain or condemnation proceedings to the extent such proceeds are not included in the determination of Consolidated EBITDA for such fiscal year), (ii) the aggregate amount of payments of principal in respect of any Indebtedness during such fiscal year (other than any such payments of principal pursuant to subsections 5.4(b)(i), (ii), (iii), (iv) and (v) to the extent such amounts are not included in Consolidated EBITDA, the repayment of Tranche B Term Loans in connection with the Restatement Transactions or any such payments of principal in respect of any revolving credit facility to the extent that there is not an equivalent reduction in such facility), (iii) increases in working capital (excluding any customer deposits) (calculated as Consolidated Current Assets at the end of such fiscal year minus Consolidated Current Liabilities as at the end of such fiscal year) of the Borrower and its Subsidiaries for such fiscal year (excluding any increase in cash or Cash Equivalents above an increase deemed in good faith by the Borrower to be necessary or desirable for the operation of the business of the Borrower and its Subsidiaries), (iv) cash interest expense (including fees paid in connection with letters of credit and surety bonds and commitment fees and other periodic bank charges) of the Borrower and its Subsidiaries, (v) the amount of taxes actually paid in cash by the Borrower and its Subsidiaries for such fiscal year either during such fiscal year or within a normal payment period thereof, (vi) to the extent added to Consolidated Net Income of the Borrower and its Subsidiaries in calculating Consolidated EBITDA for such fiscal year, the net cash cost of Interest Rate Agreements, franchise taxes and management fees, (vii) the net income of any Subsidiary shall be excluded to the extent that such amount is accounted for under the equity method to the extent cash dividends are not paid or the declaration or payment of dividends is not permitted without prior governmental approval (which has not been obtained), (viii) the dividend actually paid in cash by the Borrower on March 1, 2000, (ix) the amount of cash actually paid by the Borrower and its Subsidiaries in connection with clauses (b) (without duplication), (g), (h), (i), (j), (m), (n), (o), (p) and clauses (iii) and (iv) of the proviso in the definition of Consolidated EBITDA and (x) the amount of any cash actually paid in connection with reserves established in accordance with GAAP; provided that to the extent any amount of cash is actually paid by the Borrower and its Subsidiaries in connection with clause (p) in the definition of Consolidated EBITDA in any fiscal year in which the Borrower does not have Excess Cash Flow, such amount, to the extent it was not applied to reduce Consolidated EBITDA in determining the existence of Excess Cash Flow in the year such amount was paid, may be carried forward to subsequent fiscal years of the Borrower and applied once to reduce the amount or any Excess Cash Flow for any such fiscal years.

“Existing Credit Agreement”:  as defined in the recitals hereto.

“Fee Property”:  as defined in subsection 6.13.

“Financing Lease”:  (a) any lease of property, real or personal, the obligations under which are capitalized on a consolidated balance sheet of the Borrower and its consolidated Subsidiaries and (b) any other such lease to the extent that the then present value of any rental commitment thereunder should, in accordance with GAAP, be capitalized on a balance sheet of the lessee.

“First Restatement Effective Date”:  July 31, 2002.

“Foreign Subsidiary”:  as to any Person, any Subsidiary of such Person which is not organized under the laws of the United States or any state thereof or the District of Columbia.

“GAAP”:  generally accepted accounting principles in the United States in effect from time to time.

“Goldman”:  Goldman Sachs Credit Partners, L.P., and its successors.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantees”:  the collective reference to the Subsidiary Guarantee, the Borrower Guarantee and any guarantee which may from time to time be executed and delivered by a Subsidiary pursuant to subsection 8.9.

“Hazardous Materials”:  any hazardous materials, hazardous wastes, hazardous pesticides or hazardous or toxic substances, and any other material that may give rise to liability under any Environmental Law, including, without limitation, asbestos, petroleum, any other petroleum products (including gasoline, crude oil or any fraction thereof), polychlorinated biphenyls and urea-formaldehyde insulation.

“Indebtedness”:  of a Person, at a particular date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (b) the undrawn face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder and unpaid reimbursement obligations with respect thereto, (c) all liabilities (other than Lease Obligations and liabilities in connection with reserves established in accordance with GAAP) secured by any Lien on any property owned by such Person, even though such Person has not assumed or become liable for the payment thereof, (d) Financing Leases, (e) all indebtedness of such Person arising under acceptance facilities, but excluding (i) trade and other accounts payable and accrued expenses payable in the ordinary course of business which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Person, (ii) letters of credit supporting the purchase of goods in the ordinary course of business and expiring no more than six months from the date of issuance and (iii) precious metal leases, whether capital or operating; provided that obligations in respect of Interest Rate Agreements and Commodity Hedging Agreements shall not be included in this definition.

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”:  pertaining to a condition of Insolvency.

“Interest Coverage Ratio”:  on the last day of any fiscal quarter of the Borrower, the ratio of (a) Consolidated EBITDA for the period of twelve months ending on such day to (b) cash interest expense (excluding (i) fees payable on account of letters of credit, (ii) to the extent included in interest expense in accordance with GAAP, net costs associated with Interest Rate Agreements to which the Borrower is a party in respect of the Loans and other periodic bank charges and amortization of debt discount (including discount of liabilities and reserves established under APB 16), (iii) interest expense in respect of costs of debt issuance and interest expense on customer deposits for such period net of interest income and (iv) interest in respect of seasonal borrowings occurring in the third fiscal quarter of the Borrower which seasonal borrowings shall be calculated as the lesser of (i) $85,000,000 and (ii) the amount of Revolving Credit Loans outstanding on the date of such calculation, at the applicable interest rate for the relevant period), in each case, for or during such period on a consolidated basis for the Borrower and its Subsidiaries in accordance with GAAP; and provided, further, that for the periods ending on December 30, 2000 and March 31, 2001 cash interest expense for the relevant period shall be deemed to equal actual cash interest expense for such period (excluding interest in respect of seasonal borrowings occurring in the fiscal quarter ending on September 30, 2000 which seasonal borrowings shall be calculated as the lesser of (i) $85,000,000 and (ii) the amount of Revolving Credit Loans outstanding on the date of such calculation, at the applicable interest rate for such quarter) multiplied by 2 and 4/3, respectively.  For clarification, cash interest expense does not include the accretion of interest expense.

“Interest Payment Date”:  (a) as to Alternate Base Rate Loans or C$ Prime Loans, the last day of each March, June, September and December, commencing on the first such day to occur after any Alternate Base Rate Loans or C$ Prime Loans are made or any Eurodollar Loans are converted to Alternate Base Rate Loans, (b) as to any Eurodollar Loan in respect of which the Borrower has selected an Interest Period of one, two or three months, the last day of such Interest Period and (c) as to any Eurodollar Loan in respect of which the Borrower has selected a longer Interest Period than the periods described in clause (b), the last day of each three calendar month interval during such Interest Period and, in addition, the last day of such Interest Period.

“Interest Period”:  with respect to any Eurodollar Loan:

(a)  initially, the period commencing on, as the case may be, the Borrowing Date or conversion date with respect to such Eurodollar Loan and ending one, two, three or six months thereafter (or, if and when available to all the relevant Lenders, nine or twelve months thereafter) as selected by the Borrower in its notice of borrowing as provided in subsection 5.1 or its notice of conversion as provided in subsection 5.2; and

(b)  thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter (or, if and when available to all the relevant Lenders, nine or twelve months thereafter) as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect to such Eurodollar Loan;

provided that the foregoing provisions relating to Interest Periods are subject to the following:

(A)  if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(B)  any Interest Period that would otherwise extend beyond (i) in the case of an Interest Period for a Term Loan, the final Tranche A or Tranche C Installment Payment Date shall end on such Tranche A or Tranche C Installment Payment Date or, if such Tranche A or Tranche C Installment Payment Date shall not be a Business Day, on the next preceding Business Day; and (ii) in the case of any Interest Period for a Revolving Credit Loan, the Revolving Credit Termination Date shall end on the Revolving Credit Termination Date, or if the Revolving Credit Termination Date shall not be a Business Day, on the next preceding Business Day;

(C)  if the Borrower shall fail to give notice as provided above in clause (b), it shall be deemed to have selected a conversion of a Eurodollar Loan into an Alternate Base Rate Loan (which conversion shall occur automatically and without need for compliance with the conditions for conversion set forth in subsection 5.2);

(D)  any Interest Period that begins on the last day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(E)  the Borrower shall select Interest Periods so as not to require a prepayment (to the extent practicable) or a scheduled payment of a Eurodollar Loan during an Interest Period for such Eurodollar Loan.

“Interest Rate Agreement”:  any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement.

“Investcorp”:  Investcorp S.A., a Luxembourg corporation.

“Investment Grade Securities”:  (i) securities issued or directly and fully guaranteed or insured by the Unites States government or any agency or instrumentality thereof (other than Cash Equivalents), (ii) debt securities or debt instruments with a rating of BBB- or higher by S&P or Baa3 by Moody’s or the equivalent of such rating by such rating organization, or if no rating of S&P’s or Moody’s then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its Subsidiaries and (iii) investments in any fund that invests exclusively in investments of the type described in clauses (i) and (ii) which fund may also hold immaterial amounts of cash pending investment and/or distribution.

“Investor Group”:  the collective reference to Investcorp, certain affiliated entities and other international investors arranged by Investcorp, certain members of senior management of the Borrower, DB Capital Investors and First Union Leveraged Capital.

“IPO”:  as to any Person, any sale by such Person through a public offering of its common (or other voting) stock pursuant to an effective registration statement (other than a registration statement on Form S-4, S-8 or any successor or similar form) filed under the Securities Act of 1933, as amended.

“Issuing Lender”:  collectively, JPMorgan Chase and any of its Affiliates, including JPMorgan Chase Bank Delaware, as issuer of the Letters of Credit; with respect to any Letter of Credit, the term “Issuing Lender” shall mean the Issuing Lender with respect to such Letter of Credit.

“JPMorgan Chase”:  JPMorgan Chase Bank

“L/C Application”:  as defined in subsection 3.5(a).

“L/C Obligations”:  the obligations of the Borrower to reimburse the Issuing Lender for any payments made by the Issuing Lender under any Letter of Credit that have not been reimbursed by the Borrower pursuant to subsection 3.8(a).

“L/C Participating Interest”:  an undivided participating interest in the face amount of each issued and outstanding Letter of Credit and the L/C Application relating thereto.

“L/C Participation Certificate”:  a certificate in substantially the form of Exhibit G.

“Lease Obligations”:  of the Borrower and its Subsidiaries, as of the date of any determination thereof, the rental commitments of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP, if any, under leases for real and/or personal property (net of rental commitments from sub-leases thereof), excluding however, obligations under Financing Leases.

“Leased Properties”:  as defined in subsection 6.13.

“Lenders”:  as defined in the Preamble hereto.

“Letters of Credit”:  the collective reference to the Commercial L/Cs, the Standby L/Cs, individually, a “Letter of Credit.”

“Leverage Ratio”:  as defined in subsection 9.9; provided that for purposes of calculating the Leverage Ratio, the unencumbered (other than Liens permitted pursuant to subsection 9.2 (other than subsections 9.2(i) (only to the extent such Lien is in respect of cash and Cash Equivalents specifically securing Indebtedness in respect of one or more Commercial L/Cs and not all Indebtedness under this Agreement generally) and 9.2(l)) cash and Cash Equivalents balances of the Borrower and its Subsidiaries on such date shall be deducted from the amount of Consolidated Indebtedness on such date; provided, further, the amount of cash and Cash Equivalent balances of Foreign Subsidiaries of the Borrower deducted pursuant to the immediately preceding proviso shall not exceed $7,500,000.

“Lien”:  any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing, except for the filing of financing statements in connection with Lease Obligations incurred by the Borrower or its Subsidiaries to the extent that such financing statements relate to the property subject to such Lease Obligations).

“Local Loan Participation Certificate”:  a certificate substantially in the form of Exhibit P.

“Loans”:  the collective reference to the Swing Line Loans, the Term Loans, and the Revolving Credit Loans; individually, a “Loan.”

“Merger”:  the collective reference to the merger and recapitalization transactions pursuant to which the Investor Group acquired its interest in the Borrower.

“Merger Agreement”:  the Agreement and Plan of Merger, as amended, between the Borrower and MergerCo, dated as of December 27, 1999.

“MergerCo”:  Saturn Acquisition Corporation.

“Moody’s”:  Moody’s Investors Service, Inc.

“Mortgaged Properties”:  (a) the Real Property designated as “Mortgaged Property” on Schedule 6.13 and (b) any fee Real Property covered by a Mortgage delivered pursuant to subsection 8.9(d).

“Mortgages”: each of the mortgages and deeds of trust made by any Credit Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, in a form reasonably acceptable to the Administrative Agent and the Borrower, as the same may be amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan”:  a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds”:  the aggregate cash proceeds received by the Borrower or any Subsidiary in respect of:

(a)                                  (i)                                     any issuance or borrowing of any debt securities or loans by the Borrower or any of its Subsidiaries other than debt or loans permitted to be incurred or borrowed pursuant to subsection 9.1 or (ii) any issuance by the Borrower or any of its Subsidiaries of Capital Stock (excluding any such issuance to any member of the Investor Group or any Affiliate thereof or any such issuance to employees of the Borrower or any of its Subsidiaries);

(b)                                 any Asset Sale, excluding (i) any net proceeds received upon any condemnation or exercise of rights of eminent domain to the extent the same shall be deemed not to constitute Net Proceeds pursuant to the proviso to subsection 9.5(d) and (ii) any proceeds of insurance received upon any casualty or loss;

(c)                                  any cash received in respect of substantially like-kind exchanges of property to the extent provided in the proviso to subsection 9.5(e); and

(d)                                 any cash payments received in respect of promissory notes delivered to the Borrower or any of its Subsidiaries in respect of an Asset Sale delivered to the Borrower or such Subsidiary in respect of an Asset Sale;

in each case net of (without duplication) (A) the amount required to repay any Indebtedness (other than the Loans) secured by a Lien on any assets of the Borrower or any of its Subsidiaries that are collateral for any such debt securities or loans that are sold or otherwise disposed of in connection with such Asset Sale, (B) the reasonable expenses (including legal fees and brokers’ and underwriters’ commissions, lenders fees or credit enhancement fees, in any case, paid to third parties or, to the extent permitted hereby, Affiliates) incurred in effecting such issuance or sale and (C) any taxes reasonably attributable to such sale and reasonably estimated by the Borrower or its Subsidiaries to be actually payable.

“Non-Funding Lender”:  as defined in subsection 5.9(c).

“Notes”:  the collective reference to the Swing Line Note, the C$ Note, the Revolving Credit Notes and the Term Loan Notes; each of the Notes, a “Note.”

“Offering Memorandum”:  the offering memorandum dated May 5, 2000 with respect to the Senior Subordinated Notes.

“Original Credit Agreement”:  as defined in the recitals hereto.

“Participants”:  as defined in subsection 12.6(b).

“Participating Lender”:  any Revolving Credit Lender (other than the Issuing Lender) with respect to its L/C Participating Interest in each Letter of Credit.

“Payment Sharing Notice”:  a written notice from the Borrower or any Lender informing the Administrative Agent that an Event of Default has occurred and is continuing and directing the Administrative Agent to allocate payments thereafter received from or on behalf of any Borrower in accordance with the provisions of subsection 5.9.

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Permanent Subordinated Debt”:  (i) unsecured notes or debentures of the Borrower, subordinated to the prior payment of the Loans and the other obligations under the Credit Documents, that were issued by the Borrower on the Closing Date or that may be issued by the Borrower after the Closing Date (including the Senior Subordinated Notes); provided that either (x) such notes or debentures have terms which are as favorable to the Lenders as the terms set forth in the Bridge Commitment Letter or the Offering Memorandum and the conditions contained in clauses (i)(y)(b) and (c) of this definition are met or (y) (a) unless otherwise agreed to by the Required Lenders, (I) the subordination provisions of which are as favorable to the Lenders as such provisions set forth in the Bridge Commitment Letter or the Offering Memorandum and (II) the terms and conditions thereof (including, without limitation, subordination, covenant and events of default provisions thereof but excluding any call protection provisions) taken as a whole shall be at least as favorable to the Borrower and the Lenders as such terms and conditions set forth in the Bridge Commitment Letter or the Offering Memorandum, (b) no covenant contained in this Agreement or any of the other Credit Documents would be violated on the proposed issuance date after giving effect to (I) the issuance of such notes or debentures, (II) the payment of all issuance costs, commissions, discounts, redemption premiums and other fees and charges associated therewith, (III) the use of proceeds thereof and (IV) the redemption, repayment, retirement and repurchase of all Indebtedness of the Borrower and its Subsidiaries to be redeemed, repaid or repurchased in connection therewith and (c) substantially final drafts of the documentation governing any such notes or debentures, showing the terms thereof, shall have been furnished to the Administrative Agent at least 5 days prior to the date of issuance of such notes or debentures and (ii) unsecured notes or debentures of the Borrower, subordinated to the prior payment of the Loans and the other obligations under the Credit Documents, that may be issued by the Borrower to refinance previously issued Permanent Subordinated Debt; provided that (a) unless otherwise agreed to by the Required Lenders, the interest rate and subordination provisions shall be at least as favorable to the Borrower and the Lenders as such provisions of refinanced Permanent Subordinated Debt and the other terms and conditions thereof (including, without limitation, the covenant and event of default provisions thereof) taken as a whole shall be at least as favorable to the Borrower and the Lenders as such refinanced Permanent Subordinated Debt and (b) the conditions contained in clauses (i)(y)(b) and (c) of this definition shall be met.

“Permitted Liens”:  Liens permitted to exist under subsection 9.2.

“Person”:  an individual, partnership, corporation, business trust, joint stock company, limited liability company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Photography Division”:  businesses relating to selling portraits and activity photos.

“Plan”:  at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Preferred Stock”:  the preferred stock of the Borrower described in the Certificate of Designation.

“Real Property”:  each Fee Property and Leased Property listed on Schedule 6.13.

“Recognition Division”:  businesses relating to selling service and related recognition affinity awards to companies or other Persons.

“Refunded Swing Line Loans”:  as defined in subsection 3.4(b).

“Register”:  as defined in subsection 12.6(d).

“Related Document”:  any agreement, certificate, document or instrument relating to a Letter of Credit.

“Reorganization”:  with respect to any Multiemployer Plan, the condition that such Plan is in reorganization as such term is used in Section 4241 of ERISA.

“Reportable Event”:  any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice is waived under subpart B of PBGC Reg. § 4042.

“Required Lenders”:  at a particular time, the holders of at least 51% of the sum of (i) the aggregate unpaid principal amount of the Term Loans, if any, and (ii) the Revolving Credit Commitments or, if the Revolving Credit Commitments are terminated, the aggregate unpaid principal amount of (x) the Revolving Credit Loans, (y) participating interests in outstanding Bankers’ Acceptances and (z) participations in Swing Line Loans and the aggregate amount available to be drawn at such time under all outstanding Letters of Credit and L/C Obligations.  The Term Loans and the Revolving Credit Commitments of any Non-Funding Lender shall be disregarded in determining Required Lenders at any time.

“Requirement of Law”:  as to any Person, the Articles or Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, order, or determination of an arbitrator or a court or other Governmental Authority, in each case, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”:  with respect to any Person, the president, treasurer, chief executive officer, the chief operating officer, the chief financial officer, assistant treasurer, corporate controller or any vice president of such Person.

“Restatement Transactions”:  the execution and delivery of the Amendment and Restatement Agreement by each Person party thereto, the satisfaction of the conditions to the effectiveness thereof, and the consummation of the transactions contemplated thereby, including the borrowing of Tranche C Loans on the Restatement Effective Date and the use of the proceeds thereof to prepay all Tranche B Term Loans outstanding on the First Restatement Effective Date.

“Retained Amount”: the amount, equal to 1/4 of 1% per annum of (i) the aggregate face amount of any Bankers’ Acceptance in respect of which any Acceptance Fee is paid or (ii) the aggregate principal amount of any C$ Prime Loan in respect of which any interest payment is made, as the case may be, that is retained by the Canadian Fronting Lender pursuant to and in accordance with subsection 4.3(e) or 5.5(g), as the case may be.

“Revolving Credit Commitment”:  as to any Lender, its obligations to (i) make Revolving Credit Loans (other than C$ Prime Loans) to the Borrower pursuant to subsection 3.1, (ii) to participate in Swingline Loans, (iii) to purchase its L/C Participating Interest in any Letter of Credit and (iv) to purchase its participating interest in C$ Prime Loans and Bankers’

Acceptances, in an aggregate amount not to exceed the amount set forth under such Lender’s name in Schedule I opposite the caption “Revolving Credit Commitment” or in Schedule 1 to the Assignment and Acceptance by which such Lender acquired its Revolving Credit Commitment, as the same may be reduced from time to time pursuant to subsection 5.3 or adjusted pursuant to subsection 12.6(c); collectively, as to all the Lenders, the “Revolving Credit Commitments”.  The original aggregate principal amount of the Revolving Credit Commitments is $150,000,000.

“Revolving Credit Commitment Percentage”:  as to any Lender at any time, the percentage of the aggregate Revolving Credit Commitments then constituted by such Lender’s Revolving Credit Commitment.

“Revolving Credit Commitment Period”:  the period from and including the Closing Date to but not including the Revolving Credit Termination Date.

“Revolving Credit Lender”: any Lender with a Revolving Credit Commitment.

“Revolving Credit Loans” as defined in subsection 3.1(a).

“Revolving Credit Note”:  as defined in subsection 5.13(f).

“Revolving Credit Termination Date”:  the earlier of (a) May 31, 2006 and (b) such other earlier date as the Revolving Credit Commitments shall terminate hereunder.

“Second Amendment and Restatement Agreement”: the Second Amendment and Restatement Agreement, dated as of December [     ], 2002, among the Borrower, the Canadian Borrower, the Required Lenders, the Administrative Agent, the Syndication Agent and the Canadian Fronting Lender.

“Second Restatement Effective Date”:  the date on which all conditions precedent set forth in Section 3 of the Second Amendment and Restatement Agreement shall have been satisfied.

“Security Agreements”:  the collective reference to the Collateral Agreement, the Canadian Collateral Agreement and any security agreement which may from time to time be executed and delivered by a Subsidiary of the Borrower pursuant to subsection 8.9.

“Security Documents”:  the collective reference to the Security Agreements and the Mortgages.

“Senior Leverage Ratio”:  as of any date, the Leverage Ratio, excluding, for purposes of determining the Senior Leverage Ratio only, the Permanent Subordinated Debt and other subordinated Indebtedness permitted pursuant to subsection 9.1(i) from Consolidated Indebtedness to the extent otherwise included at such date.

“Senior Subordinated Note Indenture”:  the indenture to be entered into by the Borrower in connection with the issuance of the Senior Subordinated Notes, with such material terms and conditions as are not materially less favorable to the Lenders than those of the subordinated bridge loans under the Bridge Commitment Letter or the Offering Memorandum, together with all instruments and other agreements entered into by the Borrower in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time in accordance with subsection 9.16.

“Senior Subordinated Notes”:  the senior subordinated notes of the Borrower (or any refinancing thereof permitted hereunder) which shall be issued under the Senior Subordinated Note Indenture and shall have material terms and conditions not materially less favorable to the Lenders than those of the subordinated bridge loans under the Bridge Commitment Letter or the Offering Memorandum.

“Single Employer Plan”:  any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“S&P”:  Standard and Poor’s Ratings Services, a division of McGraw-Hill Companies, Inc.

“Specified Change of Control”:  a “Change of Control” as defined from time to time in the Senior Subordinated Note Indenture, so long as the Senior Subordinated Note Indenture exists.

“Specified Debt”: the (a) Bridge Subordinated Debt and (b) Permanent Subordinated Debt.

“Standby L/C”:  an irrevocable letter of credit under which the Issuing Lender agrees to make payments in Dollars for the account of the Borrower, on behalf of the Borrower or any Subsidiary of the Borrower in respect of obligations of the Borrower or such Subsidiary incurred pursuant to contracts made or performances undertaken or to be undertaken or like matters relating to contracts to which the Borrower or such Subsidiary is or proposes to become a party in the ordinary course of the Borrower’s or such Subsidiary’s business, including, without limiting the foregoing, for insurance purposes or in respect of advance payments or as bid or performance bonds or for any other purpose for which a standby letter of credit might customarily be issued.

“Subsection 5.11(d)(2) Certificate”:  as defined in subsection 5.11(d).

“Subsidiary”:  as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock of each class or other interests having ordinary voting power (other than stock or other interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, by such Person or by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.  A Subsidiary shall be deemed wholly-owned by a Person who owns directly or indirectly all of the voting shares of stock or other interests of such Subsidiary having voting power under ordinary circumstances to vote for directors or other managers of such corporation, partnership or other entity, except for (i) directors’ qualifying shares, (ii) shares owned by multiple shareholders to comply with local laws and (iii) shares owned by employees.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower; provided that any joint venture or Person in which an investment is existing on the Closing Date or is made pursuant to subsection 9.6(h) shall, so long as such investment is maintained in reliance on such subsection, not be a “Subsidiary” of the Borrower for any purpose of this Agreement.

“Subsidiary Guarantee”:  the Subsidiary Guarantee, substantially in the form of Exhibit F, to be made by certain Domestic Subsidiaries of the Borrower in favor of the Administrative

Agent for the ratable benefit of the Lenders, as the same may be amended, modified or supplemented from time to time.

“Supermajority Lenders”:  at a particular time, the holders of at least 66-2/3% of the sum of (i) the aggregate unpaid principal amount of the Term Loans, if any, and (ii) the Revolving Credit Commitments or, if the Revolving Credit Commitments are terminated, the aggregate unpaid principal amount of (x) the Revolving Credit Loans, (y) participating interests in outstanding Bankers’ Acceptances and (z) participations in Swing Line Loans and the aggregate amount available to be drawn at such time under all outstanding Letters of Credit and L/C Obligations.  The Term Loans and the Revolving Credit Commitments of any Non-Funding Lender shall be disregarded in determining Supermajority Lenders at any time.

“Swing Line Commitment”:  the Swing Line Lender’s obligation to make Swing Line Loans pursuant to subsection 3.4.

“Swing Line Lender”:  JPMorgan Chase, in its capacity as lender of the Swing Line Loans.

“Swing Line Loan Participation Certificate”:  a certificate in substantially the form of Exhibit H.

“Swing Line Loans”:  as defined in subsection 3.4(a).

“Swing Line Note”:  as defined in subsection 5.13(f).

“Term Loan” and “Term Loans”:  as defined in subsection 2.1.

“Term Loan Commitment Percentage”:  as to any Lender at any time, the percentage of the aggregate Term Loan Commitments then constituted by such Lender’s Term Loan Commitment (or, after the Term Loans are made, the percentage of the aggregate outstanding principal amount of all Term Loans then constituted by the aggregate outstanding principal amount of such Lender’s Term Loans).

“Term Loan Commitments”:  collectively, the Tranche A Term Loan Commitments and the Tranche C Term Loan Commitments; individually, a “Term Loan Commitment.”

“Term Loan Lender”:  collectively, the Tranche A Lenders and the Tranche C Lenders.

“Term Loan Note”:  a Tranche A Term Note or a Tranche C Term Note, as the context shall require, collectively, the “Term Notes.”

“Tranche”:  the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day); Tranches may be identified as “Eurodollar Tranches.”

“Tranche A Installment Payment Date”:  as defined in subsection 5.4(c).

“Tranche A Lender”:  each Lender that has a Tranche A Term Loan Commitment or is the holder of a Tranche A Term Loan.

“Tranche A Maturity Date”:  May 31, 2006.

“Tranche A Term Loan”:  as defined in subsection 2.1.

“Tranche A Term Loan Commitment”:  as to any Tranche A Lender, its obligation to make a Tranche A Term Loan to the Borrower pursuant to subsection 2.1 in an aggregate amount not to exceed the amount set forth under such Lender’s name in Schedule I opposite the caption “Tranche A Term Loan Commitment” or in Schedule 1 to the Assignment and Acceptance pursuant to which a Lender acquires its Tranche A Term Loan Commitment, as the same may be adjusted pursuant to subsection 12.6(c); collectively, as to all the Tranche A Lenders, the “Tranche A Term Loan Commitments”.  The original aggregate principal amount of the Tranche A Term Loan Commitments was $150,000,000.

“Tranche A Term Loan Commitment Percentage”:  as to any Tranche A Lender at any time, the percentage of the aggregate Tranche A Term Loan Commitments then constituted by such Lender’s Tranche A Term Loan Commitment (or, after the Tranche A Term Loans are made, the percentage of the aggregate outstanding principal amount of the Tranche A Term Loans then constituted by the principal amount of such Tranche A Lender’s Tranche A Term Loan).

“Tranche A Term Note”:  as defined in subsection 5.13(f).

“Tranche B Term Loan”:  a Loan made on the Closing Date pursuant to Section 2.1 of the Original Credit Agreement.

“Tranche C Installment Payment Date”:  as defined in Section 5.4(d).

“Tranche C Lender”:  each Lender that has a Tranche C Term Loan Commitment or is the holder of a Tranche C Term Loan.

“Tranche C Mandatory Prepayment Date”:  as defined in subsection 5.4(e).

“Tranche C Maturity Date”:  December 31, 2009.

“Tranche C Prepayment Amount”:  as defined in subsection 5.4(e).

“Tranche C Prepayment Option Notice”:  as defined in subsection 5.4(e).

“Tranche C Term Loan”:  as defined in subsection 2.1.

“Tranche C Term Loan Commitment”:  as to any Tranche C Lender, its obligation to make a Tranche C Term Loan to the Borrower pursuant to subsection 2.1 in an aggregate amount not to exceed the amount set forth under such Lender’s name in Schedule I opposite the caption “Tranche C Term Loan Commitment” or in Schedule 1 to the Assignment and Acceptance pursuant to which a Lender acquires its Tranche C Term Loan Commitment, as the same may be adjusted pursuant to subsection 12.6(c); collectively, as to all the Tranche C Lenders, the “Tranche C Term Loan Commitments.”  The original aggregate principal amount of the Tranche C Term Loan Commitments was $330,000,000.

“Tranche C Term Loan Commitment Percentage”:  as to any Tranche C Lender at any time, the percentage of the aggregate Tranche C Term Loan Commitments then constituted by such Lender’s Tranche C Term Loan Commitment (or, after the Tranche C Term Loans are made, the percentage of the aggregate outstanding principal amount of the Tranche C Term Loans then constituted by the principal amount of such Tranche C Lender’s Tranche C Term Loan).

“Tranche C Term Note”:  as defined in subsection 5.13(f).

“Transactions”:  the collective reference to the Merger, the issuance of the Senior Subordinated Notes, the Equity Contribution, the repayment of certain of the Borrower’s existing indebtedness, including, without limitation, amounts outstanding under the 1995 Credit Agreement, and the making of the Loans on the Closing Date under the Original Credit Agreement.

“Transferee”:  as defined in subsection 12.6(f).

“Type”:  as to any Loan, its nature as an Alternate Base Rate Loan or Eurodollar Loan.

“Uniform Customs”:  the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, and any subsequent revisions thereof.

“United States”:  the United States of America.

“United States Person”:  any Person organized under the laws of the United States or any state thereof or the District of Columbia.

1.2  Other Definitional Provisions.  (a)  Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Notes, any other Credit Document or any certificate or other document made or delivered pursuant hereto.

(b)         As used herein and in the Notes, any other Credit Document and any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Borrower and its Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1 to the extent not defined, shall have the respective meanings given to them under GAAP.  To the extent there are any changes in GAAP from the date of this Agreement, the financial covenants set forth herein at the option of the Borrower will either (i) continue to be determined in accordance with GAAP in effect on the Closing Date, as applicable, or (ii) be adjusted or reset to reflect such changes in GAAP, such adjustments or resets to be mutually agreed to by the Borrower and the Administrative Agent.  All references in this Agreement to the 2000 fiscal year of the Borrower shall mean the fiscal year commencing on January 2, 2000 and ending on December 30, 2000, and each reference to each subsequent fiscal year of the Borrower shall refer to the corresponding periods of subsequent calendar years.

(c)          The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.

(d)         The meanings given to terms defined herein shall be equally applicable to the singular and plural forms of such terms.

SECTION 2.  TERM LOANS

2.1  Term Loans.  Subject to the terms and conditions hereof, (i) each Tranche A Lender severally agrees to make a loan in Dollars (individually, a “Tranche A Term Loan”; and collectively, the “Tranche A Term Loans”) to the Borrower on the Closing Date, in an aggregate principal amount equal to such Lender’s Tranche A Term Loan Commitment and (ii) each Tranche C Lender severally agrees to make a loan in Dollars (individually, a “Tranche C Term Loan”; and collectively, the “Tranche C Term Loans”; together with the Tranche A Term Loans, the “Term Loans”) to the Borrower on the First Restatement Effective Date, in an aggregate principal amount equal to such Lender’s Tranche C Term Loan Commitment.  All Tranche A Term Loans and Tranche C Term Loans outstanding under the Existing Credit Agreement shall remain outstanding hereunder on the Second Restatement Effective Date on the terms set forth herein.

2.2  Repayment of Term Loans.  The Borrower shall repay the Term Loans as provided in subsection 5.4.

2.3  Use of Proceeds.  The proceeds of the Term Loans, other than Tranche C Term Loans, shall be used to repay existing indebtedness (including amounts outstanding under the 1995 Credit Agreement), to finance the Transactions and to pay fees, expenses and financing costs in connection therewith.  The proceeds of the Tranche C Term Loans shall be used to prepay the Tranche B Term Loans outstanding on the First Restatement Effective Date.

SECTION 3.  AMOUNT AND TERMS OF REVOLVING CREDIT COMMITMENTS

3.1  Revolving Credit Commitments.  (a)  Subject to the terms and conditions hereof, each Lender severally agrees to the extent of its Revolving Credit Commitment to extend credit to the Borrower from time to time on any Borrowing Date during the Revolving Credit Commitment Period (i) by purchasing an L/C Participating Interest in each Letter of Credit issued by the Issuing Lender and (ii) by making loans in Dollars (individually, a “Revolving Credit Loan,” and collectively, together with any C$ Prime Loans made pursuant to Section 4.1, the “Revolving Credit Loans”) to the Borrower from time to time.  Notwithstanding the above, in no event shall any Revolving Credit Loan be made, or Letter of Credit be issued, if the aggregate amount of the Revolving Credit Loans to be made and Letters of Credit to be issued would, after giving effect to the use of proceeds, if any, thereof, exceed the aggregate Available Revolving Credit Commitments nor shall any Letter of Credit be issued if after giving effect thereto the sum of the undrawn amount of all outstanding Letters of Credit and the amount of all L/C Obligations would exceed $20,000,000.  All Revolving Credit Loans outstanding under the Existing Credit Agreement shall remain outstanding hereunder on the Second Restatement Effective Date on the terms set forth herein.

(b)         During the Revolving Credit Commitment Period, the Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof, and/or by having the Issuing Lender issue Letters of Credit, having such Letters of Credit expire undrawn upon or if drawn upon, reimbursing the Issuing Lender for such drawing, and having the Issuing Lender issue new Letters of Credit.

(c)          Each borrowing of Revolving Credit Loans (other than C$ Prime Loans) pursuant to the Revolving Credit Commitments shall be in an aggregate principal amount of the lesser of (i) $500,000 or a whole multiple of $100,000 in excess thereof in the case of Alternate Base Rate Loans, and $1,000,000 or a whole multiple of $500,000 in excess thereof, in the case of Eurodollar Loans, and (ii) the Available Revolving Credit Commitments, except that any borrowing of Revolving Credit Loans to be used solely to pay a like amount of Swing Line Loans may be in the aggregate principal amount of such Swing Line Loans.

3.2  Commitment Fee.  The Borrower agrees to pay to the Administrative Agent for the account of each Lender (other than any Non-Funding Lender) a commitment fee from and including the Closing Date to and including the Revolving Credit Termination Date computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Credit Commitment of such Lender during the period for which payment is made (whether or not the Borrower shall have satisfied the applicable conditions to borrow or for the issuance of a Letter of Credit set forth in Section 7).  Such commitment fee shall be payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Credit Termination Date, commencing on the first such date to occur following the Closing Date (or, if earlier, the Revolving Credit Termination Date).

3.3  Proceeds of Revolving Credit Loans.  The Borrower shall use the proceeds of Revolving Credit Loans (other than C$ Prime Loans) (a) to finance up to $5,000,000 of the consideration paid in connection with the Merger (in addition to seasonal working capital usage of up to $40,000,000), (b) to repay existing indebtedness and (c) for general corporate purposes.

3.4  Swing Line Commitment.  (a)  Subject to the terms and conditions hereof, the Swing Line Lender agrees, so long as the Administrative Agent has not received notice that an Event of Default has occurred and is continuing, to make swing line loans (individually, a “Swing Line Loan”; collectively, the “Swing Line Loans”) to the Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding not to exceed $10,000,000; provided that no Swing Line Loan may be made if the aggregate principal amount of the Swing Line Loans to be made would exceed the aggregate Available Revolving Credit Commitments at such time.  Amounts borrowed by the Borrower under this subsection 3.4 may be repaid and, through but excluding the Revolving Credit Termination Date, reborrowed.  All Swing Line Loans shall be made as Alternate Base Rate Loans and shall not be entitled to be converted into Eurodollar Loans.  The Borrower shall give the Swing Line Lender irrevocable notice (which notice must be received by the Swing Line Lender prior to 3:00 P.M., New York City time) on the requested Borrowing Date specifying the amount of each requested Swing Line Loan, which shall be in an aggregate minimum amount of $250,000 or a whole multiple of $100,000 in excess thereof.  The proceeds of each Swing Line Loan will be made available by the Swing Line Lender to the Borrower by crediting the account of the Borrower at the office of the Swing Line Lender with such proceeds.  The proceeds of Swing Line Loans may be used solely for the purposes referred to in subsection 3.3.

(b)         The Swing Line Lender at any time in its sole and absolute discretion may, and on the fifteenth day (or if such day is not a Business Day, the next Business Day) and last Business Day of each month shall, on behalf of the Borrower (which hereby irrevocably directs the Swing Line Lender to act on its behalf) request each Revolving Credit Lender, including the Swing Line Lender, to make a Revolving Credit Loan in an amount equal to such Lender’s Revolving Credit Commitment Percentage of the amount of the Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given.  Unless any of the events described in paragraph (f) of Section 10 shall have occurred (in which event the procedures of paragraph (c) of this subsection 3.4 shall apply) each such Lender shall make the proceeds of its Revolving Credit Loan available to the Swing Line Lender for the account of the Swing Line Lender at the office of the Swing Line Lender specified in subsection 12.2 (or such other location as the Swing Line Lender may direct) prior to 12:00 noon (New York City time) in funds immediately available on the Business Day next succeeding the date such notice is given.  The proceeds of such Revolving Credit Loans shall be immediately applied to repay the Refunded Swing Line Loans.

(c)          If prior to the making of a Revolving Credit Loan pursuant to paragraph (b) of this subsection 3.4 one of the events described in paragraph (f) of Section 10 shall have occurred, each Revolving Credit Lender will, on the date such Loan was to have been made, purchase an undivided participating interest in the Refunded Swing Line Loan in an amount equal to its Revolving Credit Commitment Percentage of such Refunded Swing Line Loan.  Each such Lender will immediately transfer to the Swing Line Lender in immediately available funds, the amount of its participation and upon receipt thereof the Swing Line Lender will deliver to such Lender a Swing Line Loan Participation Certificate dated the date of receipt of such funds and in such amount.

(d)         Whenever, at any time after the Swing Line Lender has received from any Revolving Credit Lender such Lender’s participating interest in a Refunded Swing Line Loan, the Swing Line Lender receives any payment on account thereof, the Swing Line Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded) in like funds as received; provided that in the event that such payment received by the Swing Line Lender is required to be returned, such Lender will return to the Swing Line Lender any portion thereof previously distributed by the Swing Line Lender to it in like funds as such payment is required to be returned by the Swing Line Lender.

(e)          The obligation of each Revolving Credit Lender to purchase participating interests pursuant to subsection 3.4(c) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of an Event of Default; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement by the Borrower or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

3.5  Issuance of Letters of Credit.  (a)  The Borrower may from time to time request the Issuing Lender to issue a Standby L/C or a Commercial L/C by delivering to the Administrative Agent at its address specified in subsection 12.2 (or such other location as the Issuing Lender may direct) a letter of credit application in the Issuing Lender’s then customary form (the “L/C Application”) completed to the satisfaction of the Issuing Lender, together with the proposed form of such Letter of Credit (which shall comply with the applicable requirements of paragraph (b) below) and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request; provided that if the Issuing Lender informs the Borrower that it is for any reason unable to open such Letter of Credit, the Borrower may request any Lender to open such Letter of Credit upon the same terms offered to the Issuing Lender and each reference to the Issuing Lender for purposes of subsections 3.5 through 3.14, 7.1 and 7.2 shall be deemed to be a reference to such Issuing Lender.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any L/C Application or other document submitted by the Borrower to, or entered into by the Borrower with, the Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.  All Letters of Credit outstanding under the Existing Credit Agreement shall remain outstanding hereunder on the Second Restatement Effective Date on the terms set forth herein.

(b)         Each Standby L/C and Commercial L/C issued hereunder shall be issued for the account of the Borrower and shall, among other things, (i) be denominated in Dollars and be in such form requested by the Borrower as shall be acceptable to the Issuing Lender in its sole discretion and (ii) have an expiry date occurring not later than 365 days after the date of issuance of such Letter of Credit and, in the case of Standby L/Cs, may be automatically renewed on its expiry date for an additional period equal to the initial term, but in no case shall any Letter of Credit have an expiry date occurring later than the

Revolving Credit Termination Date.  Each L/C Application and each Letter of Credit shall be subject to the International Standby Practices (ISP 98) of the International Chamber of Commerce (in the case of Standby L/Cs) or the Uniform Customs (in the case of Commercial L/Cs) and, to the extent not inconsistent therewith, the laws of the State of New York.

3.6  Participating Interests.  Effective in the case of each Standby L/C and Commercial L/C (if applicable) as of the date of the opening thereof, the Issuing Lender agrees to allot and does allot, to itself and each other Revolving Credit Lender, and each such Lender severally and irrevocably agrees to take and does take in such Letter of Credit and the related L/C Application (if applicable), an L/C Participating Interest in a percentage equal to such Lender’s Revolving Credit Commitment Percentage.

3.7  Procedure for Opening Letters of Credit.  The Issuing Lender will notify each Lender after the end of each calendar month of any L/C Applications received by the Issuing Lender from the Borrower during such month.  Upon receipt of any L/C Application from the Borrower, the Issuing Lender will process such L/C Application, and the other certificates, documents and other papers delivered to the Issuing Lender in connection therewith, in accordance with its customary procedures and, subject to the terms and conditions hereof, shall promptly open such Letter of Credit by issuing the original of such Letter of Credit to the beneficiary thereof and by furnishing a copy thereof to the Borrower and, after the end of the calendar month in which such Letter of Credit was opened, to the other Lenders; provided that no such Letter of Credit shall be issued if subsection 3.1 would be violated thereby.

3.8  Payments in Respect of Letters of Credit.  (a)  The Borrower agrees forthwith upon demand by the Issuing Lender and otherwise in accordance with the terms of the L/C Application relating thereto, (i) to reimburse the Issuing Lender for any payment made by the Issuing Lender under any Letter of Credit issued for the account of the Borrower and (ii) to pay interest on any unreimbursed portion of any such payment from the date of such payment until reimbursement in full thereof at a rate per annum equal to (A) on or prior to the date which is one Business Day after the day on which the Issuing Lender demands reimbursement from the Borrower for such payment, the Alternate Base Rate plus the Applicable Margin for the Revolving Credit Loans and (B) thereafter, the Alternate Base Rate plus the Applicable Margin for the Revolving Credit Loans plus 2%.

(b)         In the event that the Issuing Lender makes a payment under any Letter of Credit and is not reimbursed in full therefor forthwith upon demand of the Issuing Lender, and otherwise in accordance with the terms of the L/C Application relating to such Letter of Credit, the Issuing Lender will promptly notify each other Revolving Credit Lender.  Forthwith upon its receipt of any such notice, each such other Lender will transfer to the Issuing Lender, in immediately available funds, an amount equal to such other Lender’s pro rata share (based on its Revolving Credit Commitment) of the L/C Obligation arising from such unreimbursed payment.  Promptly, upon its receipt from such other Lender of such amount, the Issuing Lender will complete, execute and deliver to such other Lender an L/C Participation Certificate dated the date of such receipt and in such amount.

(c)          Whenever, at any time after the Issuing Lender has made a payment under any Letter of Credit and has received from any other Revolving Credit Lender such other Lender’s pro rata share of the L/C Obligation arising therefrom, the Issuing Lender receives any reimbursement on account of such L/C Obligation or any payment of interest on account thereof, the Issuing Lender will promptly  distribute to such other Lender its pro rata share thereof in like funds as received; provided that in the event that the receipt by the Issuing Lender of such reimbursement or such payment of interest (as the case may be) is required to be returned, such other Lender will return to the Issuing Lender any portion thereof previously distributed by the Issuing Lender to it in like funds as such reimbursement or payment is required to be returned by the Issuing Lender.

3.9  Letter of Credit Fees.  (a)  In lieu of any letter of credit commissions and fees provided for in any L/C Application relating to Standby or Commercial L/Cs (other than standard issuance, amendment and negotiation fees), the Borrower agrees to pay the Administrative Agent, for the account of the Issuing Lender and the Participating Lenders, with respect to each Standby or Commercial L/C issued for the account of the Borrower, a Standby or Commercial L/C fee, as the case may be, equal to the Applicable Margin for Revolving Credit Loans which are Eurodollar Loans per annum (of which the Issuing Lender shall retain for its own account, as the issuing bank and not on account of its L/C Participating Interest therein, 0.25% per annum) on the daily average amount available to be drawn under each Standby L/C in the case of a Standby L/C and on the maximum face amount of each Commercial L/C in the case of a Commercial L/C, in either case, payable, in arrears, on the last day of each fiscal quarter of the Borrower.  The Administrative Agent will disburse any Standby or Commercial L/C fees received pursuant to this subsection 3.9(a) to the respective Lenders promptly following the receipt of any such fees.  Notwithstanding the foregoing, the Borrower agrees to pay standard issuance, amendment and negotiation fees to the Issuing Lender.

(b)         For purposes of any payment of fees required pursuant to this subsection 3.9, the Administrative Agent agrees to provide to the Borrower a statement of any such fees to be so paid; provided that the failure by the Administrative Agent to provide the Borrower with any such invoice shall not relieve the Borrower of its obligation to pay such fees.

3.10  Letter of Credit Reserves.  (a)  If any Change in Law shall either (i) impose, modify, deem or make applicable any reserve, special deposit, assessment or similar requirement against letters of credit issued by the Issuing Lender or (ii) impose on the Issuing Lender any other condition regarding this Agreement (with respect to Letters of Credit) or any Letter of Credit, and the result of any event referred to in clause (i) or (ii) above shall be to increase the cost of the Issuing Lender of issuing or maintaining any Letter of Credit (which increase in cost shall be the result of the Issuing Lender’s reasonable allocation of the aggregate of such cost increases resulting from such events), then, upon demand by the Issuing Lender, the Borrower shall immediately pay to the Issuing Lender, from time to time as specified by the Issuing Lender, additional amounts which shall be sufficient to compensate the Issuing Lender for such increased cost, together with interest on each such amount from the date demanded until payment in full thereof at a rate per annum equal to the rate applicable to Alternate Base Rate Loans pursuant to subsection 5.5(b).  The Borrower shall not be required to make any payments to the Issuing Lender for any additional amounts pursuant to this subsection 3.10(a) unless the Issuing Lender has given written notice to the Borrower of its intent to request such payments prior to or within 60 days after the date on which the Issuing Lender became entitled to claim such amounts.  A certificate, setting forth in reasonable detail the calculation of the amounts involved, submitted by the Issuing Lender to the Borrower concurrently with any such demand by the Issuing Lender, shall be conclusive, absent manifest error, as to the amount thereof.

(b)         In the event that any Change in Law with respect to the Issuing Lender shall, in the opinion of the Issuing Lender, require that any obligation under any Letter of Credit be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital to be maintained by the Issuing Lender or any corporation controlling the Issuing Lender, and such Change in Law shall have the effect of reducing the rate of return on the Issuing Lender’s or such corporation’s capital, as the case may be, as a consequence of the Issuing Lender’s obligations under such Letter of Credit to a level below that which the Issuing Lender or such corporation, as the case may be, could have achieved but for such Change in Law (taking into account the Issuing Lender’s or such corporation’s policies, as the case may be, with respect to capital adequacy) by an amount deemed by the Issuing Lender to be material, then from time to time following notice by the Issuing Lender to the Borrower of such Change in Law, within 15 days after demand by the Issuing Lender, the Borrower shall pay to the Issuing Lender such additional amount or amounts as will compensate the Issuing Lender or such corporation, as the case may be, for such reduction.  The Issuing Lender agrees that, upon the occurrence of any event giving rise to the operation of paragraph (a) or (b) of this subsection 3.10 with respect to the Issuing Lender, it will, if requested by the Borrower and to the extent permitted by law or by the relevant Governmental Authority, endeavor in good faith to avoid or minimize the increase in costs or reduction in payments resulting from such event; provided that such avoidance or minimization can be made in such a manner that the Issuing Lender, in its sole determination, suffers no economic, legal or regulatory disadvantage.  The Borrower shall not be required to make any payments to the Issuing Lender for any additional amounts pursuant to this subsection 3.10(b) unless the Issuing Lender has given written notice to the Borrower of its intent to request such payments prior to or within 60 days after the date on which the Issuing Lender became entitled to claim such amounts.  A certificate, in reasonable detail setting forth the calculation of the amounts involved, submitted by the Issuing Lender to the Borrower concurrently with any such demand by the Issuing Lender, shall be conclusive, absent manifest error, as to the amount thereof.

(c)          The Borrower and each Participating Lender agree that the provisions of the foregoing paragraphs (a) and (b) shall apply equally to each Participating Lender in respect of its L/C Participating Interest in such Letter of Credit, as if the references in such paragraphs and provisions referred to, where applicable, such Participating Lender or, in the case of paragraph (b), any corporation controlling such Participating Lender.

3.11  Further Assurances.  The Borrower hereby agrees, from time to time, to do and perform any and all acts and to execute any and all further instruments reasonably requested by the Issuing Lender more fully to effect the purposes of this Agreement and the issuance of Letters of Credit hereunder.

3.12  Obligations Absolute.  The payment obligations of the Borrower under this Agreement with respect to the Letters of Credit shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

(i)                                     the existence of any claim, set-off, defense or other right which the Borrower or any of its Subsidiaries may have at any time against any beneficiary, or any transferee, of any Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Lender, the Administrative Agent or any Lender, or any other Person, whether in connection with this Agreement, any Credit Document, the transactions contemplated herein, or any unrelated transaction;

(ii)                                  any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent or invalid or any statement therein being untrue or inaccurate in any respect;

(iii)                               payment by the Issuing Lender under any Letter of Credit against presentation of a draft or certificate or other document which does not comply with the terms of such Letter of Credit or is insufficient in any respect, except where such payment constitutes gross negligence or willful misconduct on the part of the Issuing Lender; or

(iv)                              any other circumstances or happening whatsoever, whether or not similar to any of the foregoing, except for any such circumstances or happening constituting gross negligence or willful misconduct on the part of the Issuing Lender.

3.13  Assignments.  No Participating Lender’s participation in any Letter of Credit or any of its rights or duties hereunder shall be subdivided, assigned or transferred (other than in connection with a transfer of part or all of such Participating Lender’s Revolving Credit Commitment in accordance with subsection 12.6(c)) without the prior written consent of the Issuing Lender, which consent will not be unreasonably withheld.  Such consent may be given or withheld without the consent or agreement of any other Participating Lender.  Notwithstanding the foregoing, a Participating Lender may subparticipate its L/C Participating Interest without obtaining the prior written consent of the Issuing Lender.

3.14  Participations.  The obligation of each Revolving Credit Lender to purchase participating interests pursuant to subsection 3.6 shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of an Event of Default; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement by the Borrower or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

SECTION 4.  AMOUNT AND TERMS OF LOCAL LOAN SUB-FACILITY

4.1  The Local Loan Commitment.  Subject to the terms and conditions hereof, the Canadian Fronting Lender agrees to make revolving credit loans (which shall be C$ Prime Loans) to, and, at the option of the Canadian Borrower, to accept and purchase Bankers’ Acceptances from, the Canadian Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding not to exceed the lesser of (i) the equivalent in Canadian Dollars of $20,000,000 and (ii) the equivalent in Canadian Dollars of the aggregate Available Revolving Credit Commitments, such equivalent in each case to be determined by reference to the Canadian Exchange Rate.  During the Revolving Credit Commitment Period, the Canadian Borrower may use the commitment for C$ Prime Loans and Bankers’ Acceptances provided for in this Section by borrowing, prepaying (other than Bankers’ Acceptances) or repaying the C$ Prime Loans or Bankers’ Acceptances, in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

4.2  Procedure for C$ Prime Loan Borrowing.  The Canadian Borrower may borrow C$ Prime Loans during the Revolving Credit Commitment Period on any Business Day (Canada), provided that the Canadian Borrower shall give the Canadian Fronting Lender irrevocable written or telephonic notice (in the case of telephonic notice, to be promptly confirmed in writing, and in either case, with a copy to the Administrative Agent) (which notice must be received by the Canadian Fronting Lender prior to 12:00 noon, Winnipeg time, one Business Day (Canada) prior to the requested Borrowing Date (Canada)), specifying (a) the amount to be borrowed and (b) the requested Borrowing Date (Canada).  Each borrowing of C$ Prime Loans shall be in an amount equal to C$500,000 or a whole multiple of C$100,000 in excess thereof.  The Canadian Fronting Lender will make the amount of each such borrowing available for the account of the Canadian Borrower at the Canadian Lending Office prior to 11:00 A.M., Winnipeg time, on the Borrowing Date (Canada) requested by the Canadian Borrower in funds immediately available by crediting the account of the Canadian Borrower on the books of the Canadian Lending Office with the aggregate amount of such borrowing.

4.3  Bankers’ Acceptances.

(a)          The Canadian Borrower may issue Bankers’ Acceptances denominated in C$ for, at the Canadian Borrower’s option, acceptance and purchase by the Canadian Fronting Lender, each in accordance with the provisions of this subsection 4.3.

(b)         Procedures.

(1)          Notice.  The Canadian Borrower shall notify the Canadian Fronting Lender by irrevocable written or telephonic notice (in the case of telephonic notice, to be promptly confirmed in writing, and in either case, with a copy to the Administrative Agent) by 12:00 noon, Winnipeg time, two Business Days (Canada) prior to the date of the relevant borrowing in respect of any borrowing by way of Bankers’ Acceptances.

(2)          Minimum Borrowing Amount.  Each borrowing by way of Bankers’ Acceptances shall be in a minimum aggregate face amount of C$1,000,000 or a whole multiple of C$100,000 in excess thereof.

(3)          Face Amounts.  The face amount of each Bankers’ Acceptance shall be C$100,000 or any whole multiple thereof.

(4)          Term.  Bankers’ Acceptances shall be issued and shall mature on a Business Day (Canada).  Each Bankers’ Acceptance shall have a term of 30, 60, 90 or 180 days (or such shorter or longer term as shall be agreed to by the Canadian Fronting Lender), shall mature on or before the Revolving Credit Termination Date and shall be in form and substance reasonably satisfactory to the Canadian Fronting Lender.

(5)          Bankers’ Acceptances in Blank.  To facilitate the acceptance of Bankers’ Acceptances under this Agreement, the Canadian Borrower shall, from time to time as required, provide to the Canadian Fronting Lender Drafts duly executed and endorsed in blank by the Canadian Borrower in quantities sufficient for the Canadian Fronting Lender to fulfill its obligations hereunder.  In addition, the Canadian Borrower hereby appoints the Canadian Fronting Lender as its attorney with respect to Bankers’ Acceptances for which the Canadian Borrower has provided a Bankers’ Acceptance notice:

(i)                                     to complete and sign on behalf of the Canadian Borrower, either manually or by facsimile or mechanical signature, the Drafts to create the Bankers’ Acceptances (with, in the Canadian Fronting Lender’s discretion, the inscription “This is a depository bill subject to the Depository Bills and Notes Act (Canada)”);

(ii)                                  after the acceptance thereof by the Canadian Fronting Lender, to endorse on behalf of the Canadian Borrower, either manually or by facsimile or mechanical signature, such Bankers’ Acceptance in favor of the applicable purchaser or endorsee thereof including, in the Canadian Fronting Lender’s discretion, the Canadian Fronting Lender or a clearing house (as defined by the Depository Bills and Notes Act (Canada));

(iii)                               to deliver such Bankers’ Acceptances to such purchaser or to deposit such Bankers’ Acceptances with such clearing house; and

(iv)                              to comply with the procedures and requirements established from time to time by the Canadian Fronting Lender or such clearing house in respect of the delivery, transfer and collection of bankers’ acceptances and depository bills.

The Canadian Borrower recognizes and agrees that all Bankers’ Acceptances signed, endorsed, delivered or deposited on its behalf by the Canadian Fronting Lender shall bind the Canadian Borrower as fully and effectually as if signed in the handwriting of and duly issued, delivered or deposited by the proper signing officer of the Canadian Borrower.  The Canadian Fronting Lender is hereby authorized to accept such Drafts or issue such Bankers’ Acceptances endorsed in blank in such face amounts as may be determined by the Canadian Fronting Lender in accordance with the terms of this Agreement, provided that the aggregate amount thereof is less than or equal to the aggregate amount of Bankers’ Acceptances required to be accepted by the Canadian Fronting Lender.  The Canadian Fronting Lender shall not be responsible or liable for its failure to accept a Bankers’ Acceptance if the cause of such failure is, in whole or in part, due to the failure of the Canadian Borrower to provide duly executed and endorsed Drafts to the Canadian Fronting Lender on a timely basis, nor shall the Canadian Fronting Lender be liable for any damage, loss or other claim arising by reason of any loss or improper use of any such instrument except loss or improper use arising by reason of the gross negligence or willful misconduct of the Canadian Fronting Lender, its officers, employees, agents or representatives.  The Canadian Fronting Lender shall exercise such care in the custody and safekeeping of Drafts as it would exercise in the custody and safekeeping of similar property owned by it.  The Canadian Fronting Lender will, upon the request of the Canadian Borrower, promptly advise the Canadian Borrower of the number and designation, if any, of Drafts then held by it for the Canadian Borrower.  The Canadian Fronting Lender shall maintain a record with respect to Drafts and Bankers’ Acceptances (i) received by it from the Canadian Borrower in blank hereunder, (ii) voided by it for any reason, (iii) accepted by it hereunder, (iv) purchased by it hereunder and (v) canceled at their respective maturities.  The Canadian Fronting Lender further agrees to retain such records in the manner and for the statutory periods provided in the various Canadian provincial or federal statutes and regulations which apply to the Canadian Fronting Lender.

(6)          Execution of Bankers’ Acceptances.  Drafts of the Canadian Borrower to be accepted as Bankers’ Acceptances hereunder shall be duly executed on behalf of the Canadian Borrower.  Notwithstanding that any person whose signature appears on any Bankers’ Acceptance as a signatory for the Canadian Borrower may no longer be an authorized signatory for the Canadian Borrower at the date of issuance of a Bankers’ Acceptance, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in force at the time of such issuance, and any such Bankers’ Acceptance so signed shall be binding on the Canadian Borrower.

(7)          Acceptance of Bankers’ Acceptances.  Each Draft to be accepted by the Canadian Fronting Lender shall be accepted at the Canadian Lending Office.

(8)          Purchase of Bankers’ Acceptances.  The Canadian Fronting Lender shall be required to purchase (subject to the commercial availability of a resale market in the case of Bankers’ Acceptances with a term of approximately 30, 60, 90 or 180 days, as the case may be) from the Canadian Borrower on the Borrowing Date (Canada), at the Applicable BA Discount Rate, the Bankers’ Acceptances accepted by it on such date and to provide the BA Discount Proceeds thereof not later than 12:00 Noon, Winnipeg time, on such Borrowing Date (Canada) for the account of the Canadian Borrower.  The Acceptance Fee payable by the Canadian Borrower to the Canadian Fronting Lender under subsection 4.3(e) in respect of each Bankers’ Acceptance accepted and purchased by the Canadian Fronting Lender from the Canadian Borrower shall be set off against the BA Discount Proceeds payable by the Canadian Fronting Lender under this subsection 4.3(b)(8).  Not later than 2:00 P.M., Winnipeg time, on such Borrowing Date (Canada), the Canadian Fronting Lender shall make such BA Discount Proceeds available to the Canadian Borrower in funds immediately available by crediting the account of the Canadian Borrower on the books of the Canadian Lending Office.

(9)          Sale of Bankers’ Acceptances.  The Canadian Fronting Lender may at any time and from time to time hold, sell, rediscount or otherwise dispose of any or all Bankers’ Acceptances accepted and purchased by it.

(10)    Waiver of Presentment and Other Conditions.  To the extent permitted by applicable law, the Canadian Borrower waives presentment for payment and any other defense to payment of any amounts due to the Canadian Fronting Lender in respect of a Bankers’ Acceptance accepted by it pursuant to this Agreement which might exist solely by reason of such Bankers’ Acceptance being held, at the maturity thereof, by the Canadian Fronting Lender in its own right, and the Canadian Borrower agrees not to claim any days of grace if such Canadian Fronting Lender as holder sues the Canadian Borrower on the Bankers’ Acceptances for payment of the amount payable by the Canadian Borrower thereunder.

(c)          The Canadian Borrower hereby unconditionally promises to reimburse the Canadian Fronting Lender for, and there shall become due and payable at 10:00 A.M., Winnipeg time, on the maturity date for each Bankers’ Acceptance, an amount in Canadian Dollars in same day funds equal to the face amount of such Bankers’ Acceptance.  The Canadian Borrower shall make each such reimbursement payment (i) by causing any proceeds of a Refunding Bankers’ Acceptance (as defined in subsection 4.3(d) below) issued in accordance with subsection 4.3(d) or conversion of such Bankers’ Acceptance in accordance with subsection 4.4 to be applied in reduction of such reimbursement payment; and (ii) by depositing the amount of such reimbursement payment (or any portion thereof remaining unpaid after application of any proceeds referred to in clause (i)) with the Canadian Lending Office.  The Canadian Borrower’s payment in accordance with this subsection shall satisfy its obligations under any Bankers’ Acceptance to which it relates, and the Canadian Fronting Lender shall thereafter be solely responsible for the payment of such Bankers’ Acceptance.

(d)         The Canadian Borrower shall give irrevocable written or telephonic notice (in the case of telephonic notice, to be promptly confirmed in writing) (or such other method of notification as may be agreed upon between the Canadian Fronting Lender and the Canadian Borrower) to the Canadian Fronting Lender (with a copy to the Administrative Agent) at or before 12:00 noon, Winnipeg time, two Business Days (Canada) prior to the maturity date of each Bankers’ Acceptance of the Canadian Borrower’s intention to issue a Bankers’ Acceptance on such maturity date (a “Refunding Bankers’ Acceptance”) to provide for the payment of such maturing Bankers’ Acceptance (it being understood that payments by the Canadian Borrower and fundings by the Canadian Fronting Lender in respect of each maturing Bankers’ Acceptance and the related Refunding Bankers’ Acceptance shall be made on a net basis reflecting the difference between the face amount of such maturing Bankers’ Acceptance and the BA Discount Proceeds (net of the applicable Acceptance Fee) of such Refunding Bankers’ Acceptance).  If the Canadian Borrower fails to give such notice or does not have sufficient funds on deposit in the amount of reimbursement payment in accordance with subsection 4.3(c)(ii), the Canadian Borrower shall be deemed to have requested that such maturing Bankers’ Acceptances be repaid with the proceeds of C$ Prime Loans (without any requirement to give notice with respect thereto), commencing on the maturity date of such maturing Bankers’ Acceptances.

(e)          (i)  An Acceptance Fee shall be payable by the Canadian Borrower to the Canadian Fronting Lender in advance (in the manner specified in subsection 4.3(b)(8) hereof) upon the issuance of a Bankers’ Acceptance to be accepted by the Canadian Fronting Lender calculated at the rate per annum equal to the Applicable Margin for Revolving Credit Loans that are Eurodollar Loans, such Acceptance Fee to be calculated on the face amount of such Bankers’ Acceptance and to be computed on the basis of the number of days in the term of such Bankers’ Acceptance and a year of 365 days.

(ii)  As promptly as is practicable following each date upon which the Canadian Fronting Lender receives the Acceptance Fee on account of any Bankers’ Acceptance, the Canadian Fronting Lender shall convert into Dollars (at the Canadian Exchange Rate) the amount equal to (x) (1) the amount of such Acceptance Fee  minus (2) 1/4 of 1% per annum on the aggregate face amount of the Bankers’ Acceptance on account of which such Acceptance Fee was paid (which unconverted amount shall be retained by the Canadian Fronting Lender for its own account) minus (y) the Canadian Portion of such Acceptance Fee.  In consideration of the agreement of the Revolving Credit Lenders to purchase participating interests in the Bankers’ Acceptances, the Canadian Fronting Lender hereby agrees to pay (A) to the Administrative Agent, for the ratable accounts of the Revolving Credit Lenders that are not Canadian Participants, a risk participation fee in the amount equal to the proceeds received by Canadian Fronting Lender from such conversion (other than any such proceeds payable for the account of a Non-Funding Lender, which proceeds shall be retained by the Canadian Fronting Lender for its own account) and (B) to each Canadian Participant, at the location or address designated by such Canadian Participant, a risk participation fee in the amount equal to such Canadian Participant’s ratable share of the Canadian Portion of such Acceptance Fee (other than the ratable share of any Canadian Participant that is a Non-Funding Lender, which shall be retained by the Canadian Fronting Lender for its own account); provided, however, that, in the event that the Revolving Credit Lenders have funded the purchase of participating interests in the Bankers’ Acceptances on account of which such Acceptance Fee was paid pursuant to subsection 4.6(a), the Canadian Fronting Lender shall instead (A) convert into Dollars (at the Canadian Exchange Rate) and pay to the Administrative Agent, for the ratable accounts of the Revolving Credit Lenders (that are not Canadian Participants) which have so funded such purchase, the amount equal to the sum of each such Revolving Credit Lender’s Revolving Credit Commitment Percentage of such Acceptance Fee and (B) pay to each Canadian Participant which has so funded such purchase the amount equal to such Canadian Participant’s Revolving Credit Commitment Percentage of such Acceptance Fee.  Amounts payable to each Canadian Participant under this subsection shall be payable in Canadian Dollars on the date upon which the Canadian Fronting Lender receives such Acceptance Fee.  Amounts payable to the Administrative Agent under this subsection shall be payable in Dollars on the date upon which the Canadian Fronting Lender receives the proceeds of such conversion.  For purposes of this subsection 4.3(e), the Acceptance Fee shall be deemed to have been received by the Canadian Fronting Lender on account of any Bankers’ Acceptance on the last day of the calendar month in which such Bankers’ Acceptance matures.

4.4  Conversion Option.  Subject to the provisions of this Agreement, the Canadian Borrower may, prior to the Revolving Commitment Termination Date, effective on any Business Day (Canada), convert, in whole or in part, C$ Prime Loans into Bankers’ Acceptances or vice versa upon giving to the Canadian Fronting Lender prior irrevocable written or telephonic notice (in the case of telephonic notice, to be promptly confirmed in writing, and in each case with a copy to the Administrative Agent) within the notice period and in the form which would be required to be given to the Canadian Fronting Lender in respect of the category of C$ Loan into which the outstanding C$ Loan is to be converted in accordance with the provisions of subsection 4.2 or 4.3, as applicable, provided that:

(a)                                  no C$ Prime Loan may be converted into a Bankers’ Acceptance when any Event of Default has occurred and is continuing;

(b)                                 each conversion to Bankers’ Acceptances shall be for an aggregate amount of C$1,000,000 (and whole multiples of C$100,000 in excess thereof), and each conversion to C$ Prime Loans shall be in a minimum aggregate amount of C$500,000; and

(c)                                  Bankers’ Acceptances may be converted only on the maturity date of such Bankers’ Acceptances and, provided that, if less than all Bankers’ Acceptances are converted, then after such conversion not less than C$1,000,000 (and whole multiples of C$100,000 in excess thereof) shall remain as Bankers’ Acceptances.

4.5  Circumstances Making Bankers’ Acceptances Unavailable.

(a)          If the Canadian Fronting Lender determines in good faith, which determination shall be final, conclusive and binding upon the Canadian Borrower, and notifies the Canadian Borrower that, by reason of circumstances affecting the money market, there is no market for Bankers’ Acceptances, then:

(i)                                     the right of the Canadian Borrower to request a borrowing by way of Bankers’ Acceptance shall be suspended until the Canadian Fronting Lender determines that the circumstances causing such suspension no longer exist and the Canadian Fronting Lender so notifies the Canadian Borrower; and

(ii)                                  any notice relating to a borrowing by way of Bankers’ Acceptance which is outstanding at such time shall be deemed to be a notice requesting a borrowing by way of C$ Prime Loans (all as if it were a notice given pursuant to subsection 4.2).

(b)         The Canadian Fronting Lender shall promptly notify the Canadian Borrower (with a copy to the Administrative Agent) of the suspension of the Canadian Borrower’s right to request a borrowing by way of Bankers’ Acceptance and of the termination of such suspension.

4.6  Currency Conversion and Contingent Funding Agreement.  (a)  Each Revolving Credit Lender hereby unconditionally and irrevocably agrees to purchase (in Dollars) an undivided participating interest in its ratable share of such C$ Prime Loans and Bankers’ Acceptances made by the Canadian Fronting Lender as the Administrative Agent may at any time request; provided that:

(1)          the Administrative Agent hereby agrees that it will not request any such purchase of participating interests unless an Event of Default has occurred and is continuing and the Administrative Agent has given to the Borrower and the Canadian Borrower three Business Days’ prior notice thereof;

(2)          the Administrative Agent hereby agrees that it promptly will request that the Revolving Credit Lenders purchase such participating interest in all C$ Prime Loans and Bankers’ Acceptances upon receiving from the Canadian Fronting Lender a written certification that an Event of Default described in Section 10(a) is continuing with respect to the C$ Prime Loans or Bankers’ Acceptances made by the Canadian Fronting Lender and with a request that such request be made by the Administrative Agent; and

(3)          in the event that any of the events specified in clauses (i), (ii) or (iii) of Section 10(f) shall have occurred with respect to the Canadian Borrower, each Revolving Credit Lender shall be deemed to have purchased, automatically and without request, such participating interest in the C$ Prime Loans and Bankers’ Acceptances made to the Canadian Borrower.

Any such request by the Administrative Agent shall be made in writing to each Revolving Credit Lender and shall specify (A) in the case of each Canadian Participant, the amount of Canadian Dollars and (B) in the case of each Revolving Credit Lender that is not a Canadian Participant, the amount of Dollars (based upon the actual exchange rate at which the Administrative Agent anticipates being able to obtain Canadian Dollars, with any excess payment being refunded to the Revolving Credit Lenders and any deficiency remaining payable by the Revolving Credit Lenders), in each case required from such

Revolving Credit Lender in order to effect the purchase by such Revolving Credit Lender of a participating interest in the amount equal to its Revolving Credit Commitment Percentage times the aggregate then outstanding principal amount (in Canadian Dollars) of the relevant C$ Prime Loans and Bankers’ Acceptances (together with accrued interest thereon and other amounts owing in connection therewith).  Promptly upon receipt of such request, each Canadian Participant shall deliver to the Canadian Fronting Lender (in immediately available funds), and each Revolving Credit Lender shall deliver to the Administrative Agent (in immediately available funds), the amount so specified by the Administrative Agent.  The Administrative Agent shall convert such amounts received by it into Canadian Dollars and shall promptly deliver the proceeds of such conversion to the Canadian Fronting Lender in immediately available funds.  Promptly following receipt of such amounts from the Administrative Agent and the Canadian Participants, the Canadian Fronting Lender will deliver to each Revolving Credit Lender (through the Administrative Agent) a Local Loan Participation Certificate dated the date of receipt of such funds and in such amount.  From and after such purchase, (i) the outstanding C$ Prime Loans and Bankers’ Acceptances in which the Revolving Credit Lenders have purchased such participations shall be deemed to have been converted into Alternate Base Rate Loans denominated in Dollars (with such conversion constituting, for purposes of subsection 5.12, a prepayment of such C$ Prime Loans and Bankers’ Acceptances before the last day of the Interest Period with respect thereto), (ii) any further Loans to be made to the Canadian Borrower shall be made in Dollars, with each Revolving Lender purchasing a participating interest therein in the manner described in the foregoing provisions of this subsection 4.6(a) immediately upon the making thereof in the amount equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage thereof (with the Administrative Agent hereby agreeing to provide prompt notice to each such Revolving Credit Lender of its receipt from the Canadian Fronting Lender of a notice of borrowing and of the making of the Loan with respect thereto), (iii) no further Bankers’ Acceptances shall be created for the account of the Canadian Borrower, (iv) all amounts from time to time accruing, and all amounts from time to time payable, on account of such C$ Prime Loans and Bankers’ Acceptances (including, without limitation, any interest and other amounts which were accrued but unpaid on the date of such purchase) shall be payable in Dollars as if such C$ Prime Loan or Acceptance, as the case may be, had originally been made in Dollars and shall (other than with respect to the portion of the Applicable Margin and the Acceptance Fee which, pursuant to subsections 5.5(g) and 4.3(e), respectively, is expressly stated to be paid for the account of the Canadian Fronting Lender), subject to paragraph (c) below,  be distributed by the Canadian Fronting Lender to the Administrative Agent, for the accounts of the Revolving Credit Lenders, on account of such participating interests.  Notwithstanding anything to the contrary contained in this subsection 4.6, the failure of any Revolving Credit Lender to purchase its participating interest in any C$ Prime Loan or Bankers’ Acceptance shall not relieve any other Revolving Credit Lender of its obligation hereunder to purchase its participating interest in a timely manner, but no Revolving Credit Lender shall be responsible for the failure of any other Revolving Credit Lender to purchase the participating interest to be purchased by such other Revolving Credit Lender on any date.

(b)         If any amount required to be paid by any Revolving Credit Lender pursuant to subsection 4.6(a) is paid to the Administrative Agent within three Business Days following the date upon which such Revolving Credit Lender receives notice from the Administrative Agent that the C$ Prime Loan or Bankers’ Acceptance in which such Revolving Credit Lender has purchased a participating interest has been made or created (as the case may be), such Revolving Credit Lender shall pay to the Administrative Agent on demand an amount equal to the product of such amount, times the daily average Federal Funds Effective Rate, as quoted by the Administrative Agent, during the period from and including the date such payment is required to the date on which such payment is immediately available to the Administrative Agent, times a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  If any such amount required to be paid by any Revolving Credit Lender pursuant to subsection 4.6(a) is not in fact made available to the Administrative Agent within three Business Days following the date upon which such Revolving Credit Lender receives notice from the Administrative Agent that the C$ Prime Loan or Bankers’ Acceptance in which such Revolving Credit Lender has purchased a participating interest has been made or created (as the case may be), the Administrative Agent shall be entitled to recover from such Revolving Credit Lender, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Alternate Base Rate Loans hereunder.  A certificate of the Administrative Agent submitted to any Revolving Credit Lender with respect to any amounts owing under this subsection 4.6(b) shall be conclusive in the absence of manifest error.  Amounts payable by any Revolving Credit Lender pursuant to this subsection 4.6(b) shall be paid to the Administrative Agent, for the account of the Canadian Fronting Lender; provided that, if the Administrative Agent (in its sole discretion) has elected to fund on behalf of such Revolving Credit Lender the amounts owing to the Canadian Fronting Lender, then the amounts shall be paid to the Administrative Agent, for its own account.

(c)          Whenever at any time after the Canadian Fronting Lender has received from any Revolving Credit Lender such Revolving Credit Lender’s participating interest in a C$ Prime Loan or Bankers’ Acceptance pursuant to paragraph (a) above, the Canadian Fronting Lender receives any payment on account thereof, the Canadian Fronting Lender will distribute to the Administrative Agent, for the account of such Revolving Credit Lender, such Revolving Credit Lender’s participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Credit Lender’s participating interest was outstanding) in like funds as received; provided, however, that in the event that such payment received by the Canadian Fronting Lender is required to be returned, such Revolving Credit Lender will return to the Canadian Fronting Lender any portion thereof previously distributed by the Canadian Fronting Lender to such Revolving Credit Lender in like funds as such payment is required to be returned by the Canadian Fronting Lender.

(d)         Each Revolving Credit Lender’s obligation to purchase participating interests pursuant to clause (a) above shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (a) any set-off, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against the Canadian Fronting Lender, the Canadian Borrower or any other Person for any reason whatsoever; (b) the occurrence or continuance of an Event of Default; (c) any adverse change in the condition (financial or otherwise) of the Canadian Borrower or any other Person; (d) any breach of this Agreement by the Canadian Borrower or any other Lender; or (e) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that no Revolving Credit Lender shall be obligated to purchase participating interests in any C$ Prime Loans or Bankers’ Acceptances made by the Canadian Fronting Lender to the extent that such C$ Prime Loans or Bankers’ Acceptances (at the time when made) caused the amount of C$ Loans outstanding from the Canadian Fronting Lender to be in excess of the maximum amount permitted pursuant to Section 4.1.

4.7  Reports.  The Canadian Fronting Lender shall deliver to the Administrative Agent on the first Business Day of each calendar week and on the first Business Day of each calendar month (and at any time and from time to time when the Administrative Agent may so request) a statement, substantially in the form of Exhibit Q, showing (i) the aggregate principal amount of C$ Prime Loans in Canadian Dollars outstanding from the Canadian Fronting Lender as of the close of business on each Business Day during the prior week (or portion thereof), (ii) the aggregate principal amount of C$ Prime Loans in Dollars outstanding from the Canadian Fronting Lender as of the close of business on each Business Day during the prior week (or portion thereof), (iii) the aggregate undiscounted face amount of Bankers’ Acceptances outstanding from the Canadian Fronting Lender as of the close of business on each Business Day during the prior week (or prior thereof) and (iv) such other matters as are contained therein.  The Administrative Agent hereby agrees to deliver a copy of each such statement to the Borrower and the Canadian Borrower promptly following its receipt thereof and of any such statement to any Lender promptly upon its request therefore.

4.8  Use of Proceeds of C$ Loans.  The proceeds of the C$ Prime Loans and the Bankers’ Acceptances hereunder shall be used by the Canadian Borrower to partially fund the prepayment of the Term Loans to be made pursuant to subsection 5.4(b)(vi) and to finance the working capital needs and for the general corporate purposes of the Canadian Borrower.

4.9  Withholding Taxes.  (a)  All payments made by the Canadian Borrower under this Agreement shall be made free and clear of, and without reduction for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding, in the case of the Administrative Agent, the Canadian Fronting Lender, the Syndication Agent and each Lender, net income and franchise taxes imposed on the Administrative Agent, the Canadian Fronting Lender, the Syndication Agent or such Lender by the jurisdiction under the laws of which it is organized or any political subdivision or taxing authority thereof or therein, or by the jurisdiction of the principal office of the Administrative Agent, the Canadian Fronting Lender, the Syndication Agent or such Lender or the office of such Lender from which it is making its Loans or any political subdivision or taxing authority thereof or therein, but not excluding any such tax imposed on or with respect to a Lender that is required to be withheld by the Canadian Fronting Lender with respect to any payments due to such Lender from the Canadian Fronting Lender pursuant to this Agreement (all such non-excluded taxes being called “Taxes”).  If any Taxes are required to be withheld from any amounts payable by the Canadian Borrower to the Administrative Agent, the Canadian Fronting Lender, the Syndication Agent or any Lender hereunder, under the C$ Note (if any) or in respect of any Bankers’ Acceptance or Draft, the amounts so payable to it shall (without any obligation on the part of the Canadian Borrower to pay such amounts ratably in accordance with the provisions of subsection 5.9) be increased to the extent necessary to yield to the Administrative Agent, the Canadian Fronting Lender, the Syndication Agent or such Lender (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the C$ Note (if any).  Whenever any Taxes are payable by the Canadian Borrower, as promptly as possible thereafter, the Canadian Borrower shall send to the Administrative Agent, for its own account or for the account of the Canadian Fronting Lender, the Syndication Agent or such Lender, as the case may be, a certified copy of an original official receipt showing payment thereof.  If the Canadian Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Canadian Borrower shall indemnify the Administrative Agent, the Canadian Fronting Lender, the Syndication Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent, Canadian Fronting Lender, the Syndication Agent or any Lender as a result of any such failure.  For purposes of this Section 4.9 all payments made by the Canadian Fronting Lender pursuant to this Agreement shall be treated as if such payments were made by the Canadian Borrower.

(b)         Each Lender agrees to use reasonable efforts (including reasonable efforts to change the office in which it is booking its Loans) to avoid or to minimize any amounts which might otherwise be payable pursuant to this subsection 4.9; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender to be material or otherwise be deemed by such Lender to be disadvantageous to it or contrary to its policies.

4.10  Resignation or Removal of the Canadian Fronting Lender.  (a)  In the event that the Canadian Fronting Lender shall so elect, the Canadian Fronting Lender shall resign as Canadian Fronting Lender by giving written notice of its resignation to the Borrower, the Canadian Borrower and the Administrative Agent, with such resignation becoming effective on the date which is the earlier of (i) the date upon which a Lender reasonably acceptable to the Administrative Agent and the Borrower (on its own behalf and as agent for the Canadian Borrower) is designated as a substitute Canadian Fronting

Lender in accordance with the provisions of subsection 4.10(c) and (ii) such other date upon which such Canadian Fronting Lender, the Borrower and the Canadian Borrower otherwise agree; provided that such effective date shall in no event be later than the date which is 60 days following the date upon which such written notice is delivered to the Borrower.  Any C$ Loans made by the Canadian Fronting Lender which are outstanding on such effective date shall be due and payable on such effective date.

(b)         The Borrower (on its own behalf and as agent for the Canadian Borrower) at any time may request that the Canadian Fronting Lender cease to be designated as such by giving written notice of such request to the Administrative Agent (which notice the Administrative Agent promptly shall deliver to the Canadian Fronting Lender).  Immediately upon receipt of such request, the Canadian Fronting Lender shall cease to make any additional C$ Loans, and all C$ Loans then maintained by the Canadian Fronting Lender shall be due and payable on the date requested by the Borrower (which date shall be not earlier than the earlier of (i) 60 days following delivery of such notice and (ii) such other date upon which the Canadian Fronting Lender, the Borrower and the Canadian Borrower otherwise agree).  From and after the date upon which all such C$ Loans are repaid (together with accrued interest and other amounts owing to the Canadian Fronting Lender on account thereof), the Canadian Fronting Lender shall cease to be the “Canadian Fronting Lender” hereunder.

(c)          In the event that the Canadian Fronting Lender shall cease to serve as such pursuant to subsection 4.10(a) or (b), the Borrower (on its own behalf and as agent of the Canadian Borrower) may designate another Lender reasonably acceptable to the Administrative Agent to serve as the “Canadian Fronting Lender”; provided that no Lender shall be so designated without its agreement (in its sole discretion) to serve in such capacity hereunder.  Upon any such designation and the receipt by the Administrative Agent of a Canadian Fronting Lender Joinder Agreement, duly executed and delivered by such designated Lender, such Lender shall be deemed to be the “Canadian Fronting Lender” for all purposes under this Agreement and the other Credit Documents.

(d)         During any period when no substitute Canadian Fronting Lender has been duly appointed in accordance with the terms of subsection 4.10(c), the right of the Canadian Borrower to borrow any C$ Loan shall be suspended.

SECTION 5.  GENERAL PROVISIONS APPLICABLE TO LOANS

5.1  Procedure for Borrowing.  (a)  The Borrower may borrow under the Commitments on any Business Day; provided that, with respect to any borrowing, the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent (i) before 12:00 noon, New York City time, three Business Days prior to the requested Borrowing Date if all or any part of the Loans are to be Eurodollar Loans and (ii) on the requested Borrowing Date if the applicable notice is received prior to 9:00 A.M. (or, with respect to Swing Line Loans, 3:00 P.M.), New York City time, on such Borrowing Date and if the borrowing is to be solely of Alternate Base Rate Loans) and specifying (A) the amount of the borrowing, (B) whether such Loans are initially to be Eurodollar Loans or Alternate Base Rate Loans or a combination thereof, (C) if the borrowing is to be entirely or partly Eurodollar Loans, the length of the Interest Period for such Eurodollar Loans and (D) whether the Loan is a Term Loan, a Swing Line Loan or Revolving Credit Loan.  Upon receipt of such notice the Administrative Agent shall promptly notify each affected Lender thereof.  Not later than 12:00 noon, New York City time, on the Borrowing Date specified in such notice, each affected Lender shall make available to the Administrative Agent at the office of the Administrative Agent specified in subsection 12.2 (or at such other location as the Administrative Agent may direct) an amount in immediately available funds equal to the amount of the Loan to be made by such Lender (except that proceeds of Swing Line Loans will be made available to the Borrower in accordance with subsection 3.4(a)).  Loan proceeds received by the Administrative Agent hereunder shall promptly be made available to the Borrower by the Administrative Agent’s crediting the account of the Borrower, at the office of the Administrative Agent specified in subsection 12.2, with the aggregate amount actually received by the Administrative Agent from the Lenders and in like funds as received by the Administrative Agent.

(b)         Any borrowing of Eurodollar Loans hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, (i) the aggregate principal amount of all Eurodollar Loans having the same Interest Period shall not be less than $1,000,000 or a whole multiple of $500,000 in excess thereof and (ii) no more than sixteen Interest Periods shall be in effect at any one time.

5.2  Conversion and Continuation Options.  (a)  Subject to subsection 5.12, the Borrower may elect from time to time to convert Eurodollar Loans into Alternate Base Rate Loans by giving the Administrative Agent irrevocable notice of such election, to be received by the Administrative Agent prior to 12:00 noon, New York City time, at least three Business Days prior to the proposed conversion date.  The Borrower may elect from time to time to convert all or a portion of the Alternate Base Rate Loans (other than Swing Line Loans) then outstanding to Eurodollar Loans by giving the Administrative Agent irrevocable notice of such election, to be received by the Administrative Agent prior to 12:00 noon, New York City time, at least three Business Days prior to the proposed conversion date, specifying the Interest Period selected therefor, and, if no Default or Event of Default has occurred and is continuing, such conversion shall be made on the requested conversion date or, if such requested conversion date is not a Business Day, on the next succeeding Business Day.  Upon receipt of any notice pursuant to this subsection 5.2, the Administrative Agent shall promptly notify each affected Lender thereof.  All or any part of the outstanding Loans (other than Swing Line Loans) may be converted as provided herein; provided that partial conversions of Alternate Base Loans shall be in the aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof and the aggregate principal amount of the resulting Eurodollar Loans outstanding in respect of any one Interest Period shall be at least $1,000,000 or a whole multiple of $500,000 in excess thereof.

(b)         Any Eurodollar Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in subsection 1.1, of the length of the next Interest Period to be applicable to such Loans; provided that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have, by written notice to the Borrower, determined that such a continuation is not appropriate, (ii) if, after giving effect thereto, subsection 5.1(b) would be contravened or (iii) after the date that is one month prior to the Revolving Credit Termination Date (in the case of continuations of Revolving Credit Loans) or the final Installment Payment Date of the Term Loans.

5.3  Changes of Commitment Amounts.  (a)  The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate or from time to time to permanently reduce the Revolving Credit Commitments, subject to the provisions of this subsection 5.3.  To the extent, if any, that the sum of the amount of the Revolving Credit Loans, Swing Line Loans, L/C Obligations then outstanding, Bankers’ Acceptances then outstanding and amounts available to be drawn under outstanding Letters of Credit exceeds the amount of the Revolving Credit Commitments as then reduced, the Borrower shall be required to make a prepayment equal to such excess amount, the proceeds of which shall be applied, first, to payment of the Swing Line Loans then outstanding, second, to payment of the Revolving Credit Loans (other than C$ Prime Loans) then outstanding, third, to payment of any L/C Obligations then outstanding, fourth, to payment of C$ Loans then outstanding, fifth, to the cash collateralization of any Bankers’ Acceptances then outstanding on terms reasonably satisfactory to the Administrative Agent, and sixth, to cash collateralize any outstanding Letters of Credit on terms reasonably satisfactory to the Administrative Agent, provided that any portion of any such prepayment to be applied to the payment of C$ Loans shall be paid by the Canadian Borrower.  Any such termination of the Revolving Credit Commitments shall be accompanied by prepayment in full of the Revolving Credit Loans, Bankers’ Acceptances, Swing Line Loans and L/C Obligations then outstanding and by cash collateralization of any outstanding Letters of Credit on terms reasonably satisfactory to the Administrative Agent, provided that any such prepayment in full of outstanding C$ Loans shall be paid by the Canadian Borrower.  Upon termination of the Revolving Credit Commitments, any Letter of Credit then outstanding that has been so cash collateralized shall no longer be considered a “Letter of Credit” as defined in subsection 1.1 and any L/C Participating Interests heretofore granted by the Issuing Lender to the Lenders in such Letter of Credit shall be deemed terminated (subject to automatic reinstatement in the event that such cash collateral is returned and the Issuing Lender is not fully reimbursed for any such L/C Obligations) but the Letter of Credit fees payable under subsection 3.9 shall continue to accrue to the Issuing Lender and the Participating Lenders (or, in the event of any such automatic reinstatement, as provided in subsection 3.9) with respect to such Letter of Credit until the expiry thereof (provided that in lieu of paying a Standby or Commercial L/C fee, as the case may be, equal to the Applicable Margin for Revolving Credit Loans which are Eurodollar Loans per annum, the Borrower shall pay to the Administrative Agent an amount equal to 0.25% per annum).

(b)         In the case of termination of the Revolving Credit Commitments, interest accrued on the amount of any prepayment relating thereto and any unpaid commitment fee accrued hereunder shall be paid on the date of such termination.  Any such partial reduction of the Revolving Credit Commitments shall be in an amount of $1,000,000 or a whole multiple of $500,000 in excess thereof and shall, in each case, reduce permanently the amount of the Revolving Credit Commitments then in effect.

5.4  Optional and Mandatory Prepayments; Repayments of Term Loans.  (a)  Subject to subsection 5.12, the Borrower may at any time and from time to time prepay Loans, in whole or in part, without premium or penalty, by irrevocable notice to the Administrative Agent by 10:00 A.M., New York City time, on the same Business Day (or, in the case of Swing Line Loans, by irrevocable notice to the Administrative Agent by 12:00 noon, New York City time, on the same Business Day) in the case of Alternate Base Rate Loans, and three Business Days’ irrevocable notice to the Administrative Agent in the case of Eurodollar Loans, specifying the date and amount of prepayment and whether the prepayment is of Revolving Credit Loans or Term Loans.  Upon receipt of such notice the Administrative Agent shall promptly notify each Lender thereof.  If such notice is given, the Borrower shall make such  prepayment, and the payment amount specified in such notice shall be due and payable, on the date specified therein.  Partial prepayments (i) of Term Loans shall be in an aggregate principal amount equal to the lesser of (A) (I) $1,000,000, or a whole multiple of $500,000 in excess thereof with respect to Eurodollar Loans or (II) $500,000, or a whole multiple of $100,000 in excess thereof with respect to Alternate Base Rate Loans and (B) the aggregate unpaid principal amount of the Term Loans, and (ii) of Revolving Credit Loans shall be in an aggregate principal amount equal to the lesser of (A) (I) $1,000,000, or a whole multiple of $500,000 in excess thereof with respect to Eurodollar Loans or (II) $500,000, or a whole multiple of $100,000 in excess thereof with respect to Alternate Base Rate Loans and (B) the aggregate unpaid principal amount of the Revolving Credit Loans, as the case may be.  Prepayments of the Term Loans pursuant to this subsection 5.4(a) shall be applied pro rata to the Tranche A Term Loans and the Tranche C Term Loans, and shall be applied first, to any installment due to be paid within three months of such prepayment and, second, ratably to the remaining installments thereof.

(b)         (i)    So long as any Term Loans are outstanding, if, subsequent to the Closing Date, the Borrower or any of its Subsidiaries shall issue any Capital Stock (other than warrants issued in connection with the issuance of Preferred Stock or the Senior Subordinated Notes), 50% of the Net Proceeds thereof (excluding amounts provided by the Investor Group or their Affiliates or by management employees of such issuer) shall be promptly applied toward the prepayment of the Term Loans pro rata to the Tranche A Term Loans and Tranche C Term Loans (with such application being made first, to any installment due to be paid within three months of such prepayment and, second, ratably to the remaining installments thereof); provided that Net Proceeds of such issuance shall be deemed to be Net Proceeds of such issuance for purposes of this subsection 5.4(b)(i) only after deducting therefrom any cash proceeds therefrom actually applied to the redemption of (a) any then outstanding aggregate principal amount of Bridge Subordinated Debt (including all accrued interest on such subordinated bridge loans and the amount of all expenses, premium or penalties associated therewith) and (b) up to 35% of the Specified Debt under any “equity clawback” provisions and (c) the redemption of up to 35% of the Preferred Stock under any “equity clawback” provisions and the payment of any expenses, premium or penalties or accrued interest with respect thereto.

(ii)                                  If, subsequent to the Closing Date, the Borrower or any of its Subsidiaries shall incur or permit the incurrence of any Indebtedness (other than Indebtedness permitted pursuant to subsection 9.1, unless otherwise specified in such subsection), 100% of the Net Proceeds thereof shall be promptly applied toward the prepayment of the Term Loans pro rata to the Tranche A Term Loans and Tranche C Term Loans (with such application being made first, to any installment due to be paid within three months of such prepayment and, second, ratably to the remaining installments thereof).

(iii)                               If, subsequent to the Closing Date, the Borrower or any of its Subsidiaries shall incur or permit the incurrence of any Indebtedness permitted pursuant to subsection 9.1(c)(ii) in excess of the Permitted Specified Debt Amount (as defined in subsection 9.1(c)(ii)), 100% of the Net Proceeds thereof shall be promptly applied toward the prepayment of the Tranche C Term Loans (with such application being made first, to any installment due to be paid within three months of such prepayment and, second, ratably to the remaining installments thereof).

(iv)                              If, subsequent to the Closing Date, the Borrower or any of its Subsidiaries shall receive Net Proceeds from any Asset Sale, such Net Proceeds shall be promptly applied toward the prepayment of the Term Loans pro rata to the Tranche A Term Loans and Tranche C Term Loans (with such application being made first, to any installment due to be paid within three months of such prepayment and, second, ratably to the remaining installments thereof); provided that such Net Proceeds need not be applied to the prepayment of the Term Loans until the earlier of the date that the aggregate amount of Net Proceeds received by the Borrower or any of its Subsidiaries from any Asset Sales exceeds $1,000,000 (and has not yet been applied to the prepayment of the Term Loans hereunder) and the date which is six months after the last application of Net Proceeds pursuant to this subsection 5.4(b)(iv).

(v)                                 If for any fiscal year commencing with its fiscal year ending on December 29, 2001, there shall be Excess Cash Flow for such fiscal year, 50% of such Excess Cash Flow shall be promptly applied toward prepayment of the Term Loans pro rata to the Tranche A Term Loans and Tranche C Term Loans (with such application being made first, to any installment due to be paid within three months of such prepayment and, second, ratably to the remaining installments thereof).   Each such prepayment shall be made not later than 120 days after the end of such fiscal year.

(vi)                              On December 27, 2002, the Borrower shall prepay the Term Loans in an aggregate principal amount of $20,000,000, such prepayment to be made using the proceeds of a dividend to be paid to the Borrower by the Canadian Borrower.  The prepayment of the Term Loans pursuant to this subsection 5.4(b)(vi) shall be applied ratably to the Tranche A Term Loans and the Tranche C Term Loans, and shall be applied ratably to the remaining installments of each thereof.  The pro rata application of such prepayment to such remaining installments shall be calculated after giving effect to the amortization payment in respect of the Tranche A Term Loans and Tranche C Term Loans to be made by the Borrower on such date (it being understood that such amortization payment will be in satisfaction of the installments otherwise scheduled to be paid by the Borrower on December 31, 2002 pursuant to subsections 5.4(c) and 5.4(d)).

(vii)                           The Borrower shall give the Administrative Agent (which shall promptly notify each Lender) at least one Business Day’s notice of each prepayment or mandatory reduction pursuant to this subsection 5.4(b) setting forth the date and amount thereof.  Except as otherwise may be agreed by the Administrative Agent, as agent for the Required Lenders, any prepayment of Loans pursuant to this subsection 5.4 shall be applied, first, to any Alternate Base Rate Loans then outstanding and the balance of such prepayment, if any, to the Eurodollar Loans then outstanding; provided that prepayments of Eurodollar Loans, if not on the last day of the Interest Period with respect thereto, shall, at the option of the Borrower, be prepaid subject to the provisions of subsection 5.12 or the amount of such prepayment (after application to any Alternate Base Rate Loans) shall be deposited with the Administrative Agent as cash collateral for the Loans on terms reasonably satisfactory to the Administrative Agent and thereafter shall be applied in the order of the Interest Periods next ending most closely to the date such prepayment is required to be made and on the last day of each such Interest Period.  After such application, unless an Event of Default shall have occurred and be continuing, any remaining interest earned on such cash collateral shall be paid to the Borrower.

(c)          The Tranche A Term Loans shall be repaid in consecutive semi-annual installments on the dates set forth below (each such day, a “Tranche A Installment Payment Date”), commencing on December 31, 2002, in an aggregate amount equal to the amount specified for each such Tranche A Installment Payment Date:

Installment Payment Date	Installment Amount

December 31, 2002	9,580,981.83

June 30, 2003	10,539,080.01

December 31, 2003	11,497,178.20

June 30, 2004	12,455,276.38

December 31, 2004	13,413,374.56

June 30, 2005	14,371,472.74

December 31, 2005	15,329,570.93

Tranche A Maturity Date	7,664,785.46

(d)         The Tranche C Term Loans shall be repaid in consecutive semi-annual installments on the dates set forth below (each such day, a “Tranche C Installment Payment Date”), commencing on December 31, 2002, in an aggregate amount equal to the amount specified for each such Tranche C Installment Payment Date:

Installment Payment Date	Installment Amount

December 31, 2002	1,000,000.00

June 30, 2003	1,000,000.00

December 31, 2003	1,000,000.00

June 30, 2004	1,000,000.00

December 31, 2004	1,000,000.00

June 30, 2005	1,000,000.00

December 31, 2005	1,000,000.00

June 30, 2006	1,000,000.00

December 31, 2006	1,000,000.00

June 30, 2007	1,000,000.00

December 31, 2007	1,000,000.00

June 30, 2008	1,000,000.00

December 31, 2008	106,000,000.00

June 30, 2009	106,000,000.00

Tranche C Maturity Date	106,000,000.00

Amounts repaid on account of the Term Loans pursuant to this subsection or otherwise may not be reborrowed.  Accrued interest on the amount of any prepayments shall be paid on the Interest Payment Date next succeeding the date of any partial prepayment and on the date of such prepayment in the case of a prepayment in full of the Term Loans.

(e)          Notwithstanding the provisions of subsection 5.4, with respect to the amount of any mandatory prepayment described therein that is allocated to Tranche C Term Loans (such amount, the “Tranche C Prepayment Amount”), at any time when Tranche A Term Loans remain outstanding,  the Administrative Agent shall promptly provide to each Tranche C Lender a notice (each a “Tranche C Prepayment Option Notice”) as described below.  Each Tranche C Prepayment Option Notice shall be in writing, shall refer to this subsection 5.4(e) and shall (i) set forth the Tranche C Prepayment Amount and the portion thereof that the applicable Tranche C Lender will be entitled to receive if it accepts such mandatory prepayment in accordance with this subsection 5.4(e), (ii) state that the Borrower is offering to prepay on a specified date (each a “Tranche C Mandatory Prepayment Date”), which shall be not less than four days or more than six days after the date of the Tranche C Option Prepayment Notice, the Tranche C Term Loans of such Tranche C Lender in an amount equal to the portion of the Tranche C Prepayment Amount indicated in such Tranche C Lender’s Tranche C Prepayment Option Notice as being applicable to such Tranche C Lender, (iii) request such Tranche C Lender to notify the Borrower and the Administrative Agent in writing, no later than the second day prior to the Tranche C Mandatory Prepayment Date, of such Tranche C Lender’s acceptance or rejection of such offer of prepayment and (iv) inform such Tranche C Lender that failure by such Tranche C Lender to accept or reject such offer in writing on or before the second day prior to the Tranche C Mandatory Prepayment Date shall be deemed an acceptance of such prepayment offer.  Each Tranche C Prepayment Option Notice shall be given by telecopy, confirmed by hand delivery, overnight courier service or registered or certified mail, in each case addressed as provided in subsection 12.2.  On the Tranche C Mandatory Prepayment Date, the Borrower shall pay the Administrative Agent in immediately available funds (i) the aggregate amount necessary to prepay the portion of the Tranche C Prepayment Amount in respect of which the Tranche C Lenders have accepted prepayment as described above (such Tranche C Lenders, the “Accepting Tranche C Lenders”), and the Administrative Agent shall apply such amount on behalf of the Borrower pro rata against the remaining installments of principal due in respect of the Tranche C Term Loans of the Accepting Tranche C Lenders, and (ii) the aggregate amount of the portion of the Tranche C Prepayment Amount not accepted by the Tranche C Lenders, and the Administrative Agent shall apply such amount on behalf of the Borrower pro rata against the remaining installments of principal due in respect of the Tranche A Term Loans.

(f)            The Canadian Borrower may, subject to subsection 5.12, at any time and from time to time, prepay the C$ Loans in whole or in part, without premium or penalty, provided that the Canadian Borrower shall give the Canadian Fronting Lender at least one Business Days’ (Canada) irrevocable notice of each such payment in the case of C$ Prime Loans, and three Business Days irrevocable notice of each such prepayment in the case of Bankers’ Acceptances, specifying (i) the date and amount of such prepayment and (ii) whether the amounts prepaid are on account of C$ Prime Loans or Bankers’ Acceptances.  If such notice is given, the amount specified in such notice shall be due and payable on the date specified therein.  Partial prepayments shall be in an aggregate principal amount of C$1,000,000 or a whole multiple of C$500,000 in excess thereof with respect to Bankers’ Acceptances, and C$500,000 or a whole multiple of C$100,000 in excess there of in the case of C$ Prime Loans.

(g)         If, at any time, the Borrower shall cease to own 100% of the Capital Stock of the Canadian Borrower, all C$ Loans outstanding at such time shall become immediately due and payable in full by the Canadian Borrower, and the right of the Canadian Borrower to borrow C$ Loans hereunder shall be immediately terminated.

(h)         (i) If, at any time and from time to time, the equivalent in Dollars of 105% of the aggregate outstanding principal amount of the C$ Loans at such time exceeds $20,000,000, the Canadian Borrower shall, within three Business Days (Canada), repay the C$ Loans to the Canadian Fronting Lender by the amount equal to such excess and (ii) if, at any time and from time to time, the sum of (A) the equivalent in Dollars of 105% of the aggregate amount of the C$ Loans outstanding at such time plus (B) the aggregate principal amount of the sum of (1) Revolving Credit Loans (other than C$ Prime Loans) then outstanding, (2) Swing Line Loans then outstanding, (3) amounts available to be drawn under all outstanding Letters of Credit at such time and (4) L/C Obligations then outstanding exceeds the aggregate principal amount of the Revolving Credit Commitment then in effect, the Borrower (or the Canadian Borrower) shall repay the Loans (or the C$ Loans) to the Administrative Agent (or the Canadian Fronting Lender, as applicable) by the amount of such excess.

5.5  Interest Rates and Payment Dates.  (a)  Eurodollar Loans shall bear interest for each day during each Interest Period applicable thereto, commencing on (and including) the first day of such Interest Period to, but excluding, the last day of such Interest Period, on the unpaid principal amount thereof at a rate per annum equal to the Eurodollar Rate determined for such Interest Period plus the Applicable Margin.

(b)         Alternate Base Rate Loans shall bear interest for the period from and including the date such Loans are made to, but excluding, the maturity date thereof, or to, but excluding, the conversion date if such Loans are earlier converted into Eurodollar Loans on the unpaid principal amount thereof at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(c)          C$ Prime Loans shall bear interest for the period from and including the date such Loans are made to, but excluding, the maturity date thereof, or to, but excluding the conversion date if such Loans are earlier converted into Bankers’ Acceptances, on the unpaid principal amount thereof at a rate per annum equal to the C$ Prime Rate plus the Applicable Margin for Revolving Credit Loans that are Eurodollar Loans.

(d)         If all or a portion of (i) the principal amount of any of the Loans or any Bankers’ Acceptance or (ii) any interest payable thereon shall not be paid when due (whether at the stated maturity, by acceleration or otherwise) such Loan, if a Eurodollar Loan, shall be converted into an Alternate Base

Rate Loan at the end of the then-current Interest Period for such Eurodollar Loan (which conversion shall occur automatically and without need for compliance with the conditions for conversion set forth in subsection 5.2), and any such overdue amount shall, without limiting the rights of the Lenders under Section 10, bear interest (which shall be payable on demand) at a rate per annum which is 2% plus the Alternate Base Rate plus the Applicable Margin (or, in the case of a Eurodollar Loan, the Eurodollar Rate for the Interest Period plus the Applicable Margin plus 2%, if higher) from the date of such non-payment until paid in full (as well after as before judgment).

(e)          Except as otherwise expressly provided for in this subsection 5.5, interest shall be payable in arrears on each Interest Payment Date.

(f)            (i)             If any provision of this Agreement would obligate any party to this Agreement to make any payment of interest or other amount payable to the Canadian Fronting Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by the Canadian Fronting Lender of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)), then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the Canadian Fronting Lender of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows:

(x)                                   first, by reducing the amount or rates of interest required to be paid under this subsection 5.5; and

(y)                                 thereafter, by reducing any fees, commissions, premiums and other amounts which would constitute interest for purposes of Section 347 of the Criminal Code (Canada).

(ii)                                  If, notwithstanding the provisions of clause (i) of this subsection 5.5(f), and after giving effect to all adjustments contemplated thereby, the Canadian Fronting Lender shall have received an amount in excess of the maximum permitted by such clause, then the party having paid such amount shall be entitled, by notice in writing to the Canadian Fronting Lender, to obtain reimbursement from the Canadian Fronting Lender of an amount equal to such excess, and, pending such reimbursement, such amount shall be deemed to be an amount payable by the Canadian Fronting Lender to such party.

(iii)                               Any amount or rate of interest referred to in this subsection 5.5(f) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term of any C$ Prime Loan on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be prorated over that period of time and otherwise be prorated over the Revolving Credit Commitment Period and, in the event of dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent shall be conclusive for the purposes of such determination absent manifest error.

(g)         Interest on each C$ Prime Loan shall be payable to the Canadian Fronting Lender on each Interest Payment Date in Canadian Dollars.  As promptly as is practicable following each date upon which the Canadian Fronting Lender receives a payment of interest under this Agreement on account of C$ Prime Loans, the Canadian Fronting Lender shall convert into Dollars (at the Canadian Exchange Rate) the amount equal to (x) (1) the portion of such payment which constitutes the Applicable Margin thereon (the “Applicable Margin Payment”) minus (2) 1/4 of 1% per annum on the aggregate principal amount of the C$ Prime Loans on account of which such interest payment was made (which unconverted amount shall be retained by the Canadian Fronting Lender for its own account) minus (y) the Canadian Portion of such Applicable Margin Payment.  In consideration of the agreement of the Revolving Credit Lenders to purchase participating interests in the C$ Prime Loans, the Canadian Fronting Lender hereby agrees to pay (A) to the Administrative Agent, for the ratable accounts of the Revolving Credit Lenders that are not Canadian Participants, a risk participation fee in the amount equal to the proceeds received by Canadian Fronting Lender from such conversion (other than any such proceeds payable for the account of a Non-Funding Lender, which proceeds shall be retained by the Canadian Fronting Lender for its own account) and (B) to each Canadian Participant, at the location or address designated by such Canadian Participant, a risk participation fee in the amount equal to such Canadian Participant’s ratable share of the Canadian Portion of such Applicable Margin Payment (other than the ratable share of any Canadian Participant that is a Non-Funding Lender, which shall be retained by the Canadian Fronting Lender for its own account); provided, however, that, in the event that the Revolving Credit Lenders have funded the purchase of participating interests in the C$ Prime Loans on account of which such interest payment was made pursuant to subsection 4.6(a), the Canadian Fronting Lender shall instead (A) convert into Dollars and pay to the Administrative Agent, for the ratable accounts of the Revolving Credit Lenders (that are not Canadian Participants) which have so funded such purchase, the amount equal to the sum of each such Revolving Credit Lender’s Revolving Credit Commitment Percentage of such Applicable Margin Payment and (B) pay to each Canadian Participant that has so funded such purchase the amount of such Canadian Participant’s Revolving Credit Commitment Percentage of such Applicable Margin Payment.  Amounts payable to each Canadian Participant under this subsection shall be payable in Canadian Dollars on the date upon which the Canadian Fronting Lender receives such Applicable Margin Payment.  Amounts payable to the Administrative Agent under this subsection shall be payable in Dollars on the date upon which the Canadian Fronting Lender receives the proceeds of such conversion.

5.6  Computation of Interest and Fees.  (a)  (i)  Interest in respect of Alternate Base Rate Loans, at any time that the Alternate Base Rate is determined by reference to the Prime Rate, (ii) interest in respect of C$ Prime Loans (and all other amounts denominated in C$) and (iii) all fees hereunder shall be calculated on the basis of a 365 (or 366 as the case may be) day year for the actual days elapsed.  Interest in respect of Eurodollar Loans and in respect of Alternate Base Rate Loans at any time that the Alternate Base Rate is determined by reference to the Base CD Rate or the Federal Funds Effective Rate shall be calculated on the basis of a 360 day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a Eurodollar Rate.  Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate is announced or such change in the Eurocurrency Reserve Requirements becomes effective, as the case may be.  The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change.

(b)         For the purposes of the Interest Act (Canada), in any case in which an interest rate is stated in this Agreement to be calculated on the basis of a year of 360 days or 365 days, as the case may be, the yearly rate of interest to which such interest rate is equivalent is equal to such interest rate multiplied by the number of days in the year in which the relevant interest payment accrues and divided by 360 or 365, respectively.  In addition the principles of deemed investment or reinvestment of interest do not apply to any interest calculations under this Agreement and the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

(c)          Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Borrower, or any Lender, deliver to the Borrower or such Lender a statement showing the quotations used by the Administrative Agent in determining the Eurodollar Rate.

5.7  Certain Fees.  The Borrower agrees to pay to the Administrative Agent, for its own account, a non-refundable agent’s fee in an amount previously agreed to with the Administrative Agent, payable in advance on the Closing Date and on the first day of each fiscal year of the Borrower thereafter.

5.8  Inability to Determine Interest Rate.  In the event that the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that (a) by reason of circumstances affecting the interbank eurodollar market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for any Interest Period with respect to (i) proposed Loans that the Borrower has requested be made as Eurodollar Loans, (ii) any Eurodollar Loans that will result from the requested conversion of all or part of the Alternate Base Rate Loans into Eurodollar Loans or (iii) the continuation of any Eurodollar Loan as such for an additional Interest Period, or (b) dollar deposits in the relevant amount and for the relevant period with respect to any such Eurodollar Loan are not generally available to the Lenders in their respective Eurodollar Lending Offices’ interbank eurodollar markets, the Administrative Agent shall forthwith give telecopy or e-mail notice of such determination, confirmed in writing, to the Borrower and the Lenders at least one day prior to, as the case may be, the requested Borrowing Date, the conversion date or the last day of such Interest Period.  If such notice is given (i) any requested Eurodollar Loans shall be made as Alternate Base Rate Loans, (ii) any Alternate Base Rate Loans that were to have been converted to Eurodollar Loans shall be continued as Alternate Base Rate Loans, and (iii) any outstanding Eurodollar Loans shall be converted on the last day of the then current Interest Period applicable thereto into Alternate Base Rate Loans.  Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made and no Alternate Base Rate Loans shall be converted to Eurodollar Loans.

5.9  Pro Rata Treatment and Payments.  (a)  Except to the extent otherwise provided herein, each borrowing of Loans by the Borrower from the Lenders and any reduction of the Commitments of the Lenders hereunder shall be made pro rata according to the relevant Commitment Percentages of the Lenders with respect to the Loans borrowed or the Commitments to be reduced.

(b)         Whenever any payment received by the Administrative Agent under this Agreement or any Note or any other Credit Document is insufficient to pay in full all amounts then due and payable to the Administrative Agent and the Lenders under this Agreement:

(i)                                     If the Administrative Agent has not received a Payment Sharing Notice (or, if the Administrative Agent has received a Payment Sharing Notice but the Event of Default specified in such Payment Sharing Notice has been cured or waived in accordance with the provisions of this Agreement), such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the following order:  first, to the payment of fees and expenses due and payable to the Administrative Agent (or to the payment of fees and expenses due and payable to the Canadian Fronting Lender with respect to payments in respect of Alternate Base Rate Loans converted from C$ Loans pursuant to subsection 4.6(a)) under and in connection with this Agreement and the other Credit Documents; second, to the payment of all expenses due and payable under subsection 12.5, ratably among the Lenders in accordance with the aggregate amount of such payments owed to each such Lender; third, to the payment of fees due and payable under subsections 3.2 and 3.9, ratably among the Lenders in accordance with the Commitment Percentage of each Lender of the Commitment for which such payment is owed and, in the case of the Issuing Lender, the amount retained by the Issuing Lender for its own account pursuant to subsection 3.9; fourth, to the payment of interest then due and payable on the Loans and the L/C Obligations ratably in accordance with the aggregate amount of interest owed to each such Lender; and fifth, to the payment of the principal amount of the Loans and the L/C Obligations which is then due and payable ratably among the Lenders in accordance with the aggregate principal amount owed to each such Lender; or

(ii)                                  If the Administrative Agent has received a Payment Sharing Notice which remains in effect, all payments received by the Administrative Agent under this Agreement or any Note shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the following order:  first, to the payment of all amounts described in clauses “first” through “third” of the foregoing clause (i) in the order set forth therein; second, to the payment of the interest accrued on all Loans and L/C Obligations, regardless of whether any such amount is then due and payable, ratably among the Lenders in accordance with the aggregate accrued interest plus the aggregate principal amount of all Loans and L/C Obligations then due and payable and owed to such Lender; and third, to the payment of the principal amount of all Loans and L/C Obligations, regardless of whether any such amount is then due and payable, ratably among the Lenders in accordance with the aggregate principal amount owed to such Lender.

(c)          If any Lender (a “Non-Funding Lender”) has (x) failed to make a Revolving Credit Loan or failed to make a payment in respect of its participating interest in any C$ Loan required to be made by it hereunder, and the Administrative Agent has determined that such Lender is not likely to make such Revolving Credit Loan or such payment or (y) given notice to the Borrower or the Administrative Agent that it will not make, or that it has disaffirmed or repudiated any obligation to make, any Revolving Credit Loan or any payment in respect of its participating interest in any C$ Loan as required hereunder, in each case by reason of the provisions of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, or otherwise, (i) any payment made on account of the principal of the Revolving Credit Loans (other than C$ Prime Loans) outstanding shall be made as follows:

(A)  in the case of any such payment made on any date when and to the extent that in the determination of the Administrative Agent the Borrower would be able under the terms and conditions hereof to reborrow the amount of such payment under the Commitments and to satisfy any applicable conditions precedent set forth in Section 7 to such reborrowing, such payment shall be made on account of the outstanding Revolving Credit Loans held by the Lenders other than the Non-Funding Lender pro rata according to the respective outstanding principal amounts of the Revolving Credit Loans of such Lenders; and

(B)  otherwise, such payment shall be made on account of the outstanding Revolving Credit Loans held by the Lenders pro rata according to the respective outstanding principal amounts of such Revolving Credit Loans; and

(ii) any payment made on account of interest on the Revolving Credit Loans (other than C$ Prime Loans) shall be made pro rata according to the respective amounts of accrued and unpaid interest due and payable on the Revolving Credit Loans with respect to which such payment is being made. The Borrower agrees to give the Administrative Agent such assistance in making any determination pursuant to subparagraph (i)(A) of this paragraph as the Administrative Agent may reasonably request.  Any such determination by the Administrative Agent shall be conclusive and binding on the Lenders.

(d)         All payments (including prepayments) to be made by the Borrower on account of principal, interest and fees shall be made without set-off or counterclaim and shall be made to the Administrative Agent, for the account of the Lenders at the Administrative Agent’s office located at 270 Park Avenue, New York, New York 10017, in lawful money of the United States and in immediately available funds.  The Administrative Agent shall promptly distribute such payments in accordance with the provisions of subsection 5.9(b) upon receipt in like funds as received.  If any payment hereunder (other than payments on Eurodollar Loans) would become due and payable on a day other than a Business Day, such payment shall become due and payable on the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.  If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day (and with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension), unless the result of such extension would be to extend such payment into another calendar month in which event such payment shall be made on the immediately preceding Business Day.  All payments (including prepayments) to be made by the Canadian Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set off or counterclaim and shall be made to the Canadian Fronting Lender at the Canadian Lending Office in C$ (subject to the provisions of subsection 4.6(a)) and in immediately available funds.  If any payment hereunder becomes due and payable on a day other than a Business Day (Canada), such payments shall be extended to the next succeeding Business Day (Canada) (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension), unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day (Canada).

(e)          Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount which would constitute its Commitment Percentage of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent in accordance with subsection 5.1 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection 5.9(e) shall be conclusive absent manifest error.  If such Lender’s Commitment Percentage of such borrowing is not in fact made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Alternate Base Rate Loans hereunder (in lieu of any otherwise applicable interest), on demand, from the Borrower, without prejudice to any rights which the Borrower or the Administrative Agent may have against such Lender hereunder.  Nothing contained in this subsection 5.9 shall relieve any Lender which has failed to make available its ratable portion of any borrowing hereunder from its obligation to do so in accordance with the terms hereof.

(f)            The failure of any Lender to make the Loan to be made by it on any Borrowing Date shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on such Borrowing Date, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on such Borrowing Date.

(g)         All payments and optional prepayments (other than prepayments as set forth in subsection 5.11 with respect to increased costs) of Eurodollar Loans hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all Eurodollar Loans with the same Interest Period shall not be less than $1,000,000 or a whole multiple of $500,000 in excess thereof.

5.10  Illegality.  Notwithstanding any other provision herein, if (i) any Change in Law occurring after the date that any lender becomes a Lender party to this Agreement, shall make it unlawful for such Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, the commitment of such Lender hereunder to make Eurodollar Loans or to convert all or a portion of Alternate Base Rate Loans into Eurodollar Loans shall forthwith be suspended until such time, if any, as such illegality shall no longer exist and such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Alternate Base Rate Loans for the duration of the respective Interest Periods (or, if permitted by applicable law, at the end of such Interest Periods) and all payments of principal which would otherwise be applied to such Eurodollar Loans shall be applied instead to such Lender’s Alternate Base Rate Loans.  The Borrower hereby agrees to pay any Lender, promptly upon its demand, any amounts payable pursuant to subsection 5.12 in connection with any conversion in accordance with this subsection 5.10 (such Lender’s notice of such costs, as certified in reasonable detail as to such amounts to the Borrower through the Administrative Agent, to be conclusive absent manifest error).

5.11  Requirements of Law.  (a)  In the event that any Change in Law or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority occurring after the date that any lender becomes a Lender party to this Agreement:

(i)                                     does or shall subject any such Lender or its Eurodollar Lending Office or Canadian Lending Office to any tax of any kind whatsoever with respect to this Agreement, any Note, any Eurodollar Loans or any C$ Prime Loans made by it, or change the basis of taxation of payments to such Lender or its Eurodollar Lending Office or Canadian Lending Office of principal, the commitment fee, interest or any other amount payable hereunder (except for (x) net income and franchise taxes imposed on the net income of such Lender or its Eurodollar Lending Office or Canadian Lending Office by the jurisdiction under the laws of which such Lender is organized or any political subdivision or taxing authority thereof or therein, or by any jurisdiction in which such Lender’s Eurodollar Lending Office or Canadian Lending Office is located or any political subdivision or taxing authority thereof or therein, including changes in the rate of tax on the overall net income of such Lender or such Eurodollar Lending Office or Canadian Lending Office, and (y) taxes resulting from the substitution of any such system by another system of taxation; provided that the taxes payable by Lenders subject to such other system of taxation are not generally charged to borrowers from such Lenders having loans or advances bearing interest at a rate similar to the Eurodollar Rate);

(ii)                                  does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender which are not otherwise included in the determination of the Eurodollar Rate or the rate with respect to C$ Loans, as applicable; or

(iii)                               does or shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender or its Eurodollar Lending Office or Canadian Lending Office of making, converting, renewing or maintaining advances or extensions of credit or to reduce any amount receivable hereunder, in each case, in respect of its Eurodollar Loans or C$ Loans, as the case may be, then, in any such case, the Borrower (or the Canadian Borrower in the case of C$ Loans) shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such additional cost or reduced amount receivable which such Lender deems to be material as determined by such Lender with respect to such Eurodollar

Loans or C$ Loans, as the case may be, together with interest on each such amount from the date demanded until payment in full thereof at a rate per annum equal to the Alternate Base Rate in the case of Eurodollar Loans, and the C$ Prime Rate in the case of C$ Loans, plus 1%.

(b)         In the event that any Change in Law occurring after the date that any lender becomes a Lender party to this Agreement with respect to any such Lender shall, in the opinion of such Lender, require that any Commitment of such Lender be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital to be maintained by such Lender or any corporation controlling such Lender, and such Change in Law shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital, as the case may be, as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such corporation, as the case may be, could have achieved but for such Change in Law (taking into account such Lender’s or such corporation’s policies, as the case may be, with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time following notice by such Lender to the Borrower of such Change in Law as provided in paragraph (c) of this subsection 5.11, within 15 days after demand by such Lender, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation on an after-tax basis, as the case may be, for such reduction.

(c)          The Borrower or the Canadian Borrower, as the case may be, shall not be required to make any payments to any Lender for any additional amounts pursuant to this subsection 5.11 unless such Lender has given written notice to the Borrower or the Canadian Borrower, as the case may be, through the Administrative Agent, of its intent to request such payments prior to or within 60 days after the date on which such Lender became entitled to claim such amounts.  If any Lender has notified the Borrower or the Canadian Borrower, as the case may be, through the Administrative Agent of any increased costs pursuant to paragraph (a) of this subsection 5.11, the Borrower or the Canadian Borrower, as the case may be, at any time thereafter may, upon at least three Business Days’ notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and subject to subsection 5.12, prepay (or convert into Alternate Base Rate Loans in the case of Eurodollar Loans) all (but not a part) of the Eurodollar Loans or the C$ Loans, as applicable, then outstanding.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of paragraph (a) of this subsection 5.11 with respect to such Lender, it will, if requested by the Borrower to the extent permitted by law or by the relevant Governmental Authority, endeavor in good faith to avoid or minimize the increase in costs or reduction in payments resulting from such event (including, without limitation, endeavoring to change its Eurodollar Lending Office or Canadian Lending Office, as applicable); provided, that such avoidance or minimization can be made in such a manner that such Lender, in its sole determination, suffers no economic, legal or regulatory disadvantage.  If any Lender requests compensation from the Borrower or the Canadian Borrower, as the case may be, under this subsection 5.11, the Borrower or the Canadian Borrower, as the case may be, may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender thereafter to make or continue Loans of the Type with respect to which such compensation is requested, or to convert Loans of any other Type into Loans of such Type, until the Requirement of Law giving rise to such request ceases to be in effect; provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(d)         Each Lender (and in case of an Assignee on the date it becomes a Lender) that is not a United States Person (as defined in Section 7701(a)(30) of the Code) for federal income tax purposes either (1) in the case of a Lender that is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (i) represents to Borrower (for the benefit of the Borrower and the Administrative Agent) that under applicable law and treaties no taxes are required to be withheld by the Borrower or the Administrative Agent with respect to any payments to be made to such Lender in respect of the Loans or the L/C Participating Interests, (ii) agrees to furnish to the Borrower, with a copy to the Administrative Agent, either U.S. Internal Revenue Service Form W-8ECI or U.S. Internal Revenue Service Form W-8BEN

(wherein such Lender claims entitlement to complete exemption from U.S. federal withholding tax on all interest payments hereunder) and (iii) agrees (for the benefit of the Borrower and the Administrative Agent), to the extent it may lawfully do so at such times, to provide the Borrower, with a copy to the Administrative Agent, a new Form W-8ECI or Form W-8BEN upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such Lender, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption or (2) in the case of a Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (i) agrees to furnish to the Borrower, with a copy to the Administrative Agent, (A) a certificate substantially in the form of Exhibit I hereto (any such certificate, a “Subsection 5.11(d)(2) Certificate”) and (B) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN, certifying to such Lender’s legal entitlement at the Closing Date (or, in the case of an Assignee, on the date it becomes a Lender) to an exemption from U.S. withholding tax under the provisions of Section 881(c) of the Code with respect to all payments to be made under this Agreement, and (ii) agrees, to the extent legally entitled to do so, upon reasonable request by the Borrower, to provide to the Borrower (for the benefit of the Borrower and the Administrative Agent) such other forms as may be required in order to establish the legal entitlement of such Lender to an exemption from withholding with respect to payments under this Agreement.  Notwithstanding any provision of this subsection 5.11 or 5.9(d) to the contrary, the Borrower shall have no obligation to pay any amount to or for the account of any Lender (or the Eurodollar Lending Office of any Lender) on account of any taxes pursuant to this subsection 5.11, to the extent that such amount results from (i) the failure of any Lender to comply with its obligations pursuant to this subsection 5.11, (ii) any representation or warranty made or deemed to be made by any Lender pursuant to this subsection 5.11(d) proving to have been incorrect, false or misleading in any material respect when so made or deemed to be made or (iii) any Change in Law or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, the effect of which would be to subject to any taxes any payment made pursuant to this Agreement to any Lender making the representation and covenants set forth in subsection 5.11(d)(2), which payment would not be subject to such taxes were such Lender eligible to make and comply with, and actually made and complied with, the representation and covenants set forth in subsection 5.11(d)(1) hereinabove.

(e)          A certificate in reasonable detail as to any amounts submitted by such Lender, through the Administrative Agent, to the Borrower, shall be conclusive in the absence of manifest error.  The covenants contained in this subsection 5.11 shall survive the termination of this Agreement and repayment of the Loans.

5.12  Indemnity.  (a)  The Borrower agrees to indemnify each Lender and to hold such Lender harmless from any loss or expense (but without duplication of any amounts payable as default interest) which such Lender may sustain or incur as a consequence of (a) default by the Borrower in payment of the principal amount of or interest on any Eurodollar Loans of such Lender, including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its Eurodollar Loans hereunder, (b) default by the Borrower in making a borrowing after the Borrower has given a notice in accordance with subsection 5.1 or in making a conversion of Alternate Base Rate Loans to Eurodollar Loans or in continuing Eurodollar Loans as such, in either case, after the Borrower has given notice in accordance with subsection 5.2, (c) default by the Borrower in making any prepayment after the Borrower has given a notice in accordance with subsection 5.4 or (d) a payment or prepayment of a Eurodollar Loan or conversion (including without limitation, as a result of subsection 5.4 and/or a conversion pursuant to subsection 5.10) of any Eurodollar Loan into an Alternate Base Rate Loan, in either case on a day which is not the last day of an Interest Period with respect thereto, including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its

Eurodollar Loans hereunder (but excluding loss of profit).  This covenant shall survive termination of this Agreement and repayment of the Loans.

(b)         The Canadian Borrower agrees to indemnify the Canadian Fronting Lender and to hold such Lender harmless from any loss or expense (but without duplication of any amounts payable as default interest) which such Lender may sustain or incur as a consequence of (a) default by the Canadian Borrower in payment of the principal amount of or interest on any C$ Loans, including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain C$ Loans hereunder, (b) default by the Canadian Borrower in making a borrowing after the Canadian Borrower has given a notice in accordance with subsection 4.3 or 5.1 or in making a conversion of C$ Loans, after the Canadian Borrower has given notice in accordance with subsection 5.2 or (c) default by the Borrower in making any prepayment after the Canadian Borrower has given a notice in accordance with subsection 5.4.  This covenant shall survive termination of this Agreement and repayment of the Loans.

5.13  Repayment of Loans; Evidence of Debt.  (a)  The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender (i) the then unpaid principal amount of each Revolving Credit Loan (other than any C$ Prime Loan) of such Lender on the Revolving Credit Termination Date, (ii) the principal amount of the Tranche A Term Loan of such Lender, in eight consecutive installments, payable on each Tranche A Installment Payment Date, in accordance with subsection 5.4(c) (or the then unpaid principal amount of such Tranche A Term Loan on the date that the Tranche A Term Loans become due and payable pursuant to Section 10), (iii) the principal amount of the Tranche C Term Loan of such Lender, in fifteen consecutive installments, payable on each Tranche C Installment Payment Date, in accordance with subsection 5.4(d) (or the then unpaid principal amount of such Tranche C Term Loan on the date that the Tranche C Term Loans become due and payable pursuant to Section 10), and (iv) the then unpaid principal amount of the Swing Line Loans of the Swing Line Lender on the Revolving Credit Termination Date.  The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans (other than the C$ Prime Loans) from time to time outstanding from the date hereof until payment in full thereof at the rates per annum and on the dates set forth in subsection 5.5.

(b)         The Canadian Borrower hereby unconditionally promises to pay to the Canadian Fronting Lender on the Revolving Credit Termination Date the then unpaid principal amount of each C$ Prime Loan.  The Canadian Borrower hereby further agrees to pay interest on the unpaid principal amount of the C$ Prime Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum and on the dates set forth in subsection 5.5.

(c)          Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower and the Canadian Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(d)         The Administrative Agent shall maintain the Register pursuant to subsection 12.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Revolving Credit Loan, Tranche A Term Loan and Tranche C Term Loan made hereunder, the Type thereof and each Interest Period applicable thereto, (ii) the Borrower, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower and the Canadian Borrower to each Lender hereunder and (iv) both the amount of any sum received by the Administrative Agent hereunder from the Borrower or the Canadian Borrower and each Lender’s share thereof.

(e)          The entries made in the Register and the accounts of each Lender maintained pursuant to subsection 5.13(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender or to repay any other obligations in accordance with the terms of this Agreement.

(f)            (i) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender (A) a promissory note of the Borrower evidencing the Revolving Credit Loans (other than the C$ Prime Loans) of such Lender, substantially in the form of Exhibit A with appropriate insertions as to date and principal amount (a “Revolving Credit Note”), (B) a promissory note of the Borrower evidencing the Tranche A Term Loan of such Lender, substantially in the form of Exhibit B-1 with appropriate insertions as to date and principal amount (a “Tranche A Term Note”), (C) a promissory note of the Borrower evidencing the Tranche C Term Loan of such Lender, substantially in the form of Exhibit B-2 with appropriate insertions as to date and principal amount (a “Tranche C Term Note”), and/or (D) in the case of the Swing Line Lender, a promissory note of the Borrower evidencing the Swing Line Loans of the Swing Line Lender, substantially in the form of Exhibit C with appropriate insertions as to date and principal amount (the “Swing Line Note”) and (ii) the Canadian Borrower agrees that, upon the request of the Canadian Fronting Lender, the Canadian Borrower will execute and deliver to the Canadian Fronting Lender a promissory note of the Canadian Borrower evidencing the C$ Prime Loans made by the Canadian Fronting Lender, substantially in the form of Exhibit N with appropriate insertions as to date and principal amount (the “C$ Note”).

5.14  Replacement of Lenders.  In the event any Lender or the Issuing Lender is a Non-Funding Lender, exercises its rights pursuant to subsection 5.10 or requests payments pursuant to subsections 3.10 or 5.11, the Borrower may require, at its own expense (including payment of any processing fees under subsection 12.6(e)) and subject to subsection 5.12, such Lender or the Issuing Lender to assign, at par plus accrued interest and fees, without recourse (in accordance with subsection 12.6) all of its interests, rights and obligations hereunder (including all of its Commitments and the Loans and other amounts at the time owing to it hereunder and its Notes and its interest in the Letters of Credit) to a bank, financial institution or other entity specified by the Borrower; provided that (i) such assignment shall not conflict with or violate any law, rule or regulation or order of any court or other Governmental Authority, (ii) the Borrower shall have received the written consent of the Administrative Agent, which consent shall not unreasonably be withheld, to such assignment, (iii) the Borrower shall have paid to the assigning Lender or the Issuing Lender all monies other than principal, interest and fees accrued and owing hereunder to it (including pursuant to subsections 3.10, 5.10, 5.11 and 5.12) and (iv) in the case of a required assignment by the Issuing Lender, the Letters of Credit shall be canceled and returned to the Issuing Lender.

5.15  Reliance on Representation of the Borrower.  Each of the Borrower and the Canadian Borrower hereby agrees that the Administrative Agent and the Lenders may rely on any representation, warranty, certificate, notice, document or telephone request which purports to be executed or made, and which the Administrative Agent, the Canadian Fronting Lender or the Lenders, as the case may be, in good faith believe to have been executed or made, by the Borrower or the Canadian Borrower or any of their respective authorized officers, and (i) the Borrower hereby further agrees to indemnify and hold the Administrative Agent, the Canadian Fronting Lender and the Lenders harmless for any action, including the making of the borrowings hereunder, and any loss or expense, taken or incurred by any of them as a result of their good faith reliance upon any such representations, warranty, certificate, notice, document or telephone request and (ii) the Canadian Borrower hereby further agrees to indemnify and hold harmless the Administrative Agent, the Canadian Fronting Lender and the Lenders for any action, including the making of the borrowings hereunder, and any loss or expense, taken or incurred by any of them as a result of their good faith reliance on upon any representation, warranty, certificate, notice, documents or telephonic request made by the Canadian Borrower or to which the Canadian Borrower is a party.

SECTION 6.  REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement and to make the Loans and to induce the Issuing Lender to issue, and the Participating Lenders to participate in, the Letters of Credit, and to induce the Canadian Fronting Lender to make the C$ Loans the Borrower hereby represents and warrants to each Lender and the Administrative Agent as of the Second Restatement Effective Date and as of the making of any extension of credit hereunder:

6.1  Financial Condition.  (a)  The audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at December 29, 2001, and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, reported on by and accompanied by an unqualified report from Pricewaterhouse Coopers LLP, present fairly the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended.

(b)  The unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at September 30, 2002, and the related unaudited consolidated statements of income and cash flows for the three-month period ended on each such date, certified by a Responsible Officer of the Borrower, copies of which have heretofore been furnished to each Lender, present fairly the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the three-month period then ended.  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).  The Borrower and its Subsidiaries do not have any material Contingent Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph.

6.2  No Change.  Since January 1, 2000, (a) there has been no change, and (as of the Closing Date, as of the First Restatement Effective Date and as of the Second Restatement Effective Date only) no development or event which has had or could reasonably be expected to have a material adverse effect on (i) the business, assets, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower and its Subsidiaries to perform their obligations under the Credit Documents and with respect to the other financings contemplated hereby or (iii) the rights and remedies of the Lenders under the Credit Documents and (b) no dividends or other distributions (other than the dividend paid March 1, 2000) have been declared, paid or made upon the Capital Stock of the Borrower nor has any of the Capital Stock of the Borrower been redeemed, retired, repurchased or otherwise acquired for value by the Borrower or any of its Subsidiaries, except in connection with the Transactions and as permitted under this Agreement.

6.3  Existence; Compliance with Law.  Each of the Borrower and its Subsidiaries (a) is duly organized and validly existing under the laws of the jurisdiction of its incorporation, (b) has full power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to use its corporate name and to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, would not have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries taken as a whole, (c) is duly qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in each jurisdiction in which the nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure so to qualify would not have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries taken as a whole and (d) is in compliance with all applicable statutes, laws, ordinances, rules, orders, permits and regulations of any governmental authority or instrumentality, domestic or foreign (including, without limitation, those related to Hazardous Materials and substances), except where noncompliance would not have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries taken as a whole.  Neither the Borrower nor any of its Subsidiaries has received any written communication from a Governmental Authority that alleges that the Borrower or any of its Subsidiaries is not in compliance with federal, state, local or foreign laws, ordinances, rules and regulations except to the extent such noncompliance, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Borrower and its Subsidiaries taken as a whole.

6.4  Power; Authorization.  Each of the Borrower and its Subsidiaries has the power and authority to make, deliver and perform each of the Credit Documents to which it is a party, and each of the Borrower and the Canadian Borrower has the power and authority and legal right to borrow hereunder and, in the case of the Borrower only, to have Letters of Credit issued for its account hereunder.  Each of the Borrower and its Subsidiaries has taken all necessary action to authorize the execution, delivery and performance of each of the Credit Documents to which it is or will be a party and each of the Borrower and the Canadian Borrower has taken all necessary action to authorize the borrowings hereunder and, in the case of the Borrower only, the issuance of Letters of Credit for its account hereunder.  No consent or authorization of, or filing with, any Person (including, without limitation, any Governmental Authority) is required in connection with the execution, delivery or performance by the Borrower or any of its Subsidiaries, or for the validity or enforceability in accordance with its terms against the Borrower or any of its Subsidiaries, of any Credit Document except for consents, authorizations and filings which have been obtained or made and are in full force and effect and except (i) such consents, authorizations and filings, the failure to obtain or perform (x) which would not have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries taken as a whole and (y) which would not adversely affect the validity or enforceability of any of the Credit Documents or the rights or remedies of the Administrative Agent or the Lenders thereunder, and (ii) such filings as are necessary to perfect the Liens of the Lenders created pursuant to this Agreement and the Security Documents.

6.5  Enforceable Obligations.  This Agreement and the Merger Agreement have been, and each of the other Credit Documents and any other agreement to be entered into by any Credit Party pursuant to the Merger Agreement has been or will be, duly executed and delivered on behalf of each Credit Party that is party thereto.  This Agreement and the Merger Agreement each constitutes, and each of the other Credit Documents and any other agreements entered into by any Credit Party pursuant to the Merger Agreement constitute the legal, valid and binding obligation of each Credit Party that is party thereto, and is enforceable against each Credit Party that is party thereto in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

6.6  No Legal Bar.  The execution, delivery and performance of each Credit Document, the incurrence or issuance of and use of the proceeds of the Loans and of drawings under the Letters of

Credit and the transactions contemplated by the Merger Agreement and the Credit Documents, (a) will not violate any Requirement of Law or any Contractual Obligation applicable to or binding upon each of the Borrower or any Subsidiary of the Borrower or any of their respective properties or assets, in any manner which, individually or in the aggregate, (i) would have a material adverse effect on the ability of the Borrower or any such Subsidiary taken as a whole to perform its obligations under the Credit Documents and the Merger Agreement and any other agreement entered into pursuant to the Merger Agreement, to which it is a party, (ii) would give rise to any liability on the part of the Administrative Agent or any Lender, or (iii) would have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries taken as a whole, and (b) will not result in the creation or imposition of any Lien on any of its properties or assets pursuant to any Requirement of Law applicable to it, as the case may be, or any of its Contractual Obligations, except for the Liens arising under the Security Documents and Permitted Liens.

6.7  No Material Litigation.  Other than as set forth on Schedule 6.7, (i) no litigation by, investigation known to the Borrower by, or proceeding of, any Governmental Authority is pending against the Borrower or any of its Subsidiaries (including after giving effect to the Transactions) with respect to the validity, binding effect or enforceability of the Merger Agreement, any Credit Document, the Loans made hereunder, the use of proceeds thereof, or of any drawings under a Letter of Credit and the other transactions contemplated hereby or by the Merger Agreement and (ii) no lawsuits, claims, proceedings or investigations are pending or, to the best knowledge of the Borrower, threatened as of the Second Restatement Effective Date against or affecting the Borrower or any of its Subsidiaries or any of their respective properties, assets, operations or businesses (including after giving effect to the Transactions), in which there is a probability of an adverse determination, and is reasonably likely, if adversely decided, to have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries taken as a whole.

6.8  Investment Company Act.  Neither the Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” (as each of the quoted terms is defined or used in the Investment Company Act of 1940, as amended).

6.9  Federal Regulation.  No part of the proceeds of any of the Loans or any drawing under a Letter of Credit will be used for any purpose which violates the provisions of Regulation T, U or X of the Board. Neither the Borrower nor any of its Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under said Regulation U.

6.10  No Default.  The Borrower and each of its Subsidiaries have performed all material obligations required to be performed by them under their respective Contractual Obligations (including after giving effect to the Transactions and the Restatement Transactions) and they are not (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder, except to the extent that such breach or default would not have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries taken as a whole.  Neither the Borrower nor any of its Subsidiaries (including after giving effect to the Transactions and the Restatement Transactions) is in default under any material judgment, order or decree of any Governmental Authority, domestic or foreign, applicable to it or any of its respective properties, assets, operations or business, except to the extent that any such defaults would not, in the aggregate, have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries taken as a whole.

6.11  Taxes.  Each of the Borrower and its Subsidiaries (including after giving effect to the Transactions) has filed or caused to be filed all material tax returns which, to the knowledge of the Borrower, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves (or other sufficient provisions) in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries (including after giving effect to the Transactions), as the case may be); and no tax Lien has been filed, and, to the knowledge of the Borrower, no written claim is being asserted, with respect to any such tax, fee or other charges.

6.12  Subsidiaries.  The Subsidiaries of the Borrower and their jurisdictions of incorporation on the Second Restatement Effective Date are as set forth on Schedule 6.12.

6.13  Ownership of Property; Liens.  As of the Second Restatement Effective Date and as of the making of any extension of credit hereunder (subject to transfers and dispositions of property permitted under subsection 9.5), each of the Borrower and its Subsidiaries has good and valid title to all of its material assets (other than real property or interests in real property) in each case free and clear of all mortgages, liens, security interests or encumbrances of any nature whatsoever except Permitted Liens.  With respect to real property or interests in real property, as of the First Restatement Effective Date, each of the Borrower and its Subsidiaries has (i) fee title to all of the real property listed on Schedule 6.13 under the heading “Fee Properties” (each, a “Fee Property”), and (ii) good and valid title to the leasehold estates in all of the real property leased by it and, in the case of any such leasehold estates located in the United States with a base aggregate annual rent in excess of $50,000, listed on Schedule 6.13 under the heading “Leased Properties” (each, a “Leased Property”), in each case, free and clear of all mortgages, liens, security interests, easements, covenants, rights-of-way and other similar restrictions of any nature whatsoever, except (A) Permitted Liens and (B) as to Leased Property, the terms and provisions of the respective lease therefor, including, without limitation, the matters set forth on Schedule 6.13, and any matters affecting the fee title and any estate superior to the leasehold estate related thereto.  The Fee Properties and the Leased Properties constitute, as of the Second Restatement Effective Date, all of the real property owned in fee or leased by the Borrower and its Subsidiaries in the United States.

6.14  ERISA.  Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan that would result in a material liability to the Borrower or any of its Subsidiaries, and each Plan has complied during such period in all material respects with the applicable provisions of ERISA and the Code.  Neither the Borrower nor any Commonly Controlled Entity has been involved in any transaction that would cause the Borrower or any of its Subsidiaries to be subject to material liability with respect to a Plan to which the Borrower or any of its Subsidiaries or any Commonly Controlled Entity contributed or was obligated to contribute during the six-year period ending on the date this representation is made or deemed made; or incurred any material liability under Title IV of ERISA which would become or remain a material liability of the Borrower or any of its Subsidiaries after the Second Restatement Effective Date.  No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period that would result in a material liability to the Borrower or any of its Subsidiaries.  The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits that would result in a material liability to the Borrower or any of its Subsidiaries.  Neither the Borrower, nor any of its Subsidiaries nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan, and neither the Borrower, nor any of its

Subsidiaries nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Borrower or any of its Subsidiaries or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made, in either case that would result in a material liability to the Borrower or any of its Subsidiaries.  To the knowledge of the Borrower, no such Multiemployer Plan is in Reorganization or Insolvent.  The present value (determined using actuarial and other assumptions which are reasonable in respect of the benefits provided and the employees participating) of the liability of the Borrower, its Subsidiaries and each Commonly Controlled Entity for post retirement benefits to be provided to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA) does not, in the aggregate, exceed the assets under all such Plans allocable to such benefits by an amount that would result in a material liability to the Borrower or any of its Subsidiaries except as disclosed in the audited financial statements of the Borrower and its consolidated Subsidiaries provided to the Lenders prior to the Second Restatement Effective Date.  For purposes of this subsection 6.14, a material liability shall exceed $10,000,000.

6.15  Collateral Documents.  (a)  The Collateral Agreement is effective to create in favor of the Administrative Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in the pledged stock described therein (to the extent such matter is governed by the law of the United States or a jurisdiction therein) and, when stock certificates representing or constituting the pledged stock described in the Collateral Agreement are delivered to the Administrative Agent, such security interest shall constitute a perfected first lien on, and security interest in, all right, title and interest of the pledgor party thereto in the pledged stock described therein (to the extent such matter is governed by the law of the United States or a jurisdiction therein).

(b)         Each of the Collateral Agreement and the Canadian Collateral Agreement is effective to create in favor of the Administrative Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in the collateral described therein (to the extent such matter is governed by the law of the United States or a jurisdiction therein or Canada, as applicable), and Uniform Commercial Code financing statements have been filed in each of the jurisdictions listed on Schedule 6.15(b), or arrangements have been made for such filing in such jurisdictions, and upon such filing, and upon the taking of possession by the Administrative Agent of any such collateral the security interests in which may be perfected only by possession, such security interests will, subject to the existence of Permitted Liens, constitute perfected first priority liens on, and security interests in, all right, title and interest of the debtor party thereto in the collateral described therein, except to the extent that a security interest cannot be perfected therein by the filing of a financing statement or the taking of possession under the Uniform Commercial Code of the relevant jurisdiction.

(c)          Upon execution and delivery thereof by the relevant Credit Party, each Mortgage will be effective to create in favor of the Administrative Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in the collateral described therein, and upon recording the Mortgages in the jurisdictions listed on Schedule 6.13 (or, in the case of a Mortgage delivered pursuant to subsection 8.9, the jurisdiction in which the property covered by such Mortgage is located), such security interests will, subject to the existence of Permitted Liens, constitute first liens on, and perfected security interests in, all rights, title and interest of the debtor party thereto in the collateral described therein.

6.16  Copyrights, Patents, Permits, Trademarks and Licenses.  Schedule 6.16 sets forth a true and complete list as of the Second Restatement Effective Date of all material registered trademarks, trade names, service marks, patents, pending patent applications and registered copyrights and applications therefor owned, used or filed by or licensed to the Borrower and its Subsidiaries (after giving effect to the Transactions) and, with respect to registered trademarks (if any), contains a list of all jurisdictions in which such trademarks are registered or applied for and all registration and application numbers.  Except as set forth on Schedule 6.16, the Borrower or one of its Subsidiaries (after giving effect to the Transactions) owns or has the right to use, registered trademarks, trade names, service marks, patents, pending patent applications and copyrights and applications therefor referred to in such Schedule.  Except as set forth on Schedule 6.16, to the best knowledge of the Borrower, no claims are pending by any Person with respect to the ownership, validity, enforceability or the Borrower’s or any Subsidiary’s use of any such registered trademarks, trade names, service marks, patents, pending patent applications and copyrights, or applications therefor, challenging or questioning the validity or effectiveness of any of the foregoing, in any jurisdiction, domestic or foreign, except to the extent such claims could not reasonably be expected to have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries taken as a whole.

6.17  Environmental Matters.  Other than as disclosed in the annual report on Form 10-K of the Borrower for the fiscal year ended December 29, 2001 or except insofar as any exceptions to the following, individually or in the aggregate, could not reasonably be expected to result in a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries taken as a whole:

(a)          to the best knowledge of the Borrower, the properties owned, leased, or otherwise operated by the Borrower or any of its Subsidiaries do not contain, and have not previously contained, in, on or under, including, without limitation, the soil and groundwater thereunder, any Hazardous Materials in amounts or concentrations that constitute or constituted a violation of, or could reasonably give rise to liability under, Environmental Laws;

(b)         to the best knowledge of the Borrower, the properties owned or leased, or otherwise operated by the Borrower or any of its Subsidiaries and all operations and facilities at such properties are in compliance with all Environmental Laws, and there is no contamination or violation of any Environmental Law which could interfere with the continued operation of, or impair the fair saleable value of, such property;

(c)          neither the Borrower nor any of its Subsidiaries has received or is aware of any written complaint, notice of violation, alleged violation, or notice of investigation or of potential liability under Environmental Laws with regard to the Borrower or its Subsidiaries, nor does the Borrower or any of its Subsidiaries have knowledge that any such action is being contemplated, considered or threatened;

(d)         to the best knowledge of the Borrower, Hazardous Materials have not been generated, treated, stored or disposed of at, on or under any properties presently or formerly owned, leased, or otherwise operated by the Borrower or any of its Subsidiaries, nor have any Hazardous Materials been transported from any such property, or come to be located at any other property, in violation of or in a manner that could reasonably give rise to liability under any Environmental Laws; and

(e)          there are no governmental administrative actions or judicial proceedings pending or, to the best knowledge of the Borrower, threatened under any Environmental Law to which the Borrower or any of its Subsidiaries is a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements, other than permits authorizing operations by the Borrower or any of its Subsidiaries, outstanding under any Environmental Law.

6.18  Accuracy and Completeness of Information.  The factual statements contained in the financial statements referred to in subsection 6.1, the Credit Documents (including the schedules thereto), the Merger Agreement and any other certificates or documents furnished or to be furnished to the Administrative Agent or the Lenders from time to time in connection with this Agreement, taken as a whole, do not and will not, to the best knowledge of the Borrower, as of the date when made, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which the same were made, all except as otherwise qualified herein or therein, such knowledge qualification being given only with respect to factual statements made by Persons other than the Borrower or any of its Subsidiaries; provided that with respect to projected financial information, the Borrower represents only that such information has been and will be prepared in good faith based upon assumptions (in accordance with GAAP) believed by the Borrower to be reasonable at the time.

SECTION 7.  CONDITIONS PRECEDENT

7.1  Conditions to Initial Loans and Letters of Credit.  The obligation of each Lender to make its Loans, and the obligation of the Issuing Lender to issue any Letter of Credit, on the Closing Date are subject to the satisfaction, or waiver by such Lender, immediately prior to or concurrently with the making of such Loans or the issuance of such Letters of Credit, as the case may be, of the following conditions:

(a)          Agreement; Notes.  The Administrative Agent shall have received (i) a counterpart of the Original Credit Agreement for each Lender duly executed and delivered by a duly authorized officer of the Borrower, (ii) for the account of each Revolving Credit Lender requesting the same pursuant to subsection 5.13, a Revolving Credit Note of the Borrower conforming to the requirements hereof and executed by a duly authorized officer of Borrower, (iii) for the account of each Tranche A Term Loan Lender requesting the same pursuant to subsection 5.13, a Tranche A Term Note, conforming to the requirements hereof and executed by a duly authorized officer of Borrower, (iv) for the account of each Tranche B Term Loan Lender requesting the same pursuant to subsection 5.13, a Tranche B Term Note, conforming to the requirements hereof and executed by a duly authorized officer of  Borrower, and (v) if requested by JPMorgan Chase, for the account of JPMorgan Chase, a Swing Line Note, conforming to the requirements hereof and executed by a duly authorized officer of the Borrower.

(b)         Transactions.  (i) The Transactions shall be consummated simultaneously pursuant to the Merger Agreement with all fees, costs and expenses incurred in connection therewith not to exceed approximately $82,000,000 (provided that if such fees exceed $82,000,000, the Investor Group shall contribute any such excess amount) and (ii) no material provision of the Merger Agreement shall have been amended, supplemented, waived or otherwise modified in any material respect without the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld.

(c)          Capitalization; Capital Structure.  (i)  MergerCo shall have received directly or indirectly (A) at least $275,000,000 in equity from the Investor Group (which includes equity retained by existing shareholders of up to $20,000,000) and up to $60,000,000 of Preferred Stock (the “Equity Contribution”), and (B) the Borrower and MergerCo shall have collectively received at least $215,871,750 in gross cash proceeds from the issuance of the Specified Debt.

(ii)                       The terms, conditions and documentation of the Senior Subordinated Note Indenture and of all equity securities (excluding any Preferred Stock) of the Borrower or any of its Subsidiaries to be outstanding at or after the Closing Date, the certificate of incorporation, by-laws, other governing documents and the corporate and capital structure of the Borrower and its Subsidiaries (excluding the identity and amount of equity contribution of any member of the Investor Group), in each case after giving effect to the consummation of the Transactions, shall be in form and substance as set forth in the Offering Memorandum or otherwise acceptable to the Administrative Agent.

(iii)                    The terms, conditions and documentation of the Preferred Stock to be outstanding at or after the Closing Date after giving effect to the consummation of the Transactions, shall be in form and substance as set forth in the Certificate of Designation or otherwise acceptable to the Administrative Agent.

The execution and delivery of this Agreement by the Lenders and the Administrative Agent shall be deemed to evidence the satisfaction of the Lenders and the Administrative Agent with such of the matters referenced and in clauses (i) and (ii) of this paragraph (c) as shall have been disclosed and made available to the Administrative Agent prior to the date hereof.

(d)         Financial Statements.   The Administrative Agent shall have received the financial statements described in subsection 6.1.

(e)          Fees.  The Administrative Agent, the Co-Lead Arrangers and the Lenders shall have received all fees, expenses and other consideration presented for payment required to be paid or delivered on or before the Closing Date.

(f)            Lien Searches; Lien Perfection.  (i) The Administrative Agent shall have received the results of a search of Uniform Commercial Code, tax and judgment filings made with respect to the Borrower and its Subsidiaries in the jurisdictions set forth on Schedule 6.15(b), together with copies of financing statements disclosed by such searches and such searches shall disclose no Liens on any assets encumbered by any Security Document, except for Liens permitted hereunder or, if unpermitted Liens are disclosed, the Administrative Agent shall have received satisfactory evidence of the release of such Liens and (ii) the Administrative Agent shall have received duly executed financing statements on Form UCC-1, necessary or, in the opinion of the Administrative Agent, desirable to perfect the Liens created by the Security Documents.

(g)         Environmental.  The Agents shall be reasonably satisfied, based upon the results of the environmental diligence conducted by the Administrative Agent and its advisors in cooperation with the Borrower, with respect to environmental hazards, conditions or liabilities to which the Borrower or any of its Subsidiaries may be subject (the execution and delivery of this Agreement by the Lenders and the Administrative Agent being deemed to evidence the satisfaction of the Administrative Agent with such due diligence as shall have been disclosed and made available to the Administrative Agent prior to the date hereof).

(h)         Collateral Agreement.  The Administrative Agent shall have received the Collateral Agreement executed and delivered by a duly authorized officer of the parties thereto, together with stock certificates representing 100% (or 65%, in the case of Foreign Subsidiaries of the Borrower) of all issued and outstanding certificated shares of Capital Stock of each Subsidiary of the Borrower (excluding Jostens Can Investments B.V., a Netherlands corporation and Jostens International Holdings B.V., a Netherlands corporation), and undated stock powers for each certificate, executed in blank and delivered by a duly authorized officer of the applicable pledgor and the acknowledgment and consent of the issuer thereunder in the form annexed thereto.

(i)             Indebtedness.  After giving effect to the Transactions, the Borrower and its Subsidiaries shall have no (i) outstanding preferred stock (other than up to $60,000,000 of

Preferred Stock issued to the Investor Group on the Closing Date) and (ii) Indebtedness other than any Indebtedness permitted under Section 9.1 hereof.

(j)             Subsidiary Guarantee.  The Administrative Agent shall have received a Subsidiary Guarantee, executed and delivered by a duly authorized officer of each of the Subsidiaries of the Borrower (other than Foreign Subsidiaries of the Borrower).

(k)          Merger Agreement.  The Administrative Agent shall have received the Merger Agreement, executed and delivered by a duly authorized officer of the parties thereto and in form and substance reasonably satisfactory to the Administrative Agent, with no material change to such agreement from the copy thereof delivered to the Administrative Agent prior to the Closing Date.

(l)             Legal Opinions.  The Administrative Agent shall have received, dated the Closing Date and addressed to the Administrative Agent and the Lenders, (i) an opinion of Gibson, Dunn & Crutcher LLP, counsel to the Credit Parties, in substantially the form of Exhibit J-1, (ii) an opinion of the general counsel of the Borrower, in substantially the form of Exhibit J-2, and (iii) an opinion of local counsel in each of Minnesota and Kansas, each with such changes thereto as may be approved by the Administrative Agent and its counsel.

(m)       Closing Certificate.  The Administrative Agent shall have received a Closing Certificate of the Borrower and each other Credit Party dated the Closing Date, in substantially the form of Exhibits K-1 and K-2, respectively, with appropriate insertions and attachments, in form and substance satisfactory to the Administrative Agent and its counsel, executed by the President or any Vice President and the Secretary or any Assistant Secretary (or other appropriate officers or representatives) of the Borrower and its Subsidiaries, respectively.

(n)         Solvency Certificate.  The Administrative Agent shall have received a certificate of the chief financial officer of the Borrower in form and substance reasonably satisfactory to it which shall document the solvency of the Borrower and its Subsidiaries after giving effect to the consummation of the Transactions and the other transactions and related financings contemplated hereby.

(o)         Insurance.  The Administrative Agent shall have received (i) a schedule describing all insurance (including but not limited to business interruption insurance as reasonably requested by the Administrative Agent) maintained by the Borrower and its Subsidiaries pursuant to subsection 8.5 and (ii) binders (or other customary evidence as to the obtaining and maintenance by the Borrower of such insurance) for each policy set forth on such schedule insuring against casualty and other usual and customary risks.

(p)         Other Agreements.  The Administrative Agent shall have received each additional document or instrument reasonably requested by the Required Lenders.

(q)         Litigation.  On the Closing Date, other than as disclosed in the Offering Memorandum, there shall be no actions, suits, injunctions, restraining orders or proceedings pending or threatened against any Credit Party (a) with respect to this Agreement or any other Credit Document or the transactions contemplated hereby or thereby (including the Transactions) which would be reasonably expected to have a material adverse effect on the rights or remedies of the Lenders under the Credit Documents or on the ability of any Credit Party to perform its respective obligations to the Lenders hereunder or under any other Credit Document or (b) which the Administrative Agent or the Required Lenders shall determine could reasonably be expected to have a material adverse effect on the rights or remedies of the Lenders hereunder or under any other Credit Document or on the ability of any Credit Party to perform its respective obligations to the Lenders hereunder or under any other Credit Document.

(r)            Consents, Approvals and Filings.  Except for the financing statements contemplated by the Collateral Agreement, on the Closing Date, all necessary governmental and other third party authorizations, consents, approvals or waivers required in connection with the execution, delivery and performance by the Credit Parties, and the validity and enforceability against the Credit Parties, of the Credit Documents to which any of them is a party, or otherwise in connection with the transactions contemplated by the Credit Documents and the Merger Agreement, shall have been obtained or made and remain in full force and effect (except where the failure to do so would not reasonably be expected to have a material adverse effect on (x) the business, operations, property, condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or (y) (I) the validity or enforceability of this Agreement, any of the Notes or the other Credit Documents or (II) the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder), and all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains or prevents such transactions or imposes materially adverse conditions upon the consummation of such transactions.

(s)          Contractual Restrictions.  Neither the Borrower nor any of its Subsidiaries shall be subject to any Requirement of Law or any contractual or other restrictions that would be violated by the consummation of the Transactions or the other transactions hereby, including the granting of security interests and guarantees required by this Agreement, except to the extent that any such violation would not reasonably be expected to have a material adverse effect on (i) the business, assets, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries taken as a whole, (ii) (A) the validity or enforceability of this Agreement or the other Credit Documents, or (B) the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder, or (iii) the ability of the Borrower or any of its Subsidiaries taken as a whole to satisfy their obligations hereunder or thereunder.

(t)            Consolidated EBITDA.  The Administrative Agent shall be satisfied that Consolidated EBITDA for the twelve month period ending January 1, 2000 shall equal or exceed $123,000,000 from planned continuing operations (excluding restructuring and special charges and related adjustments taken by the Borrower and any charges relating to the Transactions and the other transactions contemplated hereby), and the Borrower shall have provided support for such calculation of a nature that is reasonably satisfactory to the Administrative Agent.

7.2  Conditions to All Loans and Letters of Credit.  The obligation of each Lender to make any Loan (other than any Revolving Credit Loan the proceeds of which are to be used to repay Refunded Swing Line Loans), the obligation of the Issuing Lender to issue any Letter of Credit and the obligation of the Canadian Fronting Lender to accept or purchase any Bankers’ Acceptance is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date (or Borrowing Date (Canada), as applicable):

(a)          Representations and Warranties.  Each of the representations and warranties made in or pursuant to Section 6 or which are contained in any other Credit Document shall be true and correct in all material respects on and as of the date of such Loan, of the acceptance of such Bankers’ Acceptance or of the issuance of such Letter of Credit as if made on and as of such date (unless stated to relate to a specific earlier date, in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date).

(b)         No Default or Event of Default.  No Default or Event of Default shall have occurred and be continuing on such Borrowing Date (or Borrowing Date (Canada), as applicable) or after giving effect to such Loan to be made, such Bankers’ Acceptance to be accepted or such Letter of Credit to be issued on such Borrowing Date.

Each borrowing by the Borrower or the Canadian Borrower hereunder and the issuance of each Letter of Credit by the Issuing Lender hereunder shall constitute a representation and warranty by the Borrower as of the date of such borrowing or issuance that the conditions in clauses (a) and (b) and of this subsection 7.2 have been satisfied.

7.3  Conditions to Effectiveness of Second Amended and Restated Credit Agreement.  The conditions precedent to the effectiveness of this Second Amended and Restated Credit Agreement shall be as set forth in Section 3 of the Second Amendment and Restatement Agreement.

SECTION 8.  AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Loan, Bankers’ Acceptance, Note or L/C Obligation remains outstanding and unpaid, any amount (unless cash in an amount equal to such amount has been deposited to a cash collateral account established by the Administrative Agent) remains available to be drawn under any Letter of Credit or any other amount is owing to any Lender or the Administrative Agent hereunder or under any of the other Credit Documents, it shall, and, in the case of the agreements contained in subsections 8.3 through 8.6, and 8.8 through 8.9, the Borrower shall cause each of its Subsidiaries to:

8.1  Financial Statements.  Furnish to the Administrative Agent (which furnishing may be made to the Administrative Agent via a secured internet web page or via delivery of a hard copy to the Administrative Agent with sufficient copies for each Lender which the Administrative Agent shall promptly furnish to each Lender):

(a)          as soon as available, but in any event within 95 days after the end of each fiscal year of the Borrower to end after the Closing Date, a copy of the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of stockholders’ equity and cash flows and the consolidated statements of income of the Borrower and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous year and, in the case of the consolidated balance sheet referred to above, reported on, without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, or qualification which would affect the computation of financial covenants, by independent certified public accountants of nationally recognized standing;

(b)         as soon as available, but in any event not later than 50 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower to end after the Closing Date, the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of each such quarter and the related unaudited consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such quarterly period and the portion of the fiscal year of the Borrower through such date, setting forth in each case in comparative form the figures for the corresponding quarter in, and year to date portion of, the previous year, and the figures for such periods in the budget prepared by the Borrower and furnished to the Administrative Agent, certified by the chief financial officer, controller or treasurer of  the Borrower as being fairly stated in all material respects;

(c)          as soon as available, but in any event not later than 45 days after the beginning of each fiscal year of the Borrower to end after the Closing Date, to which such budget relates, a preliminary consolidated operating budget for the Borrower and its Subsidiaries taken as a whole; and as soon as available, any material revision to or any final revision of any such preliminary annual operating budget or any such consolidated operating budget; and

(d)         concurrently with the delivery of financial statements pursuant to subsection 8.1(a) or (b), a certificate of the chief financial officer or treasurer of the Borrower setting forth, in reasonable detail, the computations of Capital Expenditures as of the last day of the fiscal period covered by such financial statements, the Leverage Ratio as of such last day, and the Interest Coverage Ratio as of such last day;

all such financial statements to be complete and correct in all material respects (subject, in the case of interim statements, to normal year-end audit adjustments) and to be prepared in reasonable detail and (except in the case of the statements referred to in paragraphs (c) and (d) of this subsection 8.1) in accordance with GAAP.

8.2  Certificates; Other Information.  Furnish to the Administrative Agent (with sufficient copies for each Lender which the Administrative Agent shall promptly deliver to each  Lender):

(a)          concurrently with the delivery of the consolidated financial statements referred to in subsection 8.1(a), a letter from the independent certified public accountants reporting on such financial statements stating that in making the examination necessary to express their opinion on such financial statements no knowledge was obtained of any Default or Event of Default under subsections 5.4(b), 9.1, 9.3, and 9.5 through 9.11, except as specified in such letter;

(b)         within 15 days of the delivery of the financial statements referred to in subsections 8.1(a) and (b) (except that the certificate referred to in clause (iii) below shall be delivered concurrently with such financial statements), a certificate of the chief financial officer or treasurer of the Borrower stating that, to the best of such officer’s knowledge, during such period (i) no Subsidiary has been formed or acquired (or, if any such Subsidiary has been formed or acquired, the Borrower has complied with the requirements of subsection 8.9 with respect thereto), (ii) neither the Borrower nor any of its Subsidiaries has changed its name, its principal place of business, its chief executive office or the location of any material item of tangible Collateral without complying with the requirements of this Agreement and the Security Documents with respect thereto, (iii) each of the Borrower and its Subsidiaries has observed or performed all of its respective covenants and other agreements, and satisfied every material condition, contained in this Agreement, the Notes and the other Credit Documents to be observed, performed or satisfied by it, and that such officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (iv) showing in detail as of the end of the related fiscal period the figures and calculations supporting such statement in respect of clause (e) of subsection 9.1, clauses (b) and (e) of subsection 9.3 and subsections 9.6 through 9.11 and any other calculations reasonably requested by the Administrative Agent with respect to the quantitative aspects of the other covenants contained herein, (v) if not specified in the financial statements delivered pursuant to subsection 8.1, specifying the aggregate amount of interest paid or accrued by the Borrower and its Subsidiaries, and the aggregate amount of depreciation, depletion and amortization charged on the books of the Borrower and its Subsidiaries, during such accounting period, and (vi) identify any owned Real Property of the Borrower or a Domestic Subsidiary of the Borrower acquired during such accounting period that, together with any improvements thereon, has a value of at least $5,000,000;

(c)          promptly upon receipt thereof, copies of all final reports submitted to the Borrower or to any of its Subsidiaries by independent certified public accountants in connection with each annual, interim or special audit of the books of the Borrower or any of its Subsidiaries made by such accountants, and, upon the request of any Lender (through the Administrative Agent), any final comment letter submitted by such accountants to management in connection with their annual audit;

(d)         promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent or made available to the public generally by the Borrower or any of its Subsidiaries, if any, and all regular and periodic reports and all final registration statements and final prospectuses, if any, filed by the Borrower or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any Governmental Authority succeeding to any of its functions;

(e)          concurrently with the delivery of the financial statements referred to in subsections 8.1(a) and (b), a management summary describing and analyzing the performance of the Borrower and its Subsidiaries during the periods covered by such financial statements;

(f)            within 50 days after the end of each fiscal quarter, a summary of all Asset Sales during such fiscal quarter including the amount of all Net Proceeds from such Asset Sales not previously applied to prepayments of the Term Loans pursuant to the proviso to subsection 5.4(b)(iv); and

(g)         promptly, such additional financial and other information as any Lender may from time to time reasonably request (through the Administrative Agent).

8.3  Payment of Obligations.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations and liabilities of whatever nature, except (a) when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or any of its Subsidiaries, as the case may be, (b) for delinquent obligations which do not have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries taken as a whole and (c) for trade and other accounts payable in the ordinary course of business which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of the Borrower or any of its Subsidiaries, as the case may be.

8.4  Conduct of Business and Maintenance of Existence.  Continue to engage in businesses of the same general type as now conducted by it, and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all material rights, material privileges, franchises, copyrights, patents, trademarks and trade names necessary or desirable in the normal conduct of its business except for rights, privileges, franchises, copyrights, patents, trademarks and trade names the loss of which would not in the aggregate have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries taken as a whole, and except as otherwise permitted by subsections 9.4 and 9.5; and comply with all applicable Requirements of Law except to the extent that the failure to comply therewith would not, in the aggregate, have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries taken as a whole.

8.5  Maintenance of Property; Insurance.  (a)  Keep all property useful and necessary in its business in good working order and condition (ordinary wear and tear excepted); and

(b)         Maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and with only such deductibles as are usually maintained by, and against at least such risks (but including, in any event, public liability and business interruption insurance) as are usually insured against in the same general area by, companies engaged in the same or a similar business, and furnish to the Administrative Agent (which furnishing may be made to the Administrative Agent via a secured internet web page or via electronic mail), (i) annually, a schedule disclosing (in a manner substantially similar to that used in the schedule provided pursuant to subsection 7.1(o) all insurance against products liability risk maintained by the Borrower and its Subsidiaries pursuant to this subsection 8.5(b) or otherwise and (ii) upon written request of any Lender, full information as to the insurance carried; provided that the Borrower may implement programs of self insurance in the ordinary course of business and in accordance with industry standards for a company of similar size so long as reserves are maintained in accordance with GAAP for the liabilities associated therewith.

8.6  Inspection of Property; Books and Records; Discussions.  Keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities which permit financial statements to be prepared in conformity with GAAP and all Requirements of Law; and permit representatives of any Lender upon reasonable notice (made through the Administrative Agent and no more frequently than quarterly unless a Default or Event of Default shall have occurred and be continuing) to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be requested upon reasonable notice, and to discuss the business, operations, assets and financial and other condition of the Borrower and its Subsidiaries with officers and employees thereof and with their independent certified public accountants with prior reasonable notice to, and coordination with, the chief financial officer or the treasurer of the Borrower.

8.7  Notices.  Promptly give notice to the Administrative Agent (to be distributed by the Administrative Agent to the Lenders):

(a)          of the occurrence of any Default or Event of Default;

(b)         of any (i) default or event of default under any instrument or other agreement, guarantee or collateral document of the Borrower or any of its Subsidiaries which default or event of default has not been waived and would have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries taken as a whole, or any other default or event of default under any such instrument, agreement, guarantee or other collateral document which, assuming for the purposes of this subsection 8.7(b) only that the threshold amount contained in the proviso to clause (e) of Section 10 were $5,000,000, would have constituted a Default or Event of Default under this Agreement, or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority, or receipt of any notice of any environmental claim or assessment against the Borrower or any of its Subsidiaries by any Governmental Authority, which in any such case would have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries taken as a whole;

(c)          of any litigation or proceeding against the Borrower or any of its Subsidiaries (i) in which more than $10,000,000 of the amount claimed is not covered by insurance, or (ii) in which injunctive or similar relief is sought which if obtained would have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries taken as a whole;

(d)         of the following events, as soon as practicable after, and in any event within 30 days after, the Borrower knows or has reason to know thereof:  (i) the occurrence of any Reportable Event with respect to any Plan which Reportable Event could reasonably result in material liability to the Borrower and its Subsidiaries taken as a whole or (ii) the institution of proceedings or the taking of any other action by PBGC, the Borrower or any Commonly Controlled Entity to terminate, withdraw or partially withdraw from any Plan and, with respect to a Multiemployer Plan, the Reorganization or Insolvency of such Plan, in each of the foregoing cases which could reasonably result in material liability to the Borrower and its Subsidiaries taken as a whole, and in addition to such notice, deliver to the Administrative Agent and each Lender whichever of the following may be applicable: (A) a certificate of a Responsible Officer of the Borrower setting forth details as to such Reportable Event and the action that the Borrower or such Commonly Controlled Entity proposes to take with respect thereto, together with a copy of any notice of such Reportable Event that may be required to be filed with PBGC, or (B) any notice delivered by PBGC evidencing its intent to institute such proceedings or any notice to PBGC that such Plan is to be terminated, as the case may be;

(e)          concurrently with the delivery of the information delivered pursuant to subsection 8.2(f) and each prepayment required pursuant to subsection 5.4(b)(iv), of any Asset Sale or substantially like-kind exchange of real property by the Borrower or any of its Subsidiaries; and

(f)            of a material adverse change known to the Borrower or its Subsidiaries in the business, assets, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries taken as a whole.

Each notice pursuant to this subsection 8.7 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and (in the cases of clauses (a) through (d)) stating what action the Borrower proposes to take with respect thereto.

8.8  Environmental Laws.  (a) (i) Comply with all Environmental Laws applicable to it, and obtain, comply with and maintain any and all Environmental Permits necessary for its operations as conducted and as planned; and (ii) take reasonable efforts to ensure that all of its tenants, subtenants, contractors, subcontractors, and invitees comply with all Environmental Laws, and obtain, comply with and maintain any and all Environmental Permits, applicable to any of them insofar as any failure to so comply, obtain or maintain as set forth in (i) and (ii) above could result in a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries taken as a whole.  Noncompliance by the Borrower or any of its Subsidiaries with any applicable Environmental Law or Environmental Permit shall be deemed not to constitute a breach of this subsection 8.8(a); provided that, upon learning of any such noncompliance, the Borrower and its Subsidiaries shall promptly undertake reasonable efforts to achieve compliance or to contest by appropriate proceedings any alleged noncompliance and; provided, further, that, in any case, such noncompliance, and any other noncompliance with Environmental Law and any contesting of allegations of noncompliance with Environmental Laws, individually or in the aggregate, after giving effect to any compliance efforts undertaken, would not reasonably be expected to give rise to a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries taken as a whole.

(b)  Comply in a timely manner with all orders and lawful directives regarding Environmental Laws issued to the Borrower or any of its Subsidiaries by any Governmental Authority, other than such orders and lawful directives as to which an appeal or other challenge has been timely and properly taken in good faith and the pendency of any and all such appeals and other challenges could not reasonably be expected to give rise to a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries taken as a whole.

(c)  Maintain, update as appropriate, and implement in all material respects an environmental program reasonably designed to (i) ensure that the Borrower and its Subsidiaries, any of their respective operations (including, without limitation, disposal), and any properties owned, leased or operated by any of them, attain and remain in substantial compliance with all applicable Environmental Laws; (ii) reasonably and prudently manage any liabilities or potential liabilities that the Borrower, any of the other Credit Parties, any of their respective operations (including, without limitation, disposal), and any properties owned or leased by any of them, may have under all applicable Environmental Laws; and (iii) ensure that the Borrower and its Subsidiaries undertake reasonable efforts to identify, and reasonably evaluate, issues of compliance with and liability under Environmental Laws prior to acquiring, directly or indirectly, any ownership or leasehold interest in real property, or other interest in any real property that could give rise to the Borrower or any of its Subsidiaries being subjected to liability under any Environmental Law as a result of such acquisition.

8.9  Additional Collateral.  (a)  Subject to subsection 8.9(d), with respect to any assets acquired after the Closing Date by the Borrower, any of its Domestic Subsidiaries or the Canadian Borrower that are intended to be subject to the Lien created by any of the Security Documents but which are not so subject (but, in any event, excluding (i) any assets described in paragraph (b) or (c) of this subsection, (ii) assets acquired or owned pursuant to subsection 9.6(h) and (iii) immaterial assets, promptly (and in any event within 30 days after the acquisition thereof): (i) execute and deliver to the Administrative Agent such amendments or supplements to the relevant Security Documents or such other documents as the Administrative Agent shall deem necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a Lien on such assets, and (ii) take all actions necessary or advisable to cause such Lien to be duly perfected to the extent required by such Security Document in accordance with all applicable Requirements of Law, including, without limitation, the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent.

(b)         With respect to any Person that is or becomes a Subsidiary (other than any Foreign Subsidiary of the Borrower) that has material assets, promptly (and in any event within 30 days after such Person becomes a Subsidiary): (i) execute and deliver to the Administrative Agent, for the benefit of the Lenders, a new pledge agreement or such amendments to the relevant Security Agreement as the Administrative Agent reasonably shall deem necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a Lien on the Capital Stock of such Subsidiary which is owned by the Borrower or any of its Subsidiaries, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers executed and delivered in blank by a duly authorized officer of the Borrower or such Subsidiary, as the case may be, and (iii) cause such new Subsidiary (A) to become a party to the Subsidiary Guarantee and/or the Collateral Agreement or such comparable documentation which is in form and substance reasonably satisfactory to the Administrative Agent, and (B) to take all actions necessary or advisable to cause the Lien created by the Collateral Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including, without limitation, the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent.

(c)          With respect to any Person that is or becomes a Foreign Subsidiary of the Borrower and that has material assets, promptly (and in any event within 30 days after such Person becomes a Subsidiary): (i) execute and deliver to the Administrative Agent a new pledge agreement or such amendments to the relevant Security Agreement as the Administrative Agent reasonably shall deem necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a Lien on the Capital Stock of such Subsidiary which is owned by the Borrower or any of its Subsidiaries (provided that in no event shall more than 65% of the Capital Stock of any such Foreign Subsidiary be required to be so pledged), and (ii) if such Capital Stock is issued in certificated form, deliver to the Administrative Agent any certificates representing such Capital Stock, together with undated stock powers executed and delivered in blank by a duly authorized officer of the Borrower or such Subsidiary, as the case may be, and take or cause to be taken all such other actions under the law of the jurisdiction of organization of such Foreign Subsidiary as may be necessary or advisable to perfect such Lien on such Capital Stock, and if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described in clauses (i) and (ii) immediately preceding, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d)         Upon the request of the Administrative Agent, the Borrower will, and will cause its Domestic Subsidiaries to, promptly grant to the Administrative Agent, within 60 days of such request, security interests and Mortgages in such owned Real Property of the Borrower and its Domestic Subsidiaries as are acquired after the Closing Date by the Borrower or such Subsidiary and that, together with any improvements thereon, individually have a value of at least $5,000,000, as additional security for the obligations of the Credit Parties under any Credit Document (unless the subject property is already mortgaged to a third party to the extent permitted by subsection 9.2).  Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and shall constitute valid and enforceable perfected Liens subject only to Permitted Liens and such other Liens reasonably acceptable to the Administrative Agent.  The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Administrative Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full.  If requested by the Administrative Agent or the Required Lenders, the Borrower shall provide a lender’s title policy with respect to each such Mortgage paid for by the Borrower, issued by a nationally recognized title insurance company, together with such endorsements, coinsurance and reinsurance as may be reasonably requested by the Administrative Agent, in form and substance reasonably acceptable to the Administrative Agent, insuring each Mortgage as a first lien on the relevant Mortgaged Property and subject only to Liens expressly agreed to by the Administrative Agent.

8.10  Pledge of Certain Subsidiaries.  Deliver to the Administrative Agent within ten Business Days of the Closing Date (i) evidence of the pledge of shares representing 65% of all issued and outstanding shares of Capital Stock of Jostens Can Investments B.V., a Netherlands corporation and Jostens International Holdings B.V., a Netherlands corporation and (ii) the acknowledgment and consent of such issuers in the form annexed to the Collateral Agreement.

SECTION 9.  NEGATIVE COVENANTS

The Borrower hereby agrees that it shall not, and it shall not permit any of its Subsidiaries to, directly or indirectly so long as the Commitments remain in effect or any Loan, Note, L/C Obligation or Bankers’ Acceptance remains outstanding and unpaid, any amount (unless cash in an amount equal to such amount has been deposited to a cash collateral account established by the Administrative Agent) remains available to be drawn under any Letter of Credit or any other amount is owing to any Lender or the Administrative Agent hereunder or under any other Credit Document (it being understood that each of the permitted exceptions to each of the covenants in this Section 9 is in addition to, and not overlapping with, any other of such permitted exceptions except to the extent expressly provided):

9.1  Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)          the Indebtedness outstanding on the Closing Date and reflected on Schedule 9.1(a), including the refinancing of any such Indebtedness on terms and conditions taken as a whole no less favorable to the Borrower and its Subsidiaries or the Lenders;

(b)         Indebtedness consisting of the Loans and Bankers’ Acceptances and in connection with the Letters of Credit and this Agreement;

(c)          Indebtedness of the Borrower in respect of:

(i) (A) up to $225,000,000 aggregate principal amount of Bridge Subordinated Debt issued on or prior to the Closing Date, and additional principal amount of Bridge Subordinated Debt issued in lieu of cash interest on the outstanding Bridge Subordinated Debt and otherwise as contemplated by the Bridge Loan Agreement upon exchange of Bridge Subordinated Debt into exchange notes or (B) up to $225,000,000 aggregate principal amount of Senior Subordinated Notes issued on the Closing Date; and

(ii) Permanent Subordinated Debt in an aggregate principal amount at any time outstanding not to exceed the sum of (A) $365,000,000 in aggregate principal amount of Permanent Subordinated Debt (or any refinancing thereof permitted hereunder) plus (B) 6% of such amount for related fees and expenses; provided that the Net Proceeds of any such Indebtedness in excess of the then outstanding aggregate principal amount of the Specified Debt issued or permitted by subsection 9.1(c)(i) plus 6% of such amount for related fees and expenses plus the accreted value of the Senior Subordinated Notes (or any refinancing thereof permitted hereunder) (including all accrued and accreted interest on such Indebtedness and the amount of all expenses, premiums or penalties associated therewith) (such amount the “Permitted Specified Debt Amount”) shall be applied to prepay the Tranche C Term Loans in accordance with subsection 5.4(b)(iii), subject to the provisions of subsection 5.4(e);

(d)         Indebtedness (i) of the Borrower to any Subsidiary, (ii) of any Domestic Subsidiary (with respect to which the requirements of subsection 8.9 have been satisfied) to the Borrower or any other Subsidiary, and (iii) of any Foreign Subsidiary to the Borrower or any other Subsidiary in an aggregate principal amount for all Foreign Subsidiaries at any time outstanding not to exceed $35,000,000 (plus the sum of any amounts dividended or distributed by any Foreign Subsidiary to the Borrower or any Domestic Subsidiary), minus the sum of the amount of (A) any Indebtedness outstanding pursuant to subsection 9.1(j), (B) the amount of any investments made in a Foreign Subsidiary pursuant to subsection 9.6(b)(iv) and (C) the amount of any guarantees of obligations of Foreign Subsidiaries pursuant to subsection 9.3(c)(ii).  For purpose of this subsection 9.1(d), the payment, or intercompany loans or advances for such purpose, by the Borrower or any Subsidiary of expenses and operating costs of the Borrower or any Subsidiary (x) incurred in the ordinary course of business (provided that, any such payment by the Borrower or any Subsidiary of expenses and operating costs of Foreign Subsidiaries of the Borrower pursuant to this clause shall be promptly repaid by such Foreign Subsidiaries as soon as such Foreign Subsidiaries have funds available to make such repayment and any such repayment shall not increase the amount of loans which may be made to such Foreign Subsidiaries pursuant to clause (iii) of this paragraph) or (y) incurred in association with the initial establishment, start up and capitalization of the Borrower and its Subsidiaries shall not be considered to be a loan, advance, dividend or other investment, and shall be permitted under this Agreement and such payments shall not reduce any permitted amounts to be so made as specified herein;

(e)          other unsecured Indebtedness of the Borrower and its Subsidiaries in an aggregate principal amount at any one time outstanding not in excess of $35,000,000;

(f)            Indebtedness in respect of letters of credit or surety bonds (other than Letters of Credit issued hereunder) in an aggregate principal amount equal to $10,000,000 at any one time outstanding;

(g)         (i) Indebtedness of the Borrower or any of its Subsidiaries assumed in connection with acquisitions permitted by subsection 9.6(g) (so long as such Indebtedness was not incurred in anticipation of such acquisitions), (ii) Indebtedness of newly acquired Subsidiaries of the Borrower acquired in such acquisitions (so long as such Indebtedness was not incurred in anticipation of such acquisition) and (iii) Indebtedness of the Borrower or any of its Subsidiaries owed to the seller in any acquisition permitted by subsection 9.6(g) constituting part of the purchase price thereof, all of which Indebtedness permitted by this subsection 9.1(g) shall not exceed in the aggregate at any one time $20,000,000 outstanding;

(h)         Indebtedness in connection with workmen’s compensation obligations and general liability exposure of the Borrower and its Subsidiaries;

(i)             additional unsecured subordinated Indebtedness of the Borrower and its Subsidiaries in an aggregate principal amount at any time outstanding not to exceed (i) $25,000,000 plus (ii) any additional principal amount of such Indebtedness issued in lieu of cash interest on such outstanding Indebtedness or any refinancing thereof; provided that (i) no part of the principal amount of such Indebtedness shall have a maturity date earlier than the one-year anniversary of the final Tranche C Installment Payment Date, (ii) the non-default cash interest rate thereon shall not exceed 13% per annum, and (iii) such Indebtedness shall be subordinated to the obligations of the Credit Parties under the Credit Documents on customary terms and conditions;

(j)             Indebtedness of Foreign Subsidiaries of the Borrower in an aggregate principal amount at any time outstanding not in excess of the equivalent at the date of each incurrence thereof of $35,000,000; and

(k)          Indebtedness of the Borrower and its Subsidiaries for industrial revenue bonds or other similar governmental and municipal bonds, for the deferred purchase price of newly acquired property and to finance equipment of the Borrower and its Subsidiaries (pursuant to purchase money mortgages or otherwise and whether owed to the seller or a third party) used in the ordinary course of business (provided such financing is entered into within 180 days of the acquisition of such property) of the Borrower and its Subsidiaries in an amount (based on the remaining balance of the obligations therefor on the books of the Borrower and its Subsidiaries) which shall not exceed $25,000,000 in the aggregate at any one time outstanding and Indebtedness of the Borrower and its Subsidiaries in respect of Financing Leases to the extent subsections 9.7 and 9.9 would not be contravened.

9.2  Limitation on Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets, income or profits, whether now owned or hereafter acquired, except:

(a)          Liens for taxes, assessments or other governmental charges not yet delinquent or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower or the relevant Subsidiary, as the case may be, in accordance with GAAP;

(b)         carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business in respect of obligations which are not yet due or which are bonded or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower or the relevant Subsidiary, as the case may be, in accordance with GAAP;

(c)          pledges or deposits in connection with workmen’s compensation, unemployment insurance and other social security legislation;

(d)         deposits to secure the performance of bids, tenders, trade or government contracts (other than for borrowed money), leases, licenses, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)          easements (including, without limitation, reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, changes, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in the aggregate materially detract from the aggregate value of the properties of the Borrower and its Subsidiaries, taken as a whole, or in the aggregate materially interfere with or adversely affect in any material respect the ordinary conduct of the business of the Borrower and its Subsidiaries on the properties subject thereto, taken as a whole;

(f)            Liens in favor of the Administrative Agent and the Lenders pursuant to the Credit Documents, including Liens pursuant to the Credit Documents in respect of Interest Rate Agreements, and bankers’ liens arising by operation of law;

(g)         Liens on property of the Borrower or any of its Subsidiaries created solely for the purpose of securing (i) Indebtedness not exceeding $20,000,000 in aggregate amount at any time outstanding permitted by subsection 9.1(g) (so long as in the case of clauses (i) and (ii) of subsection 9.1(g) such Lien was not incurred in anticipation of the related acquisition), (ii) Indebtedness not exceeding $35,000,000 in aggregate amount at any time outstanding permitted by subsection 9.1(j), so long as such Liens affect only assets located outside of Canada and the United States, or (iii) Indebtedness permitted by subsection 9.1(k) representing or incurred to finance, refinance or refund the purchase price of property; provided that no such Lien incurred in connection with Indebtedness pursuant to subsection 9.1(g) or 9.1(k) shall extend to or cover other property of the Borrower or such Subsidiary other than the respective property so acquired, and the principal amount of Indebtedness secured by any such Lien shall at no time exceed the original purchase price of such property;

(h)         Liens existing on the Closing Date after giving effect to the consummation of the Transactions and described in subsection 6.13 or Schedule 9.2(h) (including the extension of any Liens listed on such Schedule relating to any Indebtedness permitted under subsection 9.1(a) in connection with any refinancing of such Indebtedness permitted by such subsection and any Liens securing Indebtedness to be repaid on the Closing Date to the extent the Borrower has made arrangements to terminate such Liens in a manner satisfactory to the Administrative Agent); provided that (i) no such Lien shall extend to or cover other property of the Borrower or its Subsidiaries other than the respective property so encumbered and (ii) the principal amount of Indebtedness secured by any such Lien shall at no time exceed the original principal amount of the Indebtedness so secured;

(i)             Liens on documents of title and the property covered thereby securing Indebtedness in respect of the Commercial L/Cs;

(j)             (i) mortgages, liens, security interests, restrictions, encumbrances or any other matter of record that have been placed by any developer, landlord or other third party on property over which the Borrower or any of its Subsidiaries has easement rights or on any Leased Property and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property;

(k)          Liens in connection with workmen’s compensation obligations and general liability exposure of the Borrower and its Subsidiaries;

(l)             Liens on goods (and proceeds thereof) financed with drawings under commercial letters of credit securing reimbursement obligations in respect of such commercial letters of credit issued in accordance with the terms of this Agreement; and

(m)       Liens in connection with Commodity Hedging Agreements and Interest Rate Agreements entered into by the Borrower in the ordinary course of business.

9.3  Limitation on Contingent Obligations.  Create, incur, assume or suffer to exist any Contingent Obligation except:

(a)          the Guarantees;

(b)         other guarantees by the Borrower incurred in the ordinary course of business for an aggregate amount not to exceed $5,000,000 at any one time;

(c)          guarantees by the Borrower or any Domestic Subsidiary (i) of obligations of Domestic Subsidiaries of the Borrower or the Borrower and (ii) of obligations of Foreign Subsidiaries of the Borrower in an aggregate principal amount at any one time not to exceed $35,000,000 (plus the sum of any amounts dividended or distributed by such Foreign Subsidiaries to the Borrower or any Domestic Subsidiary), as reduced by amounts outstanding in accordance with subsections 9.1(d)(iii), 9.1(j) or 9.6(b)(iv); provided that, in each case, if the primary obligation being guaranteed is subordinated, such guarantees are subordinated to the Guarantees on substantially the same basis as such primary obligation is subordinated to the Loans.  For purpose of this subsection 9.3(c), the payment, or intercompany loans or advances for such purpose, by the Borrower or any Subsidiary of expenses and operating costs of the Borrower or any Subsidiary (x) incurred in the ordinary course of business (provided that, any such payment by the Borrower or any Subsidiary of expenses and operating costs of Foreign Subsidiaries of the Borrower pursuant to this clause shall be promptly repaid by such Foreign Subsidiaries as soon as such Foreign Subsidiaries have funds available to make such repayment and any such repayment shall not increase the amount of guarantees permitted pursuant to clause (ii) of this paragraph) or (y) incurred in association with the initial establishment, start up and capitalization of the Borrower and its Subsidiaries shall not be considered to be a loan, advance, dividend or other investment, and shall be permitted under this Agreement and such payments shall not reduce any permitted amounts to be so made as specified herein;

(d)         Contingent Obligations existing on the Closing Date and described in Schedule 9.3(d) and Contingent Obligations relating to any Indebtedness permitted under subsection 9.1(a);

(e)          guarantees of obligations to third parties in connection with relocation of employees of the Borrower or any of its Subsidiaries, in an amount which, together with all loans and advances made pursuant to subsection 9.6(f), shall not exceed $7,500,000 at any time outstanding;

(f)            Contingent Obligations in connection with workmen’s compensation obligations and general liability exposure of the Borrower and its Subsidiaries; and

(g)         subordinated guarantees in respect of (i) Indebtedness permitted under subsection 9.1(i) and (ii) the Specified Debt issued by Subsidiaries of the Borrower which have also issued Guarantees; provided that such subordinated guarantees are subordinated to the Guarantees on substantially the same basis as such Indebtedness is subordinated to the Loans.

9.4  Prohibition of Fundamental Changes.  Enter into any merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or engage in any type of business other than of the same general type now conducted by it, except (a) for the transactions otherwise permitted pursuant to clause (b) of subsection 9.5, (b) any Domestic Subsidiary of the Borrower may be merged with and into the Borrower or a wholly owned Domestic Subsidiary of the Borrower, (c) any Foreign Subsidiary of the Borrower may be merged with and into the Borrower or a wholly owned Subsidiary of the Borrower, (d) Subsidiaries with a net book value not greater than $100,000 may be dissolved and (e) any Subsidiary may otherwise be dissolved; provided that upon dissolution, the assets of such Subsidiary are transferred to the Borrower or one of its wholly owned Domestic Subsidiaries (or, in the case of a dissolution of a Foreign Subsidiary, such assets are transferred to the Borrower or one of its wholly owned Subsidiaries) on the terms and subject to the conditions set forth in subsection 9.5(b).

9.5  Prohibition on Sale of Assets.  Convey, sell, lease (other than a sublease of real property), assign, transfer or otherwise dispose of (including through a transaction of merger or consolidation of any Subsidiary) any of its property, business or assets (including, without limitation, other payments and receivables but excluding leasehold interests), whether now owned or hereafter acquired, except:

(a)          for sales or other dispositions of inventory in the ordinary course of business;

(b)         that the Borrower or any Subsidiary of the Borrower may sell, lease, transfer, or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to, and any Subsidiary of the Borrower may merge with and into, the Borrower or a wholly owned Domestic Subsidiary of the Borrower (or, in the case of any Foreign Subsidiary of the Borrower, the Borrower or a wholly owned Subsidiary of the Borrower), and the Borrower or any Subsidiary of the Borrower may sell or otherwise dispose of, or part with control of any or all of, the Capital Stock of any Subsidiary to a wholly owned Domestic Subsidiary of the Borrower or the Borrower; provided that (i) no such transaction may be effected if it would result in the transfer of any assets of, or any Capital Stock of, the Borrower or a Subsidiary to, or the merger with and into, another Subsidiary all of the Capital Stock of which owned by the Borrower or any Subsidiary has not been pledged to the Administrative Agent and which has not guaranteed the obligations of the Borrower, for the benefit of the Lenders, under the Notes and this Agreement, and granted liens or security interests in favor of the Administrative Agent, for the benefit of the Lenders, on substantially all of its assets to secure such guarantee, pursuant to a guarantee, security agreement and other documentation reasonably satisfactory to the Administrative Agent and (ii) the Borrower shall not transfer all or substantially all of its assets pursuant to this paragraph;

(c)          leases of Fee Properties and other real property owned in fee;

(d)         any condemnation or eminent domain proceedings affecting any real property; provided that the parties hereto agree that the net proceeds received in connection with such proceeding shall be deemed not to constitute “Net Proceeds” if such net proceeds are reinvested in new or existing properties within eighteen months;

(e)          substantially like-kind exchanges of real property or equipment; provided that only any cash received by the Borrower or any Subsidiary of the Borrower in connection with such an exchange (net of all costs and expenses incurred in connection with such transaction or with the commencement of operation of real property received in such exchange) shall be deemed to be Net Proceeds and shall be applied as provided for in subsection 5.4(b)(iv);

(f)            for the sale or other disposition of any property that, in the reasonable judgment of the Borrower has become uneconomic, obsolete or worn out, and which is sold or disposed of in the ordinary course of business;

(g)         for the sale or other disposition of any property the aggregate amount of the net proceeds received in respect of which shall not exceed $10,000,000 during the term of this Agreement after the Closing Date; and

(h)         any sale or disposition of any interest in property; provided that (i) the net proceeds of any such sale shall constitute Net Proceeds only to the extent such net proceeds are not reinvested in new or existing properties within twelve months from the date of such sale, (ii) if the property so sold constituted Collateral under the Security Documents then any property purchased with the net proceeds thereof shall be mortgaged or pledged, as the case may be, for the benefit of the Lenders if required by subsection 8.9 and in accordance therewith and (iii) the aggregate outstanding amount of net proceeds held by the Borrower and its Subsidiaries at any time for reinvestment in respect of any property sold pursuant to this paragraph shall not exceed $15,000,000;

(i)             for the sale or other disposition of the Photography Division and the Recognition Division; provided that (i) 50% of the net proceeds shall constitute Net Proceeds to be applied to the Term Loans in accordance with subsection 5.4(b)(iv), (ii) 50% of the net proceeds of any such sale shall constitute Net Proceeds only to the extent such net proceeds are not reinvested in new or existing properties within twelve months from the date of such sale and (iii) if the property so sold constituted Collateral under the Security Documents then any property purchased with the net proceeds thereof shall be mortgaged or pledged, as the case may be, for the benefit of the Lenders if required by subsection 8.9 and in accordance therewith; and

(j)             any sale or other disposition of any minority interests in a joint venture or other Person.

9.6  Limitation on Investments, Loans and Advances.  Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of, or make any other investment in (including, without limitation, any acquisition of all or any substantial portion of the assets, and any acquisition of a business or a product line, of other companies, other than the acquisition of inventory in the ordinary course of business), any Person (except to the extent permitted by Section 9.7 or 9.11), except:

(a)          loans or advances, to the extent, in each case, the Indebtedness created thereby is permitted by subsection 9.1(d);

(b)         (i) any Subsidiary may make investments in the Borrower (by way of capital contribution or otherwise), (ii) the Borrower and any Subsidiary may make investments in, or create, any wholly owned Domestic Subsidiary (by way of capital contribution or otherwise) or make investments permitted by subsection 9.5(b); provided that, in any such case, the requirements of subsection 8.9 are satisfied, (iii) the Borrower and any Subsidiary may make investments in any Subsidiary financed with contributions of equity after the Closing Date directly or indirectly to the entity making such investment from the Investor Group or their Affiliates, and (iv) the Borrower and any Subsidiary may make investments in, or create, any Foreign Subsidiary (by way of capital contribution or otherwise) or make investments permitted by subsection 9.5(b); provided that (x) the requirements of subsection 8.9 are satisfied and (y) the aggregate amount at any one time of all investments in such Foreign Subsidiaries shall not exceed (I) $35,000,000 (plus the sum of any amounts dividended or distributed by such Foreign Subsidiaries to the Borrower or any Domestic Subsidiary), minus (II) the amount of any Indebtedness of any Foreign Subsidiary at any such time outstanding in accordance with subsection 9.1(j) or 9.3(c)(ii);

(c)          the Borrower and its Subsidiaries may (i) invest in, acquire and hold Cash Equivalents and Investment Grade Securities (ii) make loans in an aggregate amount at any time outstanding not to exceed $1,000,000 in connection with a sale of assets permitted by subsection 9.5;

(d)         the Borrower and its Subsidiaries may make payroll advances in the ordinary course of business (including advances against commissions);

(e)          the Borrower and its Subsidiaries may acquire and hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms (provided that nothing in this clause (e) shall prevent the Borrower or any of its Subsidiaries from offering such concessionary trade terms, or from receiving such investments, in connection with the bankruptcy or reorganization of their respective suppliers or customers or the settlement of disputes with such customers or suppliers arising in the ordinary course of business, as management deems reasonable in the circumstances);

(f)            the Borrower or any of its Subsidiaries may make travel and entertainment advances and relocation and other loans to officers and employees of the Borrower or any such Subsidiary; provided that the aggregate principal amount of all such loans and advances outstanding at any one time, together with the guarantees of such loans and advances made pursuant to subsection 9.3(e), shall not exceed $7,500,000 at any one time outstanding; and

(g)         the Borrower and its Subsidiaries may make expenditures to acquire all or a portion of the Capital Stock or assets of any Person engaged primarily in one or more businesses in which the Borrower and its Subsidiaries are engaged or directly related thereto; provided that, after giving pro forma effect to any such acquisition and the financing thereof, (i) the amount of the expenditures in connection with such acquisition does not exceed $30,000,000 without the prior written consent of the Required Lenders, (ii) the provisions of subsection 8.9 are satisfied, (iii) the Borrower is in compliance with subsections 9.9 and 9.10 as of the end of the immediately preceding fiscal quarter for which the appropriate financial information is available; provided that the last four fiscal quarters of Consolidated EBITDA (as may be adjusted for identified post acquisition cost savings reasonably agreed to by the Borrower and the Administrative Agent) of each acquired company, business or group of assets during the testing period shall be added for purposes of determining compliance with such subsections, and (iv) no Default or Event of Default has occurred and is continuing or would result therefrom; and

(h)         the Borrower or any of its Subsidiaries may make investments in, or loans or investments to or expenditures relating to, joint ventures or other Persons engaged primarily in one or more businesses in which the Borrower and its Subsidiaries are engaged or generally related thereto in an aggregate amount not to exceed (i) $20,000,000 in the aggregate after the Closing Date or (ii) $12,500,000 in the aggregate after the Closing Date in connection with expenditures relating to such investments (plus the sum of (A) any amounts dividended or distributed to the Borrower or any Domestic Subsidiary of the Borrower (whichever party is making such investment, loan or expenditure) by such joint venture or other Person, (B) the net cash proceeds of any issuance of Capital Stock by the Borrower to, or any capital contribution to the Borrower by, the Investor Group or its Affiliates (which has not been used to increase the Base Amount of Capital Expenditures permitted under subsection 9.7 for any period) and/or any incurrence of Indebtedness permitted under subsection 9.1(i) in respect of loans made by the Investor Group or its Affiliates and (C) any amounts from sales or distributions permitted by subsection 9.5(j)); provided that at the time of and after giving effect thereto no Default or Event of Default shall have occurred and be continuing or would result therefrom.

For purposes of this subsection 9.6, the payment, or intercompany loans or advances for such purpose, by the Borrower or any Subsidiary of expenses and operating costs of the Borrower or any Subsidiary (x) incurred in the ordinary course of business (provided that, any such payment by the Borrower or any Subsidiary of expenses and operating costs of Foreign Subsidiaries of the Borrower pursuant to this clause shall be promptly repaid by such Foreign Subsidiaries as soon as such Foreign Subsidiaries have funds available to make such repayment) or (y) incurred in association with the initial establishment, start up and capitalization of the Borrower and its Subsidiaries shall not be considered to be a loan, advance, dividend or other investment, and shall be permitted under this Agreement and such payments shall not reduce any permitted amounts to be so made as specified herein.

9.7  Capital Expenditures.  Make or commit to make any Capital Expenditures, except that the Borrower and its Subsidiaries may make or commit to make Capital Expenditures not exceeding the amount set forth below (the “Base Amount”) for each of the fiscal years or periods of the Borrower (or other period) set forth below:

Fiscal Year or Period	Base Amount

Closing Date to the end of FY 2000	$40,000,000
FY 2001	$50,000,000
FY 2002	$32,000,000
FY 2003	$30,000,000
FY 2004	$30,000,000
FY 2005 and thereafter	$30,000,000

provided that (i) for any period set forth above, the Base Amount set forth above may be increased by a maximum of 50% of the Base Amount for any such period by carrying over to any such period any portion of the Base Amount (as increased) not spent in the immediately preceding period, (ii) for each period of the Borrower, the Base Amount for such period set forth above shall be increased by the amount of any net cash proceeds from the issuance of Capital Stock of the Borrower to, or any capital contribution to the Borrower by, the Investor Group or its Affiliates and (iii) for each period of the Borrower, the Base Amount for such period set forth above shall be increased in the event any Person or assets of such Person (an “Acquired Person”) is acquired as permitted herein by an amount equal to 110% of the amount of capital expenditures (determined in accordance with GAAP) of such Acquired Person for the twelve months prior to the date it was acquired (“Acquired Capital Expenditures”); provided that, with respect to the fiscal year in which such Person becomes an Acquired Person, the Base Amount shall be increased by the product of (A) the Acquired Capital Expenditures of such Acquired Person times (B) a fraction, the numerator of which is the number of days remaining in the fiscal year of the Borrower in which such Acquired Person was acquired and the denominator of which is 365; and provided, further, that, notwithstanding anything to the contrary herein, additional Capital Expenditures may be made with net proceeds received in property sales or dispositions under subsection 9.5(g), 9.5(h) or 9.5(i).

9.8  Interest Rate Agreements.  Enter into, create, incur, assume or suffer to exist any Interest Rate Agreements or obligations in respect thereof except in the ordinary course of business for non-speculative purposes.

9.9  Debt to EBITDA.  At the last day of any fiscal quarter set forth below, permit the ratio (the “Leverage Ratio”) of Consolidated Indebtedness (excluding seasonal borrowings occurring in the third fiscal quarter of the Borrower which shall be calculated as the lesser of (i) $85,000,000 and (ii) the amount of Revolving Credit Loans outstanding on the date of such calculation) as of such day to Consolidated EBITDA for the period of twelve months ending on such day to be greater than the ratio set forth below for such fiscal quarter; provided that, for purposes of calculating Consolidated EBITDA, any costs related to employee and business terminations described in the definition of “consolidated net income” contained in the Offering Memorandum shall be excluded; and provided further that, with respect to any acquisition permitted by subsection 9.6(g), the last four fiscal quarters of Consolidated EBITDA (as may be adjusted for post acquisition cost savings reasonably agreed to by the Borrower and the Administrative Agent) of the acquired company shall be added for the purposes of calculating this ratio:

Fiscal Year	Fiscal Quarter	Ratio

2000	Fourth	6.00 to 1.00

2001	First	6.00 to 1.00
	Second	5.75 to 1.00
	Third	5.75 to 1.00
	Fourth	5.50 to 1.00

2002	First	5.25 to 1.00
	Second	5.25 to 1.00
	Third	5.00 to 1.00
	Fourth	4.75 to 1.00

2003	First	4.75 to 1.00
	Second	4.50 to 1.00
	Third	4.50 to 1.00
	Fourth	4.25 to 1.00

2004	First	4.25 to 1.00
	Second	4.00 to 1.00
	Third	4.00 to 1.00
	Fourth	3.75 to 1.00

2005	First	3.50 to 1.00
	Second	3.50 to 1.00
	Third	3.50 to 1.00
	Fourth	3.50 to 1.00

2006	First	3.00 to 1.00
	Second	3.00 to 1.00
	Third	3.00 to 1.00
	Fourth	3.00 to 1.00

2007	First	3.00 to 1.00
	Second	3.00 to 1.00
	Third	3.00 to 1.00
	Fourth	3.00 to 1.00

2008 and thereafter		3.00 to 1.00

9.10  Interest Coverage.  At the last day of any fiscal quarter set forth below, permit the Interest Coverage Ratio to be less than the ratio set forth below for such fiscal quarter; provided that, for purposes of calculating Consolidated EBITDA, any costs related to employee and business terminations described in the definition of  “consolidated net income” contained in the Offering Memorandum shall be excluded:

Fiscal Year	Fiscal Quarter	Interest Coverage Ratio

2000	Fourth	1.50 to 1.00

2001	First	1.50 to 1.00
	Second	1.50 to 1.00
	Third	1.50 to 1.00
	Fourth	1.65 to 1.00

2002	First	1.70 to 1.00
	Second	1.70 to 1.00
	Third	1.75 to 1.00
	Fourth	1.90 to 1.00

2003	First	1.90 to 1.00
	Second	2.00 to 1.00
	Third	2.00 to 1.00
	Fourth	2.25 to 1.00

2004	First	2.25 to 1.00
	Second	2.25 to 1.00
	Third	2.25 to 1.00
	Fourth	2.50 to 1.00

2005	First	2.75 to 1.00
	Second	2.75 to 1.00
	Third	2.75 to 1.00
	Fourth	2.75 to 1.00

2006	First	3.00 to 1.00
	Second	3.00 to 1.00
	Third	3.00 to 1.00
	Fourth	3.00 to 1.00

2007	First	3.00 to 1.00
	Second	3.00 to 1.00
	Third	3.00 to 1.00
	Fourth	3.00 to 1.00

2008 and thereafter		3.00 to 1.00

9.11  Limitation on Dividends.  Declare any dividends on any shares of any class of Capital Stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement or other acquisition of any shares of any class of Capital Stock, or any warrants or options to purchase such Capital Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any of its Subsidiaries; except that:

(a)          Subsidiaries may pay dividends to the Borrower or to Domestic Subsidiaries of the Borrower which are directly or indirectly wholly owned by the Borrower (or, in case of Foreign

Subsidiaries, to the Borrower or to Subsidiaries of the Borrower which are directly or indirectly wholly owned by the Borrower) and any Foreign Subsidiary of the Borrower organized under the laws of Ireland may pay dividends to its employee shareholders as part of such employee shareholders’ compensation package;

(b)         the Borrower and its Subsidiaries may pay or make dividends or distributions to any holder of its Capital Stock in the form of additional shares of Capital Stock of the same class and type;

(c)          the Borrower may repurchase shares of Capital Stock of the Borrower owned by former, present or future employees of the Borrower or its Subsidiaries or their assigns, estates and heirs; provided that the aggregate amount expended by the Borrower pursuant to this clause (c) shall not in the aggregate exceed (i) $7,500,000 in any fiscal year or (ii) $15,000,000 during the term of this Agreement after the Closing Date, plus any amounts contributed to the Borrower as a result of resales of such repurchased shares of Capital Stock;

(d)         the Borrower may redeem Preferred Stock or any outstanding Senior Subordinated Notes with the proceeds of the issuance of Capital Stock so long as such proceeds are not required to be applied to prepay any Loans pursuant to subsection 5.4(b)(i) and provided that the aggregate amount expended by the Borrower pursuant to this clause (d) shall not exceed $60,000,000 during the term of this Agreement after the Closing Date;

(e)          subject to compliance with subsection 5.4(b)(v), the Borrower may repurchase Class A common stock, Preferred Stock and other Capital Stock of the Borrower (the “Borrower Capital Stock”) or redeem any outstanding Senior Subordinated Notes with any Excess Cash Flow which is not applied to prepay the Term Loans in accordance with subsection 5.4(b)(v); provided that no Default or Event of Default exists at the time of, or would result from, such redemptions or repurchases;

(f)            the Borrower may repurchase Borrower Capital Stock and Senior Subordinated Notes; provided that (i) the aggregate amount expended by the Borrower pursuant to this clause (f) shall not exceed $25,000,000 during the term of this Agreement after the Closing Date, (ii) the Borrower is in pro forma compliance with the financial covenants as set forth in Section 9.9 and Section 9.10 (for purposes of this subsection 9.11(f) only, such pro forma compliance shall be determined after giving effect to such redemptions and repurchases, and any occurrence of Indebtedness in connection therewith, on a pro forma basis as of the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 8.1) and (iii) no Default or Event of Default exists at the time of, or would result from, such repurchases;

(g)         the Borrower may repurchase Borrower Capital Stock and Senior Subordinated Notes; provided that (i) the aggregate amount expended by the Borrower pursuant to this clause (g) shall not exceed $25,000,000 during the term of this Agreement after the Closing Date, (ii) the Senior Leverage Ratio is less than 3.00:1.00, determined after giving effect to such repurchases on a pro forma basis as of the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 8.1, and (iii) no Default or Event of Default exists at the time of, or would result from, such repurchases; and provided further that the Borrower shall not make such repurchases as set forth in this clause (g) until the Borrower has expended the total aggregate amount in respect of repurchases permitted pursuant to paragraph (f) of subsection 9.11;

(h)         the Borrower may repurchase Senior Subordinated Notes; provided that (i) the aggregate amount expended by the Borrower pursuant to this clause (h) shall not exceed $25,000,000 during the term of this Agreement after the Closing Date, (ii) the Senior Leverage Ratio is less than 2.75:1.00, determined after giving effect to such repurchases on a pro forma basis as of the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 8.1, and (iii) no Default or Event of Default exists at the time of, or would result from, such repurchases; and provided further that the Borrower shall not make such repurchases as set forth in this clause (h) until the Borrower has expended the total aggregate amount in respect of repurchases permitted pursuant to paragraphs (f) and (g) of subsection 9.11; and

(i)             Notwithstanding anything to the contrary in this Agreement, any holder of shares of the Borrower’s Class E common stock may exchange such shares for shares of the Borrower’s Class A common stock at any time.

9.12  Transactions with Affiliates.  Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate except for transactions which are otherwise permitted under this Agreement and which are in the ordinary course of the Borrower’s or a Subsidiary’s business and which are upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than it would obtain in a hypothetical comparable arm’s length transaction with a Person not an Affiliate; provided that nothing in this subsection 9.12 shall prohibit the Borrower or its Subsidiaries from engaging in the following transactions: (x) the performance of the Borrower’s or any Subsidiary’s obligations under any employment contract, collective bargaining agreement, employee benefit plan, related trust agreement or any other similar arrangement heretofore or hereafter entered into in the ordinary course of business, (y) the payment of compensation to employees, officers, directors or consultants in the ordinary course of business or (z) the maintenance of benefit programs or arrangements for employees, officers or directors, including, without limitation, vacation plans, health and life insurance plans, deferred compensation plans, and retirement or savings plans and similar plans, in each case, in the ordinary course of business.

9.13  Limitation on Changes in Fiscal Year.  Permit the fiscal year of the Borrower to end on a day other than on the Saturday closest to December 31 in any calendar year.

9.14  Limitation on Lines of Business.  Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower or any Subsidiary is engaged on the date of this Agreement (or which are directly related thereto or generally related  thereto, including, without limitation, the provision of goods or services related to educational institutions, parents and students and the recognition businesses).

9.15  Amendments to Certain Documents.  Amend, modify, waive or terminate any provisions of the Merger Agreement in a manner which is materially adverse to the Borrower or the Lenders, without the consent of the Administrative Agent, which consent shall not be unreasonably withheld.

9.16  Limitation on Prepayments and Amendments of Certain Debt.  (a) Optionally prepay, retire, redeem, purchase, defease or exchange, or make or arrange for any mandatory prepayment, retirement, redemption, purchase or defeasance of any Indebtedness outstanding pursuant to subsection 9.1(i) or with respect to any Specified Debt (other than (x) any redemption of the Specified Debt with proceeds of Permanent Subordinated Debt as permitted by subsection 9.1(c), (y) any refinancing of the Specified Debt contemplated in the definition thereof or (z) any redemption of Specified Debt or Preferred Stock (1) with the proceeds of the issuance of Capital Stock to the extent permitted by subsection 5.4(b)(i) and 9.11(d) or (2) to the extent permitted by subsections 9.11(e), (f), (g) and (h)), (b) waive, amend, supplement, modify, terminate or release any of the provisions of any such Indebtedness outstanding pursuant to subsection 9.1(i) if, after giving effect to such waiver, amendment, supplement, modification, termination or release, such Indebtedness would not have been permitted to be incurred pursuant to such subsection, or (c) waive, amend, supplement, modify, terminate or release any of the provisions with respect to any Specified Debt without the prior consent of the Administrative Agent, to the extent that any such waiver, amendment, supplement, modification, termination or release would be materially adverse to the Lenders.

SECTION 10.  EVENTS OF DEFAULT

Upon the occurrence and during the continuance of any of the following events:

(a)          The Borrower or the Canadian Borrower shall fail to (i) pay any principal of any Loan, Bankers’ Acceptance or Note when due in accordance with the terms hereof or thereof or to reimburse the Issuing Lender in accordance with subsection 3.8 or (ii) pay any interest on any Loan or Note or any fee or other amount payable hereunder within five days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or

(b)         Any representation or warranty made or deemed made by any Credit Party in any Credit Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c)          The Borrower shall default in the observance or performance of any agreement contained in subsection 8.7(a) or 8.9 or Section 9 of this Agreement; or

(d)         Any Credit Party shall default in the observance or performance of any other covenant or agreement contained in any Credit Document and such default shall continue unremedied for a period of 30 days; or

(e)          The Borrower or any of its Subsidiaries shall (i) default in any payment of principal of or interest on or other amounts in respect of any Indebtedness (other than the Loans, the Bankers’ Acceptances, the L/C Obligations and any inter-company debt) or Interest Rate Agreement or in the payment of any Contingent Obligation, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness, Interest Rate Agreement or Contingent Obligation was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness, Interest Rate Agreement or Contingent Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness, the party or parties to such Interest Rate Agreements or beneficiary or beneficiaries of such Contingent Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity, any applicable grace period having expired, such Interest Rate Agreement to be terminated, any applicable grace period having expired or such Contingent Obligation to become payable, any applicable grace period having expired; in each case; provided that the aggregate principal amount of all such Indebtedness, Interest Rate Agreements and Contingent Obligations under which a default exists or which would then become due or payable equals or exceeds $15,000,000; or

(f)            (i) The Borrower or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)         (i) Any Person shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other events or conditions shall occur or exist with respect to a Plan, and such event or condition, together with all other such events or conditions, relating to a Plan, if any, would be reasonably likely to subject the Borrower or any of its Subsidiaries to any tax, penalty or other liabilities in the aggregate resulting in a material adverse effect to the Borrower and its Subsidiaries taken as a whole; or

(h)         One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving in the aggregate a liability (to the extent not paid or reserved for or to the extent not covered by insurance or indemnities to the extent the Borrower, in its reasonable good faith judgment, believes that such judgment or decree will be paid when due by the parties providing such indemnities) of $15,000,000 or more and all such judgments or decrees shall not have been vacated, discharged, paid, stayed or bonded pending appeal within the time required by the terms of such judgment; or

(i)             Any Credit Document shall cease, for any reason, to be in full force and effect or any Credit Party or any of its Subsidiaries shall so assert in writing, or any Security Document shall cease to be effective to grant a perfected Lien on the collateral described therein with the priority purported to be created thereby (other than as a result of any action or inaction on the part of the

Administrative Agent or the Lenders), subject to such exceptions as may be permitted therein or herein, and in the case of any Security Agreement, such condition shall continue unremedied for 30 days after notice thereof to the Borrower by the Administrative Agent or any Lender; or

(j)             There shall have occurred a Change of Control; or

(k)          The subordination provisions of any document governing any Indebtedness permitted under subsection 9.1(c) or 9.1(i) (including, without limitation, the Senior Subordinated Notes) shall cease, for any reason, to be valid or any Credit Party or any of its Subsidiaries shall so assert in writing;

then, and in any such event, (a) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically (i) the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes shall immediately become due and payable, and (ii) all obligations of the Borrower in respect of the Letters of Credit, although contingent and unmatured, shall become immediately due and payable and the Issuing Lender’s obligations to issue the Letters of Credit shall immediately terminate and (b) if such event is any other Event of Default, so long as any such Event of Default shall be continuing, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Commitments and the Issuing Lender’s obligations to issue the Letters of Credit to be terminated forthwith, whereupon the Commitments and such obligations shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice of default to the Borrower, (A) declare all or a portion of the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes to be due and payable forthwith, whereupon the same shall immediately become due and payable, and (B) declare all or a portion of the obligations of the Borrower in respect of the Letters of Credit, although contingent and unmatured, to be due and payable forthwith, whereupon the same shall immediately become due and payable and/or demand that the Borrower discharge any or all of the obligations supported by the Letters of Credit by paying or prepaying any amount due or to become due in respect of such obligations.  All payments under this Section 10 on account of undrawn Letters of Credit shall be made by the Borrower directly to a cash collateral account established by the Administrative Agent for such purpose for application to the Borrower’s reimbursement obligations under subsection 3.8 as drafts are presented under the Letters of Credit, with the balance, if any, to be applied to the Borrower’s obligations under this Agreement and the Notes as the Administrative Agent shall determine with the approval of the Required Lenders.  Except as expressly provided above in this Section 10, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

SECTION 11.  THE ADMINISTRATIVE AGENT; THE CANADIAN FRONTING LENDER; THE SYNDICATION AGENT AND THE ISSUING LENDER

11.1  Appointment.  Each Lender hereby irrevocably designates and appoints JPMorgan Chase as the Administrative Agent and Deutsche Bank Securities Inc. as the Syndication Agent under this Agreement and irrevocably authorizes JPMorgan Chase as Administrative Agent and Deutsche Bank Securities Inc. as Syndication Agent for such Lender to take such action on its behalf under the provisions of the Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent or the Syndication Agent by the terms of the Credit Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent and  the Syndication Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Credit Documents or otherwise exist against the Administrative Agent or the Syndication Agent.

11.2  Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement and each of the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care, except as otherwise provided in subsection 11.3.

11.3  Exculpatory Provisions.  Neither the Administrative Agent, the Canadian Fronting Lender nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with the Credit Documents (except for its or such Person’s own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in the Credit Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or the Canadian Fronting Lender under or in connection with, the Credit Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Credit Documents or for any failure of any Credit Party to perform its obligations thereunder.  Neither the Administrative Agent nor the Canadian Fronting Lender shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, any Credit Document, or to inspect the properties, books or records of any Credit Party.

11.4  Reliance by Administrative Agent and Canadian Fronting Lender.  The Administrative Agent and the Canadian Fronting Lender shall be entitled to rely, and shall be fully protected in relying, upon any Note, entries maintained in the Register, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent and the Canadian Fronting Lender.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under any Credit Document unless it shall first receive such advice or concurrence of the Required Lenders (or, where a higher percentage of the Lenders is expressly required hereunder, such Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent and the Canadian Fronting Lender shall in all cases be fully protected in acting, or in refraining from acting, under any Credit Document in accordance with a request of the Required Lenders (unless a higher percentage of Lenders is expressly required), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

11.5  Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower or any other Credit Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall promptly give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders;

provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

11.6  Non-Reliance on Administrative Agent, Syndication Agent and Other Lenders.  Each Lender expressly acknowledges that neither the Administrative Agent, the Syndication Agent, the Canadian Fronting Lender nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent or the Canadian Fronting Lender hereafter taken, including any review of the affairs of the Credit Parties, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Canadian Fronting Lender, respectively, to any Lender.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent, the Syndication Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, the Syndication Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Credit Parties which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

11.7  Indemnification.  The Lenders agree to indemnify the Administrative Agent in its capacity as such and the Revolving Credit Lenders agree to indemnify the Canadian Fronting Lender in its capacity as such (in each case to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to the respective amounts of their respective Commitments (or, to the extent such Commitments have been terminated, according to the respective outstanding principal amounts of the Loans, Bankers’ Acceptances and the L/C Obligations and the respective obligations, whether as Issuing Lender or a Participating Lender, under the Letter of Credit), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent or the Canadian Fronting Lender, as applicable, in any way relating to or arising out of the Credit Documents or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Administrative Agent or the Canadian Fronting Lender, as applicable under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Administrative Agent’s or the Canadian Fronting Lender’s gross negligence or willful misconduct.  The agreements in this subsection 11.7 shall survive the repayment of the Loans and all other amounts payable hereunder.

11.8  The Administrative Agent in its Individual Capacity.  The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and its Subsidiaries as though the Administrative Agent were not the Administrative

Agent hereunder.  With respect to its Loans made or renewed by it and any Note issued to it, the Administrative Agent shall have the same rights and powers, duties and liabilities under the Credit Documents as any Lender and may exercise the same as though it were not the Administrative Agent and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

11.9  Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders.  If the Administrative Agent shall resign as Administrative Agent under the Credit Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders which successor agent shall, so long as no Event of Default has occurred and is continuing, be approved by the Borrower, which shall not unreasonably withhold its approval, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Notes.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under the Credit Documents.

11.10  Issuing Lender as Issuer of Letters of Credit.  Each Revolving Credit Lender hereby acknowledges that the provisions of this Section 11 shall apply to the Issuing Lender, in its capacity as issuer of the Letters of Credit, in the same manner as such provisions are expressly stated to apply to the Administrative Agent, except that obligations to indemnify the Issuing Lender shall be ratable among the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitments (or, if the Revolving Credit Commitments have been terminated, the outstanding principal amount of their respective Revolving Credit Loans and L/C Obligations and their respective participating interests in the outstanding Letters of Credit).

11.11  Administrative Agent as Joint and Several Creditor.  Solely for purposes of the pledge of shares of Jostens Can Investments B.V., a Netherlands corporation and Jostens International Holdings B.V., a Netherlands corporation, the Borrower and each Lender agree that the Administrative Agent shall be the joint and several creditor (together with the relevant Lenders) of each obligation of the Borrower towards each Lender under the Credit Documents, and that accordingly, the Administrative Agent will have its own independent right to demand performance by the Borrower of those obligations.  However, (i) any discharge of any such obligation to one of the Administrative Agent or a Lender shall, to the same extent, discharge the corresponding obligation owing to the other, and (ii) a Lender and the Administrative Agent shall not, by virtue of this subsection 11.11, be entitled to pursue the Borrower concurrently for the same obligation.

SECTION 12.  MISCELLANEOUS

12.1  Amendments and Waivers.  Except as otherwise expressly set forth in this Agreement, no Credit Document nor any terms thereof may be amended, supplemented, waived or modified except in accordance with the provisions of this subsection 12.1.  With the written consent of the Required Lenders, the Administrative Agent and the respective Credit Parties or their Subsidiaries may, from time to time, enter into written amendments, supplements or modifications hereto for the purpose of adding any provisions to any Credit Document to which they are parties or changing in any manner the rights of the Lenders or of any such Credit Party or its Subsidiaries thereunder or waiving, on such terms and conditions as the Administrative Agent may specify in such instrument, any of the requirements of any such Credit Document or any Default or Event of Default and its consequences; provided that:

(a)          no such waiver and no such amendment, supplement or modification shall (i) release all or substantially all of the collateral without the written consent of all Lenders or (ii) release collateral not required or permitted by any Credit Document to be released and which, in the aggregate with all other collateral released pursuant to this clause (a) (ii) (other than collateral released pursuant to the proviso to this clause (a)) during the calendar year in which such proposed release would be effected and the immediately preceding calendar year, has fair market value on the proposed date of release in excess of 20% of the fair market value of all collateral (including any Guarantee) on such date without the written consent of the Supermajority Lenders; provided that, notwithstanding the foregoing, this clause (a) shall not be applicable to and no consent shall be required for (i) releases of collateral in connection with any dispositions permitted by subsection 9.5, (ii) releases of collateral in accordance with subsection 12.11 or (iii) upon the reincorporation of the Borrower or any Subsidiary in a new jurisdiction or the creation of a new Subsidiary of the Borrower, any release of collateral in connection with the transfer of such released collateral to such reincorporated entity or new Subsidiary in compliance with subsection 9.4; provided that the Administrative Agent, in its sole discretion, determines that such release and transfer, together with any grant and perfection of a new Lien therein in favor of the Administrative Agent, will cause no material impairment of the value of the collateral taken as a whole, after giving effect to such release and transfer;

(b)         no such waiver and no such amendment, supplement or modification shall extend the final maturity date or termination date of any Loan or Commitment or the scheduled payment date of any installment of any Loan, or reduce the rate or extend the time of payment of interest thereon, or change the method of calculating interest thereon, or reduce or extend the time of payment of any fee payable to the Lenders hereunder, or reduce the principal amount thereof, or change the amount of any Lender’s Commitment or Commitment Percentage, or amend, modify or waive any provision of subsection 5.9(b) or this subsection 12.1 or reduce the percentage specified in the definition of Required Lenders or reduce the percentage specified in the definition of  Supermajority Lenders or consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document, in each case, without the prior written consent of each Lender directly affected thereby;

(c)          no such waiver and no such amendment, supplement or modification affecting the then Administrative Agent, the Canadian Fronting Lender or Issuing Lender shall amend, modify or waive any provision of Section 11 without the written consent of such Administrative Agent, Canadian Fronting Lender or Issuing Lender, as the case may be;

(d)         without the consent of each of the Lenders which are Revolving Credit Lenders and/or Tranche C Lenders only, each of the Tranche A Lenders may amend this Agreement and the Tranche A Term Notes to extend the maturities of the installments of the Tranche A Term Loans; without the consent of each of the Lenders which are Revolving Credit Lenders and/or Tranche A Lenders only, each of the Tranche C Lenders may amend this Agreement and the Tranche C Term Notes to extend the maturities of the installments of the Tranche C Term Loans; and without the consent of each of the Lenders which are holders of the Term Loans only, each of the Revolving Credit Lenders may amend this Agreement and the Revolving Credit Notes to extend the Revolving Credit Termination Date;

(e)          no such waiver, and no such amendment, supplement or modification shall amend, modify or waive the order of application of prepayments specified in subsection 5.4(a) or subsections 5.4(b)(i) through 5.4(b)(v) without the written consent of the holders of at least 51% of each of (i) the aggregate unpaid principal amount of the Term Loans, if any, and (ii) the Revolving Credit Commitments or, if the Revolving Credit Commitments are terminated, the aggregate unpaid principal amount of the Revolving Credit Loans (the Term Loans and the Revolving Credit Commitments of any Non-Funding Lender to be disregarded in determining such percentage at any time); and

(f)            no such waiver, and no such amendment, supplement or modification shall amend, modify or waive any provision of Section 4 without the written consent of the Canadian Fronting Lender if the Canadian Fronting Lender would be affected thereby;

any such waiver and any such amendment, supplement or modification described in this subsection 12.1 shall apply equally to each of the Lenders and shall be binding upon each Credit Party and its Subsidiaries, the Lenders, the Administrative Agent and the Issuing Lender and all future holders of the Notes and the Loans.  Any extension of a Letter of Credit by the Issuing Lender shall be treated hereunder as a new Letter of Credit.  In the case of any waiver, the Credit Parties, the Lenders, the Administrative Agent and Issuing Lender shall be restored to their former position and rights hereunder and under the outstanding Notes, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

12.2  Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy or telex, if one is listed), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when sent, confirmation of receipt received, or, in the case of telex notice, when sent, answerback received, addressed as follows in the case of the Borrower, the Canadian Borrower, the Administrative Agent, or the Canadian Fronting Lender and as set forth in Schedule I in the case of any Lender, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

The Borrower:	Jostens, Inc.
5501 Norman Center Drive
Minneapolis, Minnesota 55437
Attention: John Feenan
Telecopy: (612) 830-3293

In eWith a copy to:	Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166
Attention: Janet Vance, Esq.
Telecopy: (212) 351-4035

The Canadian Borrower:	Jostens Canada Ltd.
180-117 King Edward Street
Winnipeg, Manitoba R3H0Y3
Attention: Robert Sigurdson
Telecopy: (204) 774-8619

The Administrative Agent
and Swing Line Lender:	JPMorgan Chase Bank
1 Chase Manhattan Plaza, 8th floor
New York, New York 10081

Attention: M. Margaret Swales
Telecopy: (212) 552-5662

With a copy to:	JPMorgan Chase Bank
270 Park Avenue, 4th floor
New York, New York 10017
Attention: Neil Boylan
Telecopy: (212) 270-6637

The Canadian Fronting
Lender:	The Bank of Nova Scotia
Winnipeg Commercial Banking Centre
200 Portage Ave.
Winnipeg, Manitoba R3C 3X2
Attention: Terry Lambert
Telecopy: (204) 985-3106

provided that any notice, request or demand to or upon the Administrative Agent, the Canadian Fronting Lender or the Lenders pursuant to subsections 3.4, 3.5, 5.1, 5.2, 5.3 and 5.4 shall not be effective until received and; provided, further, that the failure to provide the copies of notices to the Borrower provided for in this subsection 12.2 shall not result in any liability to the Administrative Agent.

12.3  No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

12.4  Survival of Representations and Warranties.  All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement, the Letters of Credit and the Notes.

12.5  Payment of Expenses and Taxes.  The Borrower agrees (a) to pay or reimburse the Administrative Agent, the Canadian Fronting Lender, the Syndication Agent and the Co-Lead Arrangers for all their reasonable out-of-pocket costs and expenses incurred in connection with the development, negotiation, preparation and execution of the Credit Documents and any other documents prepared in connection herewith, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of one counsel to the Administrative Agent, the Canadian Fronting Lender, the Syndication Agent and the Co-Lead Arrangers, (b) to pay or reimburse all of the reasonable expenses, including without limitation, reasonable fees and expenses of counsel, incurred by the Administrative Agent and the Canadian Fronting Lender in connection with the administration of the facilities provided for herein or in connection with any amendments, waivers, work-outs or restructurings in respect thereof, (c) to pay or reimburse the Administrative Agent, the Canadian Fronting Lender, the Syndication Agent, the Co-Lead Arrangers, the Issuing Lender and each Lender for all their costs and expenses incurred in connection with, and to pay, indemnify, and hold the Administrative Agent, the Canadian Fronting Lender, the Syndication Agent, the Co-Lead Arrangers, the Issuing Lender and each Lender harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever arising out of or in connection with, the enforcement or preservation of any rights under any Credit Document and any such other documents, including, without limitation, reasonable fees and disbursements of counsel to the Administrative Agent, the Co-Lead Arrangers and each Lender incurred in connection with the foregoing and in connection with advising the Administrative Agent with respect to its rights and responsibilities under this Agreement and the documentation relating thereto, (d) to pay, indemnify, and to hold the Administrative Agent, the Syndication Agent, the Co-Lead Arrangers and each Lender harmless from any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes (other than withholding taxes), if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Credit Document and any such other documents, and (e) to pay, indemnify, and hold the Administrative Agent, the Syndication Agent, the Co-Lead Arrangers, the Canadian Fronting Lender, the Issuing Lender and each Lender and their respective Affiliates, officers, directors and trustees harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, reasonable fees and disbursements of counsel) which may be incurred by or asserted against the Administrative Agent, the Syndication Agent, the Co-Lead Arrangers, the Canadian Fronting Lender, the Issuing Lender or the Lenders or such Affiliates, officers, directors or trustees (x) arising out of or in connection with any investigation, litigation or proceeding related to this Agreement, the other Credit Documents, the proceeds of the Loans and the transactions contemplated by or in respect of such use of proceeds, or any of the other transactions contemplated hereby, whether or not the Administrative Agent, the Syndication Agent, the Co-Lead Arrangers, the Canadian Fronting Lender, the Issuing Lender or any of the Lenders or such Affiliates, officers, directors or trustees is a party thereto, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the Borrower, any of its Subsidiaries or any of the facilities and properties owned, leased or operated by the Borrower or any of its Subsidiaries, or (y) without limiting the generality of the foregoing, by reason of or in connection with the execution and delivery or transfer of, or payment or failure to make payments under, Letters of Credit (it being agreed that nothing in this subsection 12.5(d)(y) is intended to limit the Borrower’s obligations pursuant to subsection 3.8) (all the foregoing, collectively, the “indemnified liabilities”); provided that the Borrower shall have no obligation hereunder with respect to indemnified liabilities of the Administrative Agent, the Canadian Fronting Lender, the Syndication Agent, the Co-Lead Arrangers, the Issuing Lender or any Lender or any of their respective Affiliates, officers, directors and trustees arising from (i) the gross negligence or willful misconduct of the person seeking indemnification or (ii) legal proceedings commenced against the Administrative Agent, the Canadian Fronting Lender, the Syndication Agent, the Co-Lead Arrangers, the Issuing Lender or Lender by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such or (iii) legal proceedings commenced against the Administrative Agent, the Canadian Fronting Lender, the Syndication Agent, the Co-Lead Arrangers, the Issuing Lender or any such Lender by any Transferee (as defined in subsection 12.6).  Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert, and hereby waives (and shall cause the Subsidiaries not to assert and to waive) all rights for contribution or any other rights of recovery with respect to all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, under or related to Environmental Laws, that any of them might have by statute or otherwise against the Administrative Agent, the Syndication Agent, the Co-Lead Arrangers, the Canadian Fronting Lender, the Issuing Lender or any Lender.  The agreements in this subsection 12.5 shall survive repayment of the Loans and all other amounts payable hereunder.

12.6  Successors and Assigns; Participations and Assignments.  (a)  This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, the Syndication Agent, the Co-Lead Arrangers, all future holders of the Notes and the Loans, and their respective successors and assigns, except that no Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

(b)         Any Lender may, in the ordinary course of its commercial banking, lending or investment business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Loan owing to such Lender, any participating interest in the Letters of Credit of such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender hereunder.  In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note for all purposes under this Agreement and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Credit Documents.  The Borrower agrees that if amounts outstanding under this Agreement and the Notes are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Note to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any Note; provided that such right of setoff shall be subject to the obligation of such Participant to share with the Lenders, and the Lenders agree to share with such Participant, as provided in subsection 12.7.  The Borrower also agrees that each Participant shall be entitled to the benefits of subsections 3.10,5.11 and 5.12 with respect to its participation in the Letters of Credit and in the Commitments and the Loans outstanding from time to time as if it were a Lender; provided that no Participant shall be entitled to receive any greater amount pursuant to any such subsection than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.  Each Lender agrees that the participation agreement pursuant to which any Participant acquires its participating interest (or any other document) may afford voting rights to such Participant, or any right to instruct such Lender with respect to voting hereunder, only with respect to matters requiring the consent of either all of the Lenders hereunder or all of the Lenders holding the relevant Term Loans or Revolving Credit Commitments subject to such participation.

(c)          Subject to paragraph (g) of this subsection 12.6, any Lender (other than the Canadian Fronting Lender in its capacity as such) may, in the ordinary course of its commercial banking, lending or investment business and in accordance with applicable law, (i) at any time and from time to time assign all or any part of its rights and obligations under this Agreement and the Notes to any Lender or any Affiliate thereof; provided that, in the event of a sale of less than all of such rights and obligations, such assigning Lender after any such sale to any other Lender or any Affiliate of such Lender shall retain Commitments and/or Loans and/or L/C Participating Interests aggregating at least $5,000,000 (or such lesser amount as the Administrative Agent may determine) and (ii) with the consent of the Borrower (on its own behalf and on behalf of the Canadian Borrower) and the Administrative Agent (which in each case shall not be unreasonably withheld or delayed) at any time and from time to time assign to one or more additional banks, mutual funds or financial institutions or entities (each, an “Assignee”), all or any part of its rights and obligations under this Agreement and the Notes, pursuant to an Assignment and Acceptance, executed by such Assignee, such transferor Lender (and, in the case of an Assignee that is not then a Lender or an Affiliate thereof, by the Borrower (on its own behalf and on behalf of the Canadian Borrower) and the Administrative Agent), and delivered to the Administrative Agent for its acceptance and recording in the Register (as defined below); provided that (A) each such sale pursuant to clause (ii) of this subsection 12.6(c) shall be in a principal amount of at least $5,000,000 (or such lesser amount as the Administrative Agent and the Borrower may determine) unless the assigning Lender is transferring all of its rights and obligations and (B) in the event of a sale of less than all of such rights and obligations, such Lender after any such sale shall retain Commitments and/or Loans and/or L/C

Participating Interests aggregating at least $5,000,000 (or such lesser amount as the Administrative Agent and the Borrower may determine).  Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment as set forth therein, and (y) the assigning Lender thereunder shall, to the extent of the interest transferred, as reflected in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of a transferor Lender’s rights and obligations under this Agreement, such transferor Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of the indemnification provisions set forth in subsection 12.5).

(d)         The Administrative Agent, which for purposes of this subsection 12.6(d) only shall be deemed to be the agent of the Borrower, shall maintain at the address of the Administrative Agent referred to in subsection 12.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amounts of the Loans owing to, each Lender from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Credit Documents, notwithstanding any notice to the contrary.  Any assignment of any Loan or other obligation hereunder shall be effective only upon appropriate entries with respect thereto being made in the Register.  The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.  Upon recording any Assignment and Acceptance in respect of Revolving Credit Commitments and/or Revolving Credit Loans pursuant to this subsection 12.6(d), the Administrative Agent shall provide notice of the assignment provided for therein, together with a copy of such Assignment and Acceptance, to the Canadian Fronting Lender.

(e)          Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender or an Affiliate thereof, by the Borrower and the Administrative Agent), together with payment to the Administrative Agent of a registration and processing fee of $4,000 if the Assignee is not a Lender prior to the execution of such supplement and $1,000 otherwise, the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrower (no such assignment shall become effective unless and until so recorded); provided that, in the case of contemporaneous assignments by a Lender to more than one fund managed by the same investment advisor or an Affiliate of such investment advisor (which funds are not then Lenders hereunder), only a single $4,000 fee shall be payable for all such contemporaneous assignments.  On or prior to such effective date, the Borrower at its own expense, shall execute and deliver to the Administrative Agent (in exchange for any or all of the Term Loan Notes or Revolving Credit Notes of the assigning Lender, if any) new Term Loan Notes or Revolving Credit Notes, as the case may be, to the order of such Assignee (if requested) in an amount equal to the Revolving Credit Commitment or the Term Loans, as the case may be, assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment or any Term Loans hereunder, new Term Loan Notes or Revolving Credit Notes, as the case may be, to the order of the assigning Lender in an amount equal to the Commitment or such Term Loans, as the case may be, retained by it hereunder (if requested).  Such new Notes shall be dated the Closing Date and shall otherwise be in the form of the Notes replaced thereby.

(f)            The Administrative Agent, the Canadian Fronting Lender, the Syndication Agent, the Co-Lead Arrangers and the Lenders agree that they will use reasonable efforts to protect the confidentiality of any confidential information concerning the Borrower and its Subsidiaries and Affiliates.  Notwithstanding the foregoing, the Borrower authorizes each Lender to disclose (i) to its employees, officers, affiliates and advisors, who shall be bound by the confidentiality provisions hereof, (ii) to any regulatory authority as required by law, (iii) in connection with any enforcement or other legal action and (iv) to any Participant or Assignee (each, a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the Borrower and its Subsidiaries which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender’s credit evaluation of the Borrower and its Subsidiaries prior to becoming a party to this Agreement; provided that each Lender shall cause its respective prospective Transferees to agree in writing to protect the confidentiality of any confidential information concerning the Borrower and its Subsidiaries and Affiliates.

(g)         If, pursuant to this subsection 12.6, any interest in this Agreement or any Note is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the terms of this Agreement including without limitation subsection 5.11(d).

(h)         For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this subsection concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

12.7  Adjustments; Set-off.  (a)  If any relevant Lender (a “benefitted Lender”) shall at any time receive any payment of all or part of any of its Loans (other than C$ Prime Loans), L/C Participating Interests or participating interests in C$ Loans, as the case may be, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in clause (f) of Section 10, or otherwise) in a greater proportion than any such payment to and collateral received by any other relevant Lender, if any, in respect of such other relevant Lender’s Loans (other than C$ Prime Loans), L/C Participating Interests or participating interests in C$ Loans, as the case may be, or interest thereon, in each case except as otherwise contemplated by this Agreement such benefitted Lender shall purchase for cash from the other relevant Lenders such portion of each such other relevant Lender’s Loans (other than C$ Prime Loans), L/C Participating Interests or participating interests in C$ Loans, as the case may be, or shall provide such other relevant Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the relevant Lenders; provided that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.  The Borrower agrees that each Lender so purchasing a portion of another Lender’s Loans (other than C$ Prime Loans), L/C Participating Interests and/or participating interests in C$ Loans may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.  The Administrative Agent shall promptly give the Borrower notice of any set-off; provided that the failure to give such notice shall not affect the validity of such set-off.

(b)         In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon the filing of a petition under any of the provisions of the federal bankruptcy code or amendments thereto, by or against; the making of an assignment for the benefit of creditors by; the application for the appointment, or the appointment, of any receiver of, or of any substantial portion of the property of; the issuance of any execution against any substantial portion of the property of; the issuance of a subpoena or order, in supplementary proceedings, against or with respect to any substantial portion of the property of; or the issuance of a warrant of attachment against any substantial portion of the property of; the Borrower to set off and apply against any indebtedness, whether matured or unmatured, of the Borrower to such Lender, any amount owing from such Lender to the Borrower, at or at any time after, the happening of any of the above mentioned events, and as security for such indebtedness, the Borrower hereby grants to each Lender a continuing security interest in any and all deposits, accounts or moneys of Borrower then or thereafter maintained with such Lender, subject in each case to subsection 12.7(a) of this Agreement.  The aforesaid right of set-off may be exercised by such Lender against the Borrower or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of the Borrower, or against anyone else claiming through or against the Borrower or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by such Lender prior to the making, filing or issuance, or service upon such Lender of, or of notice of, any such petition; assignment for the benefit of creditors; appointment or application for the appointment of a receiver; or issuance of execution, subpoena, order or warrant.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

12.8  Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.  This Agreement shall become effective with respect to the Borrower, the Administrative Agent, the Syndication Agent and the Lenders when the Administrative Agent shall have received copies of this Agreement executed by the Borrower, the Administrative Agent, the Syndication Agent and the Lenders, or, in the case of any Lender, shall have received telephonic confirmation from such Lender stating that such Lender has executed counterparts of this Agreement or the signature pages hereto and sent the same to the Administrative Agent.

12.9  Governing Law; No Third Party Rights.  This Agreement and the Notes and the rights and obligations of the parties under this Agreement and the Notes shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.  This Agreement is solely for the benefit of the parties hereto and their respective successors and assigns, and, except as set forth in subsection 12.6, no other Persons shall have any right, benefit, priority or interest under, or because of the existence of, this Agreement.

12.10  Submission to Jurisdiction; Waivers.  (a)  Each party to this Agreement hereby irrevocably and unconditionally:

(i)                                     submits for itself and its property in any legal action or proceeding relating to this Agreement or any of the other Credit Documents, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(ii)                                  consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(iii)                               agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth in subsection 12.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto; and

(iv)                              agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

(b)         Each party hereto unconditionally waives trial by jury in any legal action or proceeding referred to in paragraph (a) above and any counterclaim therein.

12.11  Releases.  The Administrative Agent and the Lenders agree to cooperate with the Borrower and its Subsidiaries with respect to any sale or other disposition permitted by subsection 9.5 and promptly take such action and execute and deliver such instruments and documents necessary to release the liens and security interests created by the Security Documents relating to any of the assets or property affected by any such sale permitted by subsection 9.5, including, without limitation, any Uniform Commercial Code amendment, release or termination or partial release or termination statements.

12.12  Interest.  Each provision in this Agreement and each other Credit Document is expressly limited so that in no event whatsoever shall the amount paid, or otherwise agreed to be paid, by the Borrower for the use, forbearance or detention of the money to be loaned under this Agreement or any other Credit Document or otherwise (including any sums paid as required by any covenant or obligation contained herein or in any other Credit Document which is for the use, forbearance or detention of such money), exceed that amount of money which would cause the effective rate of interest to exceed the highest lawful rate permitted by applicable law (the “Highest Lawful Rate”), and all amounts owed under this Agreement and each other Credit Document shall be held to be subject to reduction to the effect that such amounts so paid or agreed to be paid which are for the use, forbearance or detention of money under this Agreement or such other Credit Document shall in no event exceed that amount of money which would cause the effective rate of interest to exceed the Highest Lawful Rate.  Notwithstanding any provision in this Agreement or any other Credit Document to the contrary, if the maturity of the Loans or the obligations in respect of the other Credit Documents are accelerated for any reason, or in the event of any prepayment of all or any portion of the Loans or the obligations in respect of the other Credit Documents by the Borrower or in any other event, earned interest on the Loans and such other obligations of the Borrower may never exceed the Highest Lawful Rate, and any unearned interest otherwise payable on the Loans or the obligations in respect of the other Credit Documents that is in excess of the Highest Lawful Rate shall be canceled automatically as of the date of such acceleration or prepayment or other such event and (if theretofore paid) shall, at the option of the holder of the Loans or such other obligations, be either refunded to the Borrower or credited on the principal of the Loans.  In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Highest Lawful Rate, the Borrower and the Lenders shall, to the maximum extent permitted by applicable law, amortize, prorate, allocate and spread, in equal parts during the period of the actual term of this Agreement, all interest at any time contracted for, charged, received or reserved in connection with this Agreement.

12.13  Special Indemnification.  Notwithstanding any provision in this Agreement to the contrary, (A) each Lender, or Transferee of any Lender pursuant to subsection 12.6(g) of this Agreement, shall indemnify the Borrower, the Canadian Borrower and the Administrative Agent, and hold each of them harmless against any and all payments, expenses or taxes which the Borrower, the Canadian Borrower or the Administrative Agent may become subject to or obligated to pay if and to the extent that, (i) on the Closing Date, the First Restatement Effective Date, the Second Restatement Effective Date or the effective date of transfer, as the case may be, such Lender, or such Transferee of a Lender pursuant to subsection 12.6(g) of this Agreement, (a) makes the representation and covenants set forth in subsection 5.11(d) of this Agreement and the Assignment and Acceptance, and (b) is not in fact also qualified to make the representation and covenants set forth in subsection 5.11(d) of this Agreement and the Assignment and Acceptance, and (ii) as a result of any Change in Law or compliance by such Lender, or Transferee, with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority the Borrower, the Canadian Borrower or the Administrative Agent is required to make any additional payments on account of U.S. withholding taxes and amounts related thereto with respect to any payments under this Agreement, any Note, or a Eurodollar Loan, made prior to such Change in Law or request or directive, none of which payments would have been required if such Lender, or Transferee, was qualified on the Closing Date, the First Restatement Effective Date, the Second Restatement Effective Date or the date of the transfer, as the case may be, to make the representation and covenants set forth in subsection 5.11(d) of this Agreement and the Assignment and Acceptance, as the case may be, and (B) each Lender, or Transferee of any Lender pursuant to subsection 12.6(g) of this Agreement, agrees that to the extent any amount payable by such Lender or Transferee pursuant to this subsection 12.13 remains unpaid on any Interest Payment Date or the date on which any prepayment is made, the Borrower or the Canadian Borrower, as the case may be, shall have the right to set-off against any payment due to such Lender or Transferee on such date any amounts owing to the Borrower or the Canadian Borrower, as the case may be, pursuant to this subsection 12.13.

12.14  Permitted Payments and Transactions.  Notwithstanding any provision to the contrary contained in this Agreement, the Borrower and its Subsidiaries shall be permitted to make payments (including fees and expenses) pursuant to or in respect of, the following agreements, and, in the case of clauses (a) and (d) below, to engage in the following transactions: (a) (i) the Agreement for Management and Advisory Services, between Investcorp International, Inc. (“III”) and the Borrower dated as of May 10, 2000, (ii) the Loan Financing Advisory Agreement between III and the Borrower dated as of  December 28, 1999 and (iii) the Merger Agreement; (b) agreements with any Person or Persons providing for the payment of customary fees in connection with serving as a director of the Borrower or any of its Subsidiaries; (c) agreements providing for the payment of commercially reasonable fees in connection with any permitted financing, refinancing, sale, transfer, sale and leaseback or other permitted disposition of any assets of the Borrower of any of its Subsidiaries; (d) the borrowing of any Indebtedness to the extent, and upon the terms and conditions, the same is expressly permitted under subsection 9.1; (e) agreements providing for commercially reasonable fees in connection with any permitted purchase or acquisition of stock or assets by the Borrower or any of its Subsidiaries; and (f) agreements relating to the payment of $2,500,000 in fees to certain members of the Borrower’s management in connection with the provision of transition services to the Borrower subsequent to the Merger, as more fully described in the Offering Memorandum.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in New York, New York by their proper and duly authorized officers as of the day and year first above written.

JOSTENS, INC., as Borrower

By:	/s/ John A. Feenan
Name: John A. Feenan
Title: Senior Vice President and CFO

JOSTENS CANADA LTD., as Canadian Borrower

By:	/s/ Robert C. Buhrmaster
Name: Robert C. Buhrmaster
Title: Chariman

JPMORGAN CHASE BANK, as Administrative Agent

By:	/s/ Neil R. Boylan
Name: Neil R. Boylan
Title: Managing Director

DEUTSCHE BANK SECURITIES INC., as Syndication Agent

By:	/s/ Charles W. Lockyer
Name: Charles W. Lockyer
Title: Director

SCHEDULE I TO THE
SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Lenders, Addresses and Commitments

[Intentionally Omitted]

SCHEDULE II
TO THE
SECOND AMENDED AND RESTATED CREDIT AGREEMENT

PRICING GRID

	Applicable Margin for Eurodollar Loans			Applicable Margin for ABR Loans			Commitment Fee Rate
Leverage Ratio	Tranche A Term Loans	Revolving Credit Loans	Tranche C Term Loans	Tranche A Term Loans	Revolving Credit Loans	Tranche C Term Loans
>5.50 to 1.00	3.25%	3.25%	2.75%	2.25%	2.25%	1.75%	.500%
<5.50 to 1.00 but> 5.00 to 1.00	3.00%	3.00%	2.75%	2.00%	2.00%	1.75%	.500%
<5.00 to 1.00 but > 4.50 to 1.00	2.75%	2.75%	2.75%	1.75%	1.75%	1.75%	.500%
<4.50 to 1.00 but > 4.00 to 1.00	2.50%	2.50%	2.75%	1.50%	1.50%	1.75%	.500%
< 4.00 to 1.00 but > 3.50 to 1.00	2.25%	2.25%	2.75%	1.25%	1.25%	1.75%	.375%
<3.50 to 1.00 but > 3.00 to 1.00	2.00%	2.00%	2.75%	2.00%	1.00%	1.75%	.375%
<3.00 to 1.00	1.75%	1.75%	2.50%	0.75%	0.75%	1.50%	.375%